Exhibit 2.1

ELECTRAMECCANICA VEHICLES CORP.

and

TEVVA MOTORS LIMITED

and

1432952 B.C. LTD.

and

1432957 B.C. LTD.

ARRANGEMENT AGREEMENT August 14, 2023

Table of Contents

Page

Article 1 – INTERPRETATION		2
1.01	Defined Terms.	2
1.02	Interpretation	19
1.03	Computation of Time	20
1.04	Currency	21
1.05	Accounting Matters	21
1.06	Knowledge	21
1.07	Schedules	21
1.08	Disclosure Letters	21
Article 2 – THE ARRANGEMENT		21
2.01	Arrangement	21
2.02	Interim Order	21
2.03	EMV Meeting	23
2.04	EMV Circular	24
2.05	Tevva Meeting	26
2.06	Tevva Circular	27
2.07	Holdco and Parentco Shareholder Approval	28
2.08	Final Order	28
2.09	Court Proceedings	29
2.10	Arrangement and Effective Date	29
2.11	Withholding Taxes	30
2.12	Tax Matters	30
2.13	Issue of Resulting Issuer Shares	30
2.14	U.S. Securities Law Matters	31
2.15	Adjustment of Consideration	32
2.16	Incentive Plan Matters	32
2.17	EMV Warrants	33
Article 3 – REPRESENTATIONS AND WARRANTIES		33
3.01	Representations and Warranties of EMV	33
3.02	Representations and Warranties of Tevva	33
3.03	Representations and Warranties of Holdco	34
3.04	Representations and Warranties of Parentco	34
Article 4 – COVENANTS		34
4.01	Conduct of Business of EMV	34
4.02	Conduct of Business of Tevva	38
4.03	Mutual Covenants	42
4.04	Additional Covenants of EMV Regarding the Arrangement	45
4.05	Additional Covenants of Tevva Regarding the Arrangement	46
4.06	Financing Assistance	47
4.07	Access to Information; Confidentiality	48

4.08	Notice and Cure Provisions	49
4.09	Insurance and Indemnification	50
4.10	Holdco Share Transfer	50
Article 5 – ADDITIONAL COVENANTS REGARDING EMV NON-SOLICITATION		51
5.01	EMV Non-Solicitation	51
5.02	Notification of EMV Acquisition Proposals	53
5.03	Responding to an EMV Acquisition Proposal	53
5.04	Tevva Right to Match	54
5.05	Breach by Subsidiaries and Representatives	56
Article 6 – ADDITIONAL COVENANTS REGARdING Tevva NON-SOLICITATION		57
6.01	Tevva Non-Solicitation	57
6.02	Notification of Tevva Acquisition Proposals	58
6.03	Breach by Subsidiaries and Representatives	58
Article 7 – CONDITIONS		58
7.01	Mutual Conditions Precedent	58
7.02	Additional Conditions Precedent to the Obligations of Tevva	60
7.03	Additional Conditions Precedent to the Obligations of EMV	61
7.04	Satisfaction of Conditions	62
Article 8 – TERMINATION		63
8.01	Termination	63
8.02	Effect of Termination	64
8.03	EMV Obligation to Pay EMV Termination Amount	64
8.04	Tevva Obligation to Pay Tevva Termination Amount	66
Article 9 – GENERAL PROVISIONS		67
9.01	Expenses	67
9.02	Amendments	68
9.03	Notices	68
9.04	Time of the Essence	70
9.05	Injunctive Relief	70
9.06	Third Party Beneficiaries	70
9.07	Waiver	70
9.08	Entire Agreement	70
9.09	Successors and Assigns	71
9.10	Severability	71
9.11	Governing law	71
9.12	Rules of Construction	71
9.13	No Liability	71
9.14	Counterparts	71

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of August 14, 2023,

BETWEEN

ELECTRAMECCANICA VEHICLES CORP., a corporation existing under the laws of the Province of British Columbia,

(“EMV”)

AND

TEVVA MOTORS LIMITED, a company registered in England and Wales with company number 08368694,

(“Tevva”)

AND

1432952 B.C. LTD., a corporation existing under the laws of the Province of British Columbia,

(“Holdco”)

AND

1432957 B.C. LTD., a corporation existing under the laws of the Province of British Columbia

(“Parentco”).

RECITALS:

A.	EMV and Tevva desire to combine and form the Resulting Issuer (as defined herein) to carry on the businesses of each of EMV and Tevva upon the completion of the transactions contemplated by this Agreement.

B.	The Parties desire to consummate the business combination contemplated by this Agreement by way of the Plan of Arrangement (as defined herein) pursuant to the BCBCA (as defined herein), immediately following which on a fully-diluted basis (i) EMV Securityholders (as defined herein) will collectively hold or be entitled to hold approximately 23.5% of the issued and outstanding share capital of the Resulting Issuer (as defined herein) and Tevva Securityholders (as defined herein) will collectively hold or be entitled to hold approximately 76.5% of the issued and outstanding share capital of the Resulting Issuer.

C.	Holdco and Parentco have each been incorporated under the laws of British Columbia for the purposes of facilitating the transactions contemplated in this Agreement and the Plan of Arrangement. Parentco is a wholly-owned Subsidiary (as defined herein) of Holdco.

D.	The EMV Board (as defined herein), after receiving financial and legal advice, has (i) determined that the transactions contemplated by this Agreement are in the best interests of EMV and EMV Shareholders (as defined herein), (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that EMV Shareholders vote in favour of the EMV Arrangement Resolution (as defined herein), all subject to the terms and conditions of this Agreement.

E.	The Tevva Board (as defined herein), after receiving financial and legal advice, has (i) determined that the transactions contemplated by this Agreement are in the best interests of Tevva and Tevva Shareholders (as defined herein), (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that Tevva Ordinary Shareholders vote in favour of the Tevva Transaction Resolutions (as defined herein), all subject to the terms and conditions of this Agreement.

F.	EMV has entered into the Tevva Voting Support Agreements (as defined herein) with the Tevva Locked-Up Shareholders (as defined herein), pursuant to which, among other things, such shareholders have agreed, subject to the terms and conditions thereof, to vote their Tevva Ordinary Shares (as defined herein) in favour of the Tevva Transaction Resolutions.

G.	Tevva has entered into the EMV Voting Support Agreements (as defined herein) with the EMV Locked-Up Shareholders (as defined herein), pursuant to which, among other things, such shareholders have agreed, subject to the terms and conditions thereof, to vote their EMV Shares (as defined herein) in favour of the EMV Arrangement Resolution.

H.	The Arrangement (as defined herein) provided for in the Plan of Arrangement will be carried out with the intention that all Resulting Issuer Shares (as defined herein) issued under the Arrangement will be issued by the Resulting Issuer in reliance on the exemption from the registration requirements of the U.S. Securities Act (as defined herein) provided by Section 3(a)(10) thereunder.

I.	Concurrent with the execution of this Agreement, EMV has agreed to provide Tevva with a secured loan facility in an aggregate principal amount of $6,000,000 pursuant to the terms of a facility agreement dated on or around the date of this Agreement between EMV (as lender) and Tevva (as borrower) (the “Facility Agreement”). The Facility (as defined in the Facility Agreement) includes the refundable deposit in the amount of $1,000,000 paid by EMV to Tevva pursuant to the non-binding letter of intent entered into between EMV and Tevva, dated June 28, 2023, which EMV and Tevva have agreed under the Facility Agreement will be treated in all respects as being part of the Facility.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1 –
INTERPRETATION

1.01	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“AEML” has the meaning specified in Section (h)(ii) of Schedule G;

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

“Agreement” means this arrangement agreement together with the Schedules attached hereto and the EMV Disclosure Letter and Tevva Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof;

“Amendment” means the amendments to be made to Tevva’s articles of association pursuant to Part B of the Tevva Transaction Resolutions;

“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Authorization” means, with respect to any person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the person;

“BCBCA” means the Business Corporations Act (British Columbia);

“Breaching Party” has the meaning specified in Section 4.08(c);

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in London, England, Phoenix, Arizona or Vancouver, British Columbia;

“CA 2006” the Companies Act 2006 (United Kingdom);

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act;

“Confidentiality Agreement” means the non-disclosure agreement dated April 10, 2023 between EMV and Tevva;

“Consents” has the meaning specified in Section (ii)(i) of Schedule G;

“Consideration” means, in respect of the consideration to be received by:

(a)	EMV Shareholders (other than EMV Shareholders that have validly exercised Dissent Rights), the Resulting Issuer Shares to be issued to EMV Shareholders upon the transfer to the Resulting Issuer of the EMV Shares pursuant to the Plan of Arrangement; and

(b)	Tevva Shareholders, the Resulting Issuer Shares to be issued to Tevva Ordinary Shareholders following the amalgamation of Holdco and Parentco to form the Resulting Issuer pursuant to the Plan of Arrangement.

“Constating Documents” means notices of articles, articles, articles of incorporation, association, amalgamation, or continuation, as applicable, by-laws, limited partnership agreements, shareholders’ agreements or other organizational or constating documents;

“Contract” means, with respect to any person, any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral) to which such person or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;

“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Tevva and EMV, each acting reasonably, for the purpose of, among other things, exchanging certificates representing EMV Shares for the Consideration in connection with the Arrangement;

“DGCL” means the General Corporation Law of the State of Delaware;

“Dissent Rights” means, in respect of the EMV Shareholders, the rights of dissent in respect of the Arrangement described in the Plan of Arrangement and the Interim Order;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“EMV” has the meaning specified in the preamble;

“EMV Acquisition Proposal” means, other than (x) the transactions contemplated by this Agreement, (y) any transaction involving only EMV and one or more of its wholly-owned Subsidiaries and (z) any transaction involving the sale of any or all of the EMV Solo Business, any offer, proposal or inquiry (written or oral) from any person or group of persons other than Tevva (or any affiliate or Subsidiary of Tevva) after the date of this Agreement, whether or not delivered to the EMV Shareholders, relating to:

(a)	any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of EMV and its Subsidiaries or of 20% or more of the voting or equity securities of EMV or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets of EMV and its Subsidiaries;

(b)	any take-over bid, exchange offer or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of EMV on a partially diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving EMV or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving EMV or any of its Subsidiaries;

“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated hereby to be considered at the EMV Meeting, substantially in the form of Schedule A;

“EMV Balance Sheet” has the meaning specified in Section (l) of Schedule F;

“EMV Board” means the board of directors of EMV as constituted from time to time;

“EMV Board Recommendation” has the meaning specified in Section 2.04(b)(iii);

“EMV Change in Recommendation” occurs or is made when:

(a)	the EMV Board or any committee thereof fails to publicly recommend the EMV Board Recommendation;

(b)	the EMV Board or any committee thereof withdraws, amends, modifies or qualifies the EMV Board Recommendation in a manner adverse to Tevva, or fails to publicly reaffirm (without qualification) the EMV Board Recommendation within five Business Days (and in any case prior to the EMV Meeting) after having been requested in writing by Tevva to do so;

(c)	the EMV Board or any committee thereof takes no position or a neutral position with respect to an EMV Acquisition Proposal for more than five Business Days after first learning of such EMV Acquisition Proposal (or if the EMV Meeting is scheduled to occur within such five Business Day period, prior to the Business Day before the EMV Meeting);

(d)	the EMV Board or any committee thereof takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the EMV Board or a committee thereof does not (i) support this Agreement or any of the transactions contemplated hereby or (ii) believe that this Agreement and the transactions contemplated hereby are in the best interests of the EMV Shareholders; or

(e)	the EMV Board or any committee thereof resolves or proposes to take any of the foregoing actions;

“EMV Circular” means the notice of the EMV Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and all information incorporated by reference therein, to be sent to EMV Shareholders in connection with the EMV Meeting, together with any other proxy statement which may be prepared in connection with the EMV Meeting, each as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and applicable law;

“EMV Data” means any and all information, including Personal Information, collected or otherwise controlled by EMV or its Subsidiaries about EMV’s or any of its Subsidiaries’ business, customers, independent contractors, temporary workers, EMV Employees or any other person;

“EMV Dilutive Securities” means, collectively, the EMV Options, the EMV RSUs, the EMV PSUs, the EMV DSUs and the EMV Warrants;

“EMV Disclosure Letter” means the disclosure letter executed by EMV and delivered to and accepted by Tevva as of the date of this Agreement;

“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;

“EMV Employee Plan” has the meaning specified in Section (v)(xv) of Schedule F;

“EMV Employees” means the employees of EMV and its Subsidiaries;

“EMV Fairness Opinion” means the opinion of the EMV Financial Advisor to the effect that, as of the date of such opinion based on and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the EMV Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the EMV Shareholders;

“EMV Financial Advisor” means Greenhill & Co. Canada Ltd., financial advisor to the EMV Board;

“EMV Financial Statements” means EMV’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2022 and December 31, 2021 (including the notes thereto) and related management’s discussion and analysis included in the EMV Public Record;

“EMV Incentive Plan” means the stock incentive plan of EMV effective May 29, 2020;

“EMV Key Consents” has the meaning specified in Section 4.04(b);

“EMV Leased Real Property” has the meaning specified in Section (n)(ii) of Schedule F;

“EMV Locked-Up Shareholders” means, collectively, those officers and directors of EMV and other EMV Shareholders who have entered into EMV Voting Support Agreements;

“EMV Meeting” means the meeting of EMV Shareholders, which may be, at the discretion of EMV, a special meeting or an annual general and special meeting, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;

“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan;

“EMV Owned IP” means the Intellectual Property owned or purported to be owned by EMV and all Intellectual Property Rights therein excluding any Intellectual Property and Intellectual Property Rights relating to the EMV Solo Business that is sold by EMV.

“EMV Owned Real Property” has the meaning specified in Section (n)(i) of Schedule F;

“EMV Personal Property” has the meaning specified in Section (n)(vi) of Schedule F;

“EMV Personal Property Lease” means a chattel or movable property lease, equipment lease, conditional sales contract or other similar agreement to which EMV is a party or under which EMV has rights to use EMV Personal Property;

“EMV Privacy Policy” means all external or internal policies (including website and application policies) relating to the processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by EMV, including any policy relating to the privacy of Personal Information of EMV Employees, customers, prospective customers and any user of any website or service operated by or on behalf of EMV;

“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;

“EMV Public Record” has the meaning specified in Section (j) of Schedule F;

“EMV Real Property” has the meaning specified in Section (n)(iii) of Schedule F;

“EMV Registered Owned IP” has the meaning specified in Section (dd)(i) of Schedule F;

“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;

“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV Options, the holders of EMV RSUs, the holders of EMV PSUs and the holders of EMV DSUs;

“EMV Shareholders” means the holders of the EMV Shares;

“EMV Shares” means the common shares in the capital of EMV;

“EMV Software” has the meaning specified in Section (ee)(i) of Schedule F;

“EMV Solo Business” means EMV’s business of designing and producing Solo G3 vehicles, including but not limited to: all new, demo and used Solo G3 vehicles (including those that EMV has repurchased from customers or other third parties pursuant to the United States National Highway Traffic Safety Administration recall); EMV’s inventory of parts, tools and auxiliaries relating to the Solo G3 vehicles; the owner and service manuals, policies, instructions, specifications, designs and other documentation owned by EMV relating to the Solo G3 vehicles; all EMV Owned IP relating to the Solo G3 vehicles and brand; and any liabilities relating to or associated with such business;

“EMV Superior Proposal” means any unsolicited bona fide written EMV Acquisition Proposal from a person who is an arm’s length third party to acquire not less than all of the outstanding EMV Shares (where such EMV Acquisition Proposal is in respect of the EMV Shares) or all or substantially all of the assets of EMV on a consolidated basis that:

(a)	complies with Securities Laws and did not result from or involve a breach of Article 5;

(b)	is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal;

(c)	is made available to all EMV Shareholders on the same terms and conditions;

(d)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(e)	is not subject to any due diligence or access condition; and

(f)	the EMV Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the EMV Acquisition Proposal, including all legal, financial, regulatory and other aspects of such EMV Acquisition Proposal and the party making such EMV Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the EMV Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Tevva pursuant to Section 5.04(b)), and (ii) that failure to recommend such EMV Acquisition Proposal to the EMV Shareholders would be inconsistent with the fiduciary duties of the EMV Board;

“EMV Superior Proposal Notice” has the meaning specified in Section 5.04(a)(iii);

“EMV Termination Amount” means $6,000,000;

“EMV Termination Amount Event” has the meaning specified in Section 8.03(b);

“EMV Third Party Software” has the meaning specified in Section (ee)(i) of Schedule F;

“EMV Voting Support Agreements” means the voting agreements dated the date hereof and made between Tevva and the EMV Locked-Up Shareholders setting forth the terms and conditions on which the EMV Locked-Up Shareholders have agreed to vote their EMV Shares in favour of the EMV Arrangement Resolution;

“EMV Warrants” means the outstanding purchase warrants to acquire EMV Shares;

“Encumbrances” means any mortgage, charge, deemed trust, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute;

“Environmental Laws” has the meaning specified in Section (bb) of Schedule F;

“Facility Agreement” has the meaning specified in the recitals to this Agreement;

“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Resulting Issuer Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Tevva, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Tevva, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Tevva, each acting reasonably) on appeal;

“Finance Documents” means:

(a)	the loan agreement dated October 29, 2020 entered into by Tevva and Barclays Bank plc;

(b)	the two loan agreements dated January 10, 2023 and May 2023 entered into by Tevva and Givia Pty Ltd as trustee for Yajilarra Trust;

(c)	the loan agreement and supplemental agreement each dated August 3, 2023 entered into by Tevva and Angel CoFund;

(d)	the loan agreement and supplemental agreement each dated August 3, 2023 and entered into by Tevva and TLG Fund I, LP; and

(e)	the deed of priority dated August 3, 2023 and entered into between Tevva, Givia Pty Ltd as trustee for Yajilarra Trust, Angel CoFund and TLG Fund ILP, and the Security Documents;

“Financing Approval Date” has the meaning specified in Section 4.02(c);

“Financing Matter” has the meaning specified in Section 4.06(a);

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, including without limitation the UK Secretary of State in the Cabinet Office, (b) any subdivision or authority of any of the above, including without limitation the UK Investment Security Unit, (c) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (d) any stock exchange;

“Hazardous Substances” has the meaning specified in Section (bb) of Schedule F;

“Holdco” has the meaning specified in the preamble;

“Holdco Arrangement Resolution” means a resolution of the sole Holdco shareholder prior to the consummation of the transactions contemplated hereby (being the Initial Holdco Shareholder), approving the Arrangement and the transactions contemplated hereby, substantially in the form of Schedule C;

“Holdco Share” means a common share in the capital of Holdco;

“Holdco Share Transfer” has the meaning specified in Section 4.10;

“Holdco Shareholders” means the holders of legal and beneficial interest in shares in the capital of Holdco that have conveyed their respective Tevva Shares to Holdco pursuant to the Holdco Share Transfer;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Indemnified Parties” has the meaning specified in Section 4.09(b);

“Initial Holdco Shareholder” means Michael Bridge, as sole shareholder of Holdco as of the date hereof;

“Intellectual Property” means intellectual property, technology, and information of whatever nature or kind, in all cases whether or not subject to any Intellectual Property Rights and whether or not fixed in any medium or reduced to practice, including without limitation (a) software, source code and source materials; (b) business names, service marks, trade names, domain names, trading styles, logos, Trade Secrets, industrial designs, social media accounts, and copyrights; (c) inventions, invention disclosures, formulae, product formulations, processes and processing methods, technology and techniques; (d) know-how, trade secrets, research and technical data; (e) studies, findings, algorithms, instructions, guides, manuals and designs; and (f) brand names;

“Intellectual Property Rights” means: (a) any and all worldwide proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, works, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing, and (b) any and all applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing;

“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Resulting Issuer Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Tevva, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Tevva, each acting reasonably;

“Investor Majority Consent” means the consent required pursuant to Part 1 of Schedule 3 of the Investment Agreement approving the Amendment and all (if any) aspects of the Arrangement which require such consent;

“Issued Shares” has the meaning specified in Section (f)(i) of Schedule G;

“IT Systems” means, with respect to any person, the computer, information technology, data processing, and communications systems, components facilities and services used by the person in the conduct of their businesses, including all Software, hardware, networks, interfaces, platforms, databases, operating systems, websites, website content, links, and equipment relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format and related systems and services;

“ITEPA 2003” has the meaning specified in Section (t)(ix) of Schedule G;

“law” means, with respect to any person, any and all applicable laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, by-law, protocol, policy, guidance, notice and procedure or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, as amended;

“Material Adverse Change” means, in respect of any person, any fact or state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such facts, changes, events, occurrences, effects or circumstances, is or could reasonably be expected to be material and adverse to the business, operations, results of operations, prospects, assets, properties, capitalization, financial condition or liabilities (contingent or otherwise) of the person and its Subsidiaries, taken as a whole, except, any such change, event, occurrence, effect, or circumstance resulting from:

(a)	any change affecting the industries in which that person and its Subsidiaries operate;

(b)	any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(c)	any change in U.S. GAAP or IFRS;

(d)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada, the United Kingdom or the United States;

(e)	any adoption, proposed implementation or change in applicable law or any interpretation thereof by any Governmental Entity;

(f)	any action taken by that person or any of its Subsidiaries which is required to be taken pursuant to this Agreement;

(g)	any actions taken (or omitted to be taken) upon the request of Tevva (in respect of EMV) or EMV (in respect of Tevva) in accordance with the provisions of this Agreement;

(h)	the announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby; or

(i)	any change in the market price or trading volume of any securities of that person (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Change has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of that person trade, provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on that person and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the relevant industry or industries in which that person and its Subsidiaries operates;

“Material Contract” means, in respect of any person, any Contract (whether held by such person or a Subsidiary of such person):

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Change on such person;

(b)	relating to any direct or indirect guarantee of any liabilities or obligations of a third party (other than Ordinary Course endorsements for collection) in excess of $150,000 in the aggregate;

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset;

(d)	restricting the incurrence of indebtedness by such person or any of its Subsidiaries (including by requiring the granting of an equal and rateable Encumbrance) or the incurrence of any Encumbrances on any properties or assets of the such person or any of its Subsidiaries, or restricting the payment of dividends by such person;

(e)	under which such person or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $150,000 over the remaining term, other than employment contracts providing annual remuneration of less than $150,000;

(f)	that creates an exclusive dealing arrangement or right of first or last offer or refusal;

(g)	providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset other than in the Ordinary Course;

(h)	providing for the establishment, organization or formation of any joint venture or similar arrangement;

(i)	that limits or restricts (A) the ability of such person or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (B) the scope of third parties to whom such person or any of its Subsidiaries may sell products or deliver services;

(j)	solely with respect to EMV, that it is required to file as an exhibit to a filing made or required to be made with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; or

(k)	that is otherwise material to such person and its Subsidiaries, taken as a whole;

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

“Nasdaq” means The Nasdaq Stock Market LLC;

“Orders” has the meaning specified in Section (v)(xi) of Schedule F;

“Ordinary Course” means, with respect to an action taken by a person, that such action is consistent with the past practices of the person and is taken in the ordinary course of the normal day-to-day operations of the business of the person;

“Outside Date” means January 31, 2023, or such later date as may be agreed to in writing by the Transacting Parties;

“Parentco” has the meaning specified in the preamble;

“Parentco Arrangement Resolution” means a resolution of the sole Parentco shareholder prior to the consummation of the transactions contemplated hereby (being Holdco), approving the Arrangement and the transactions contemplated hereby, substantially in the form of Schedule D;

“Parties” means EMV, Tevva, Holdco and Parentco, and “Party” means any one of them;

“Pension Scheme” means The People’s Pension Scheme provided by B & CE Financial Services Limited;

“Pensionable Employees” has the meaning specified in Section (s)(xxx) of Schedule G;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity;

“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Personal Information” means information in the possession of or under the control of the applicable Party about an identifiable individual, including personal health information, and personnel records of employees, but does not include the name, title or business address or business telephone number of an employee or the business contact information of an individual that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession and for no other purpose;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule E, subject to any amendments or variations to such plan made in accordance with Section 9.01 or made at the direction of the Court in the Final Order with the prior written consent of EMV and Tevva, each acting reasonably;

“Proceeding” means any court, tribunal, regulatory or similar proceeding (whether civil, administrative, quasi-criminal or criminal), arbitration and other alternative dispute settlement procedure, investigation, charge, indictment, demand, appeal, review, request for information or inquiry before or by any Governmental Entity;

“PSC Register” has the meaning specified in Section (g)(ii) of Schedule G;

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration or filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by law or a Governmental Entity, in each case in connection with the transactions contemplated hereby, including the Arrangement;

“Representative” means, with respect to a person, any officer, director, employee, representative (including any financial or other advisor) or agent of such person or of any of its Subsidiaries;

“Resulting Issuer” means the corporation to be formed under the laws of the Province of British Columbia by the amalgamation of Holdco and Parentco pursuant to the Arrangement;

“Resulting Issuer Share” means a common share in the capital of the Resulting Issuer;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Authorities” means the Nasdaq, the British Columbia Securities Commission, the SEC and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada or in the United States;

“Securities Laws” means the Securities Act (British Columbia) together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the U.S Exchange Act, the U.S. Securities Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the Nasdaq, the Financial Services and Markets Act (United Kingdom), Prospectus Regulation (United Kingdom) and other securities laws, rules and regulations applicable in the United Kingdom;

"Security Documents” means:

(a)	the debenture created by Tevva on 10 January 2023 in favour of Givia Pty Ltd as trustee for Yajilarra Trust;

(b)	the debenture created by Tevva on August 3, 2023 in favour of Angel CoFund; and

(c)	the debenture created by Tevva on August 3, 2023 in favour of TLG Fund I, LP;

“Software” means software programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data designations and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequences and organization, screen displays and report layouts;

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement;

“Tax Act” means the Income Tax Act (Canada);

“Tax Law” means the Tax Act, and any other comparable law relating to Taxes, Tax Returns, and/or the administration of either, in each instance, of or by any jurisdiction or Governmental Entity to which a Party is subject;

“Tax Returns” means any and all (a) returns, assessments, reports, declarations, elections, claims for refunds, notices, forms, designations, information returns, statements and other written information, whether in tangible, electronic or other form (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, (b) schedules and attachments to any of the items referred to in clause (a) of this definition, and (c) any amendments to any of the items referred to in clauses (a) or (b) of this definition;

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs and/or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (a) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;

“Terminating Party” has the meaning specified in Section 4.08(c);

“Termination Notice” has the meaning specified in Section 4.08(c);

“Tevva” has the meaning specified in the preamble;

“Tevva Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Tevva and one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any person or group of persons other than EMV (or any affiliate or Subsidiary of EMV) after the date of this Agreement, whether or not delivered to the Tevva Shareholders, relating to:

(a)	any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Tevva and its Subsidiaries or of 20% or more of the voting or equity securities of Tevva or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets of Tevva and its Subsidiaries;

(b)	any take-over bid, exchange offer or other transaction that, if consummated, would result in such person or group of persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of Tevva on a partially diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Tevva or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving Tevva or any of its Subsidiaries;

“Tevva A Ordinary Shares” means the A Ordinary Shares of £0.000001538 each in the capital of Tevva;

“Tevva Arrangement Resolution” means the ordinary resolution of the Tevva Ordinary Shareholders, in their capacity as Tevva Ordinary Shareholders and in their capacity as, at the Effective Time, Holdco Shareholders, substantially in the form of Part A of Schedule B, which shall adopted only if approved by not less than 66 2/3% of the votes cast in a poll vote;

“Tevva Balance Sheet” has the meaning specified in Section (j) of Schedule G;

“Tevva Board” means the board of directors of Tevva as constituted from time to time;

“Tevva Board Recommendation” has the meaning specified in Section 2.06(b)(iii)(A);

“Tevva Change in Recommendation” occurs or is made when:

(a)	the Tevva Board or any committee thereof fails to publicly recommend the Tevva Board Recommendation;

(b)	the Tevva Board or any committee thereof withdraws, amends, modifies or qualifies the Tevva Board Recommendation in a manner adverse to EMV, or fails to publicly reaffirm (without qualification) the Tevva Board Recommendation within five Business Days (and in any case prior to the EMV Meeting) after having been requested in writing by EMV to do so;

(c)	the Tevva Board or any committee thereof takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Tevva Board or a committee thereof does not (i) support this Agreement or any of the transactions contemplated hereby or (ii) believe that this Agreement and the transactions contemplated hereby are in the best interests of the Tevva Shareholders; or

(d)	the Tevva Board or any committee thereof resolves or proposes to take any of the foregoing actions;

“Tevva Circular” means the notice of the Tevva Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and all information incorporated by reference therein, to be sent to the Tevva Shareholders in connection with the Tevva Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“Tevva Data” means any and all information, including Personal Information, collected or otherwise controlled by Tevva or its Subsidiaries about Tevva’s or its Subsidiaries’ business, customers, independent contractors, temporary workers, Tevva Employees or any other person;

“Tevva Disclosure Letter” means the disclosure letter executed by Tevva and delivered to and accepted by EMV as of the date of this Agreement;

“Tevva Eligible Holder” means a Tevva Shareholder that is (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Tevva Employee Plan” has the meaning specified in Section (s)(xxix) of Schedule G;

“Tevva Employees” means any person employed by Tevva or any of its Subsidiaries under a contract of employment;

“Tevva Financial Statements” means Tevva’s audited consolidated financial statements for the accounting periods ended December 31, 2022 and December 31, 2021 (including the notes thereto);

“Tevva Key Consents” has the meaning specified in Section 4.05(a)(ii);

“Tevva Leased Real Property” has the meaning specified in Section (l)(ii) of Schedule G;

“Tevva Locked-Up Shareholders” means collectively, those officers and directors of Tevva and other Tevva Shareholders who have entered into Tevva Voting Support Agreements;

“Tevva Matching Period” has the meaning specified in Section 5.04(a)(v);

“Tevva Meeting” means the meeting of Tevva Ordinary Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the Tevva Arrangement Resolution;

“Tevva Options” means the outstanding stock options to purchase Tevva Ordinary Shares;

“Tevva Ordinary Shareholders”” means the holders of Tevva Ordinary Shares;

“Tevva Ordinary Shares” means the ordinary shares of £0.00001538 each in the capital of Tevva;

“Tevva Owned IP” means the Intellectual Property owned or purported to be owned by Tevva and its Subsidiaries and all Intellectual Property Rights therein;

“Tevva Owned Real Property” has the meaning specified in Section (l)(i) of Schedule G;

“Tevva Personal Property” has the meaning specified in Section (l)(viii) of Schedule G;

“Tevva Personal Property Lease” means a chattel or movable property lease, equipment lease, conditional sales contract or other similar agreement to which Tevva is a party or under which it has rights to use Tevva Personal Property;

“Tevva Privacy Policy” means all external or internal policies (including website and application policies) relating to the processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by Tevva, including any policy relating to the privacy of Personal Information of Tevva Employees, customers, prospective customers and any user of any website or service operated by or on behalf of Tevva;

“Tevva Real Property” has the meaning specified in Section (l)(iii) of Schedule G;

“Tevva Registered Owned IP” has the meaning specified in Section (aa)(i) of Schedule G;

“Trade Secrets” means confidential know how, methods, proprietary and non-public supplier and technical information, designs, technology, schematics, patterns, formulae, compilations, data, processes, or plans used or owned by a person in the development, production or exploitation of any products or services or related intellectual property rights or other assets, or that otherwise derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use;

“Tevva Shareholders” means holders of Tevva Shares, including for certainty any person who acquires a Tevva Share (whether by exercise of convertible security or otherwise) following the execution of this Agreement;

“Tevva Shares” means the Tevva Ordinary Shares and the Tevva A Ordinary Shares;

“Tevva Securityholders” means Tevva Shareholders, holders of Tevva Options, holders of Tevva Warrants and holders of Tevva indebtedness that is on its terms convertible into Tevva Shares;

“Tevva Software” has the meaning specified in Section (bb)(i) of Schedule G;

“Tevva Termination Amount” means $6,000,000;

“Tevva Termination Amount Event” has the meaning specified in Section 8.04(b);

“Tevva Third Party Software” has the meaning specified in Section (bb)(i) of Schedule G;

“Tevva Transaction Resolutions” means (a) the resolutions of Tevva Ordinary Shareholders to be considered at the Tevva Meeting approving the Amendment, (b) the Tevva Arrangement Resolution, (c) the resolutions of Tevva Ordinary Shareholders to be considered at the Tevva Meeting approving the other transactions contemplated hereby, substantially in the form of Schedule B, and such other resolution as each of Tevva and EMV agree mutually agree in writing are reasonably necessary in order to give effect to the transactions contemplated by this Agreement;

“Tevva Voting Support Agreements” means the voting agreements dated the date hereof and made between EMV and the Tevva Locked-Up Shareholders setting forth the terms and conditions on which the Tevva Locked-Up Shareholders have agreed (a) to vote their Tevva Ordinary Shares in favour of the Tevva Transaction Resolutions, and (b) to enter into the documents required to effect the transfer of their Tevva Shares to Holdco;

“Tevva Warrants” means the outstanding warrants to purchase Tevva Shares;

“Tevva Worker” means any person who personally performs work for Tevva or any of its Subsidiaries but who is not a Tevva Employee, in business on their own account or in a client/customer relationship with Tevva or any of its Subsidiaries;

“Tilbury Lease” has the meaning specified in Section 4.05(e);

“Transacting Parties” means EMV and Tevva, and “Transacting Party” means any one of them;

“UK Employment Laws” means all laws applying in England and Wales from time to time which affect contractual or other relations between an employer and their employees or workers including (but not limited to) all legislation and any claim arising under European treaty provisions or directives (as any such treaties or directives apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11 p.m. on January 31, 2020) which, in either case, are enforceable against Tevva or its Subsidiaries by any Tevva Employee or Tevva Worker;

"UK Investment Security Unit" means the Investment Security Unit in the Cabinet Office, which is responsible for the operation of the UK NSIA;

"UK NSIA" means the National Security and Investment Act 2021 (United Kingdom);

"UK Secretary of State in the Cabinet Office" means the Secretary of State in the Cabinet Office acting as decision maker for the purposes of the UK NSIA;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. GAAP” means generally accepted accounting principles in the United States of America that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time; and

“U.S. Securities Act” means the United States Securities Act of 1933.

1.02	Interpretation

The following rules of interpretation shall apply in this Agreement unless something in the subject matter or context is inconsistent therewith:

(a)	the singular includes the plural and vice versa;

(b)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)	the headings in this Agreement form no part of this Agreement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(d)	all references in this Agreement shall be read with such changes in number and gender that the context may require;

(e)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Agreement;

(f)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;

(g)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement, shall not apply;

(h)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(i)	any reference to a statute is a reference to the applicable statute and to any rules and regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute, rule or regulation that has the effect of supplementing or superseding such statute, rule or regulation;

(j)	unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a specific agreement, Contract or document in this Agreement is to that agreement, Contract or document, including all schedules, appendices and exhibits thereto, in its current form or as it may from time to time be amended, supplemented, varied, novated, extended, altered, replaced or changed;

(k)	in this Agreement, an agreement, representation or warranty for two or more persons is for the benefit of them jointly and each of them individually and an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. A reference to a group of persons or things is a reference to them jointly or individually; and

(l)	the words “written” or “in writing” include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.03	Computation of Time

In this Agreement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

1.04	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.05	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of:

(a)	EMV shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made shall be made in accordance with U.S. GAAP consistently applied; and

(b)	Tevva shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in accordance with IFRS consistently applied.

1.06	Knowledge

(a)	Where any representation or warranty is expressly qualified by reference to the knowledge of EMV it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Susan Docherty and Conark Shah; and

(b)	Where any representation or warranty is expressly qualified by reference to the knowledge of Tevva it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Harry Hatchwell and David Mackey.

1.07	Schedules

The Schedules attached to this Agreement shall be deemed for all purposes to be and form an integral part of this Agreement.

1.08	Disclosure Letters

Each of the EMV Disclosure Letter and the Tevva Disclosure Letter and all information contained therein constitutes confidential information of EMV and Tevva, respectively, and is subject to the terms and conditions of the Confidentiality Agreement.

Article 2 –
THE ARRANGEMENT

2.01	Arrangement

The Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

2.02	Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event in sufficient time to hold the EMV Meeting in accordance with Section 2.03 and the Tevva Meeting in accordance with Section 2.05, each of EMV on the one hand and Tevva on the other hand shall apply to the Court in a manner and on terms acceptable to the other, acting reasonably, pursuant to Part 9, Division 5 of the BCBCA and, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement, the EMV Meeting and the Tevva Meeting, and for the manner in which such notice is to be provided;

(b)	confirmation of the record date for the purposes of determining (i) the EMV Shareholders entitled to receive of notice of and to vote at the EMV Meeting and (ii) the Tevva Shareholders entitled to receive of notice of and to vote at the Tevva Meeting;

(c)	that the required level of approval for the

(i)	EMV Arrangement Resolution shall be 66 2⁄3% of the votes cast on the EMV Arrangement Resolution by EMV Shareholders present in person or represented by proxy at the EMV Meeting, voting together as a single class and

(ii)	the Tevva Transaction Resolutions (without limiting any other requirement of applicable law) shall be 66 2⁄3% or 75% (as applicable) of the votes cast on the Tevva Transaction Resolutions by Tevva Ordinary Shareholders present in person or represented by proxy at the Tevva Meeting, voting together as a single class;

(d)	that in all other respects, the terms, restrictions and conditions of EMV’s Constating Documents and Tevva’s Constating Documents, as applicable, shall apply in respect of the EMV Meeting and the Tevva Meeting, as the case may be, except that for each of the EMV Meeting and the Tevva Meeting the applicable quorum for the conduct of business shall be at least one-third of outstanding EMV Shares or Tevva Shares, as applicable;

(e)	for the grant of the Dissent Rights to those EMV Shareholders who are registered EMV Shareholders;

(f)	that the deadline for the submission of proxies by (i) EMV Shareholders for the EMV Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the EMV Meeting, subject to waiver by EMV in accordance with the terms of this Agreement and (ii) Tevva Ordinary Shareholders for the Tevva meeting shall be in accordance with law applicable to Tevva and Tevva’s Constating Documents but in any event shall be no less favourable to Tevva Shareholders than the deadline for the submission of proxies applicable to EMV Shareholders;

(g)	that either or both of the EMV Meeting and the Tevva Meeting may be adjourned or postponed from time to time by EMV or Tevva, as applicable, in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court and without the necessity of first convening the meeting or first obtaining any vote of the EMV Shareholders or the Tevva Ordinary Shareholders, as applicable respecting an adjournment or postponement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)	that it is the Parties’ intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Resulting Issuer Shares to be issued pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to persons who are entitled to receive Resulting Issuer Shares pursuant to the Arrangement and based on the Court’s approval of the Arrangement; and

(j)	for such other matters as EMV or Tevva may reasonably require, subject to obtaining the prior consent of Tevva or EMV (as applicable), such consent not to be unreasonably withheld or delayed.

2.03	EMV Meeting

Subject to receipt of the Interim Order and the terms of this Agreement, EMV shall:

(a)	convene and conduct the EMV Meeting in accordance with the Interim Order, EMV’s Constating Documents and applicable law as soon as reasonably practicable after the Interim Order is issued, and shall use its commercially reasonable efforts to hold the EMV Meeting on or before December 8, 2023, for the purpose of considering the EMV Arrangement Resolution, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the EMV Meeting without the prior written consent of Tevva, except:

(i)	in the case of an adjournment, as required for quorum purposes or as permitted by EMV’s Constating Documents or as required under any applicable law; or

(ii)	as required or permitted under Section 4.08(c)(i) or Section 5.04(e);

(b)	(i) consult with Tevva in fixing the record date for, and date of, the EMV Meeting; (ii) not change the record date for the EMV Shareholders entitled to vote at the EMV Meeting in connection with any adjournment or postponement of the EMV Meeting unless required by applicable law or with Tevva’s consent; (iii) use commercially reasonable efforts to schedule the EMV Meeting to occur on the same day and at the same time (adjusted to account for the difference in time zones between the EMV headquarters and the Tevva headquarters) as the Tevva Meeting; and (iv) give notice to Tevva of the EMV Meeting and allow Tevva’s representatives and legal counsel to attend the EMV Meeting;

(c)	solicit proxies in favour of the approval of the EMV Arrangement Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay, the EMV Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, and EMV may at its own expense, or will if so requested by Tevva and at Tevva’s expense, retain and use the services of investment dealers and proxy solicitation services firms to solicit proxies in favour of the approval of the EMV Arrangement Resolution, provided that in either case EMV shall retain, manage and direct such investment dealers and proxy solicitation services firms;

(d)	permit Tevva to, at Tevva’s expense, on behalf of the management of EMV, directly or through a soliciting dealer, actively solicit proxies in favour of the EMV Arrangement Resolution on behalf of management of EMV in compliance with applicable law and disclose in the EMV Circular that Tevva may make such solicitations;

(e)	provide Tevva with copies of or access to information regarding the EMV Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by Tevva, acting reasonably;

(f)	promptly advise Tevva, at such times as Tevva may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the date of the EMV Meeting, as to the aggregate tally of the proxies received by EMV in respect of the EMV Arrangement Resolution;

(g)	promptly advise Tevva of any communication (written or oral) from any EMV Shareholder in opposition to EMV Arrangement Resolution, the Arrangement or any of the other transactions contemplated hereby, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of EMV to any EMV Shareholder exercising or purporting to exercise Dissent Rights;

(h)	provide Tevva with an opportunity to review and comment on any written communication sent by or on behalf of EMV to any EMV Shareholder exercising or purporting to exercise Dissent Rights and not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Tevva; and

(i)	at the reasonable request of Tevva from time to time, provide Tevva with a list of (i) the EMV Shareholders, together with their addresses and respective holdings of EMV Shares, (ii) the names, addresses and holdings of all persons having rights issued by EMV to acquire EMV Shares (including holders of EMV Dilutive Securities), and (iii) participants and book-based nominee registrants, and non-objecting beneficial owners of EMV Shares, together with their addresses and respective holdings of EMV Shares. EMV shall from time to time require that its registrar and transfer agent furnish Tevva with such additional information, including updated or additional lists of EMV Shareholders, and lists of securities positions and other assistance as Tevva may reasonably request.

2.04	EMV Circular

(a)	EMV shall prepare and complete, in consultation with Tevva, the EMV Circular together with any other documents required by applicable law in connection with the EMV Meeting and the Arrangement, and EMV shall promptly cause the EMV Circular and such other documents to be filed with the Securities Authorities, as required by Securities Laws, and sent to each EMV Shareholder and other person as required by the Interim Order and applicable law, in each case so as to permit the EMV Meeting to be held by the date specified in Section 2.03(a).

(b)	EMV shall ensure that the EMV Circular:

(i)	complies in all material respects with applicable law (including Securities Laws), does not contain any Misrepresentation (provided that EMV shall not be responsible for any information included in the EMV Circular that was furnished by Tevva specifically for purposes of inclusion in the EMV Circular) and provides the EMV Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the EMV Meeting;

(ii)	includes a copy of the EMV Fairness Opinion;

(iii)	includes a statement that the EMV Board has received the EMV Fairness Opinion and has, after receiving legal and financial advice, determined that the EMV Arrangement Resolution is in the best interests of EMV and recommends that the EMV Shareholders vote in favour of the EMV Arrangement Resolution (the “EMV Board Recommendation”);

(iv)	includes a statement that each of the EMV Locked-Up Shareholders has signed an EMV Voting Support Agreement, pursuant to which, and subject to the terms of such EMV Voting Support Agreement, they have agreed to, among other things, vote their EMV Shares in favour of the EMV Arrangement Resolution and against any resolutions submitted by any person that are inconsistent with the transactions contemplated by this Agreement; and

(v)	includes all statements that, in the reasonable judgment of the Parties and their legal counsel, are required to allow the Parties to rely on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act.

(c)	EMV shall give Tevva and its legal counsel a reasonable opportunity to review and comment on drafts of the EMV Circular and other related documents, and shall give reasonable consideration to any comments made by Tevva and its counsel, and agrees that all information relating solely to Tevva included in the EMV Circular must be in a form and content satisfactory to Tevva, acting reasonably.

(d)	Tevva shall provide all necessary information concerning Tevva that is required by applicable law to be included by EMV in the EMV Circular such that the EMV Meeting can be held as contemplated by Section 2.03(a), including the Tevva Financial Statements, or other related documents to EMV in writing, and shall ensure that such information (including any information or documentation incorporated by reference therein) does not contain any Misrepresentation.

(e)	Each Transacting Party shall promptly notify the other Transacting Party if it becomes aware that the EMV Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and EMV shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the EMV Shareholders and, if required by the Court or by applicable law, file the same with the Securities Authorities or any other Governmental Entity as required.

2.05	Tevva Meeting

Subject to receipt of the Interim Order and the terms of this Agreement, Tevva shall:

(a)	convene and conduct the Tevva Meeting in accordance with Tevva’s Constating Documents and applicable law as soon as reasonably practicable after the Interim Order is issued, and shall use its commercially reasonable efforts to hold the Tevva Meeting on or before December 8, 2023, for the purpose of considering the Tevva Transaction Resolutions and for any other proper purpose, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Tevva Meeting without the prior written consent of EMV, except:

(i)	in the case of an adjournment, as required for quorum purposes or as permitted by Tevva’s Constating Documents or as required under any applicable law; or

(ii)	as required or permitted under Section 4.08(c)(ii);

(b)	(i) consult with EMV in fixing the record date for, and date of, the Tevva Meeting; (ii) not change the record date for the Tevva Shareholders entitled to vote at the Tevva Meeting in connection with any adjournment or postponement of the Tevva Meeting unless required by applicable law or with EMV’s consent; (iii) use commercially reasonable efforts to schedule the Tevva Meeting to occur on the same day and at the same time (adjusted to account for the difference in time zones between the Tevva headquarters and the EMV headquarters) as the EMV Meeting; and (iv) give notice to EMV of the Tevva Meeting and allow EMV’s representatives and legal counsel to attend the Tevva Meeting;

(c)	solicit proxies in favour of the approval of the Tevva Transaction Resolutions and against any resolution submitted by any person that is inconsistent with the Tevva Transaction Resolutions and the completion of any of the transactions contemplated by this Agreement, and Tevva may at its own expense, or will if so requested by EMV and at EMV’s expense, retain and use the services of investment dealers and proxy solicitation services firms to solicit proxies in favour of the approval of the Tevva Transaction Resolutions, provided that in either case Tevva shall retain, manage and direct such investment dealers and proxy solicitation services firms;

(d)	promptly advise EMV, at such times as EMV may reasonably request and at least on a daily basis on each of the last seven Business Days prior to the date of the Tevva Meeting, as to the aggregate tally of the proxies received by Tevva in respect of the Tevva Transaction Resolutions;

(e)	promptly advise EMV of any communication (written or oral) from any Tevva Shareholder in opposition to the Tevva Transaction Resolutions, the Arrangement or any of the other transactions contemplated hereby; and

(f)	at the reasonable request of EMV from time to time, provide EMV with a list of (i) the Tevva Shareholders, together with their addresses and respective holdings of Tevva Shares, (ii) the names, addresses and holdings of all persons having rights issued by Tevva to acquire Tevva Shares (including holders of Tevva Options and Tevva Warrants), and (iii) participants and book-based nominee registrants, and non-objecting beneficial owners of Tevva Shares, together with their addresses and respective holdings of Tevva Shares. Tevva shall from time to time furnish EMV with such additional information, including updated or additional lists of Tevva Shareholders, and lists of securities positions and other assistance as EMV may reasonably request.

2.06	Tevva Circular

(a)	Tevva shall prepare and complete, in consultation with EMV, the Tevva Circular together with any other documents required by applicable law in connection with the Tevva Meeting, and Tevva shall, promptly cause the Tevva Circular and such other related documents to be sent to each Tevva Ordinary Shareholder and other person as required by applicable law and so as to permit the Tevva Meeting to be held by the date specified in Section 2.05(a).

(b)	Tevva shall ensure that the Tevva Circular:

(i)	complies in all material respects with applicable law and provides Tevva Ordinary Shareholders with disclosure regarding the Arrangement and the Holdco Share Transfer in a manner that is substantively similar to the disclosure delivered in the EMV Circular;

(ii)	provides the Tevva Ordinary Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Tevva Meeting;

(iii)	does not contain any Misrepresentation (provided that Tevva shall not be responsible for any information included in the Tevva Circular that was furnished by EMV specifically for purposes of inclusion in the Tevva Circular) and provides the Tevva Ordinary Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Tevva Meeting. Without limiting the generality of the foregoing, the Tevva Circular must include:

(A)	a statement that the Tevva Board recommends that the Tevva Ordinary Shareholders vote in favour of the Tevva Transaction Resolutions (the “Tevva Board Recommendation”);

(B)	a statement that each of the Tevva Locked-Up Shareholders has signed a Tevva Voting Support Agreement, pursuant to which, and subject to the terms of such Tevva Voting Support Agreement, they have agreed to, among other things, (i) vote their Tevva Ordinary Shares in favour of the Tevva Transaction Resolutions and against any resolutions submitted by any person that are inconsistent with the transactions contemplated by this Agreement (ii) transfer their Tevva Shares to Holdco;

(C)	a statement that the Investor Majority Consent has been obtained; and

(D)	a statement that, should any Tevva Shareholders not execute the relevant documentation to transfer their Tevva Shares to Holdco, it is intended that the drag along provisions of Tevva’s Constating Documents will be used in order to enable Holdco to acquire 100% of the Tevva Shares (provided that at least 60% of the holders of Tevva Ordinary Shares have agreed to transfer their Tevva Shares to Holdco).

(c)	Tevva shall give EMV and its legal counsel a reasonable opportunity to review and comment on drafts of the Tevva Circular and other related documents, and shall give reasonable consideration to any comments made by EMV and its counsel, and agrees that all information relating solely to EMV included in the Tevva Circular must be in a form and content satisfactory to EMV, acting reasonably.

(d)	EMV shall provide all necessary information concerning EMV that is required by applicable law to be included by Tevva in the Tevva Circular or other related documents to Tevva in writing such that the Tevva Meeting can be held as contemplated by Section 2.05(a), and shall ensure that such information (including any information or documentation incorporated by reference therein) does not contain any Misrepresentation.

(e)	Each Transacting Party shall promptly notify the other Transacting Party if it becomes aware that the Tevva Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and Tevva shall promptly mail and, if required by applicable law, file or otherwise publicly disseminate any such amendment or supplement to the Tevva Shareholders and, if required by applicable law, file the same with any applicable securities regulatory authorities or other Governmental Entity as required.

2.07	Holdco and Parentco Shareholder Approval

Subject to receipt of the Interim Order, the terms of this Agreement and the adoption by the Tevva Ordinary Shareholders of the Tevva Transaction Resolutions at the Tevva Meeting, Holdco shall as soon as reasonably practicable, but in any event in sufficient time to apply for the Final Order in accordance with Section 2.08, take all such steps as are necessary to cause each of the Holdco Arrangement Resolution and the Parentco Arrangement Resolution to be adopted.

2.08	Final Order

If the Interim Order is obtained and following the adoption of the EMV Arrangement Resolution at the EMV Meeting and the adoption of the Tevva Transaction Resolutions at the Tevva Meeting, EMV and Tevva shall as soon as reasonably practicable, but in any event not later than three Business Days (unless otherwise agreed by EMV and Tevva in writing) after the later of the EMV Arrangement Resolution and the Tevva Transaction Resolutions to be adopted, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA.

2.09	Court Proceedings

(a)	Subject to the terms of this Agreement, Tevva shall use its commercially reasonable efforts to cooperate with and assist EMV in seeking the Interim Order and the Final Order.

(b)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, and in each case subject to applicable law, EMV shall:

(i)	diligently pursue, and cooperate with Tevva in diligently pursuing, the Interim Order and the Final Order;

(ii)	provide legal counsel to Tevva with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(iii)	provide copies of any notice of appearance, evidence or other documents served on EMV or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(v)	not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with Tevva’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided Tevva is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases Tevva’s obligations, or diminishes or limits Tevva’s rights, set forth in any such filed or served materials or under this Agreement;

(vi)	oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement; and

(vii)	not object to legal counsel to Tevva making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided Tevva advises EMV of the nature of any such submissions prior to the hearing and such submissions are reasonable and consistent with this Agreement and the Plan of Arrangement.

2.10	Arrangement and Effective Date

(a)	The Effective Date will occur on the date upon which the Transacting Parties agree in writing as the date upon which the Arrangement becomes effective or, in the absence of such agreement, on the date that is three Business Days following the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions set out in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of those conditions as of the Effective Date), and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable law.

(b)	The closing of the Arrangement will take place via electronic document exchange or at the offices of McCarthy Tétrault LLP in Vancouver, British Columbia, or at such other location as may be agreed upon by the Parties.

2.11	Withholding Taxes

EMV, Tevva, Holdco, Parentco, the Resulting Issuer and the Depositary shall be entitled to deduct, withhold from and remit or pay any consideration payable or otherwise deliverable to any person hereunder or under the Plan of Arrangement and from all dividends or other distributions or other payments otherwise payable to any former securityholders of any of EMV or Tevva, such amounts as EMV, Tevva, Holdco, Parentco, the Resulting Issuer or the Depositary may be permitted, entitled, or required by applicable law to deduct, withhold and pay or remit therefrom under any provision of applicable laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted or paid to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid or delivered to the person to whom, or with respect to which, such amounts would otherwise have been paid. To the extent necessary, such deductions and withholdings may be effected by selling any Resulting Issuer Shares to which such holder or recipient may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.

2.12	Tax Matters

Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that none of EMV, Tevva, Holdco or Parentco provides any assurances to any security holder of any of EMV or Tevva regarding the income tax consequences of the Arrangement, the Holdco Share Transfer or any of the other transactions contemplated hereby to any security holder of EMV or Tevva, except as may otherwise be provided in the EMV Circular and Tevva Circular.

2.13	Issue of Resulting Issuer Shares

Following receipt of the Final Order and prior to the Effective Time, the Parties shall cause a treasury direction to be delivered to the Resulting Issuer’s transfer agent (with a copy to the Depositary) and irrevocable to issue sufficient Resulting Issuer Shares to (a) former EMV Securityholders (other than any EMV Shareholders that have validly exercised, and not withdrawn, Dissent Rights) and (b) former Holdco securityholders under the Arrangement at the Effective Time, all as provided for in the Plan of Arrangement.

2.14	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Resulting Issuer Shares issued under the Arrangement will be issued by the Resulting Issuer in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Resulting Issuer’s compliance with other United States federal and state securities laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)	pursuant to Section 2.02(h), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Resulting Issuer Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)	prior to the issuance of the Interim Order, EMV will file with the Court a draft copy of the proposed text of the EMV Circular together with any other documents required by applicable law in connection with the EMV Meeting;

(d)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all persons who are entitled to receive Resulting Issuer Shares pursuant to the Arrangement;

(e)	each person entitled to receive Resulting Issuer Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)	all persons entitled to receive Resulting Issuer Shares pursuant to the Arrangement will be advised that the issuance of the Resulting Issuer Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by the Resulting Issuer in reliance on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act;

(g)	the Final Order will expressly include:

(i)	a recital substantially to the following effect:

“It is the intention of the parties to rely on Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and that the declaration of the fairness of, and the approval of, the Arrangement contemplated in the Plan of Arrangement, a copy of which is attached to the final order, by the Court will serve as the basis for an exemption from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, for the issuance and distribution of the shares of Tevva Motors, Inc. in connection with the Arrangement”; and

(ii)	a statement substantially to the following effect:

“The Arrangement as provided for in the Plan of Arrangement, including the terms and conditions thereof and the issuances and exchanges of securities contemplated therein, is fair and reasonable to the EMV Shareholders and the Tevva Shareholders”;

(h)	the Interim Order will specify that each person entitled to receive Resulting Issuer Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(i)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order.

2.15	Adjustment of Consideration

(a)	Notwithstanding anything in this Agreement to the contrary, if between the date of this Agreement and the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, EMV declares, sets aside or pays any dividend or other distribution (whether in cash, stock or other property or combination thereof) on the EMV Shares with a record date on or prior to the Effective Date, then the Consideration to be paid to the EMV Shareholders as a result of this Agreement and the Plan of Arrangement shall be equitably adjusted to provide EMV and the EMV Shareholders the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, form part of the Consideration to be paid per EMV Share transferred under this Agreement and the Plan of Arrangement.

(b)	Notwithstanding anything in this Agreement to the contrary, if between the date of this Agreement and the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, Tevva declares, sets aside or pays any dividend or other distribution (whether in cash, stock, or other property or combination thereof) on the Tevva Shares with a record date on or prior to the Effective Date, then the Consideration to be paid to the Tevva Shareholders as a result of this Agreement and the Plan of Arrangement shall be equitably adjusted to provide Tevva and the Tevva Shareholders the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, form part of the Consideration to be paid per Tevva Share transferred under this Agreement and the Plan of Arrangement.

2.16	Incentive Plan Matters

(a)	The Parties acknowledge that the EMV Options, EMV DSUs, EMV PSUs, and EMV RSUs shall be treated in accordance with the provisions of the Plan of Arrangement.

(b)	The Parties acknowledge that no deduction will be claimed in any taxation year by EMV or any person not dealing at arm’s length (for purposes of the Tax Act) with EMV, in computing its income under the Tax Act, in respect of any payment made to or for the benefit of a holder of EMV Options in exchange for the surrender of EMV Options pursuant to the Plan of Arrangement who: (i) is a resident of Canada or who is (or was) employed in Canada (all within the meaning of the Tax Act) and (ii) would, if the election and other actions contemplated by this Section 2.16(b) were made or taken (as the case may be), be entitled to a deduction pursuant to paragraph 110(1)(d) of the Tax Act in respect of such payment, and EMV shall: (iii) where applicable, make and timely file an election pursuant to subsection 110(1.1) of the Tax Act in respect of each such payment made in exchange for the surrender of EMV Options, and (iv) provide evidence in writing of such election to each such holder of EMV Options.

2.17	EMV Warrants

Each Transacting Party acknowledges that certain EMV Warrants shall remain outstanding following the closing of the Arrangement and that such EMV Warrants shall remain exercisable pursuant to the terms and conditions of the warrant certificates representing such EMV Warrants. Each Transacting Party shall take all such steps are necessary steps to give effect to the EMV Warrants.

Article 3 –
REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of EMV

(a)	EMV represents and warrants to the other Parties as set forth in Schedule E and acknowledges and agrees that the other Parties are relying upon such representations and warranties in connection with the entering into of this Agreement. Notwithstanding anything in the EMV Disclosure Letter to the contrary, any disclosure in the EMV Disclosure Letter shall be a disclosure for purposes of all representations and warranties in Schedule E to the extent the relevance of such disclosure to any such representation or warranty is reasonably clear on the face of such disclosure.

(b)	The representations and warranties of EMV contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.02	Representations and Warranties of Tevva

(a)	Tevva represents and warrants to the other Parties as set forth in Schedule G and acknowledges and agrees that the other Parties are relying upon such representations and warranties in connection with the entering into of this Agreement. Notwithstanding anything in the Tevva Disclosure Letter to the contrary, any disclosure in the Tevva Disclosure Letter shall be a disclosure for purposes of all representations and warranties in Schedule G to the extent the relevance of such disclosure to any such representation or warranty is reasonably clear on the face of such disclosure.

(b)	The representations and warranties of Tevva contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.03	Representations and Warranties of Holdco

(a)	Holdco represents and warrants to the other Parties as set forth in Schedule H and acknowledges and agrees that the other Parties are relying upon such representations and warranties in connection with the entering into of this Agreement.

(b)	The representations and warranties of Holdco contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

3.04	Representations and Warranties of Parentco

(a)	Parentco represents and warrants to the other Parties as set forth in Schedule I and acknowledges and agrees that the other Parties are relying upon such representations and warranties in connection with the entering into of this Agreement.

(b)	The representations and warranties of Parentco contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4 –
COVENANTS

4.01	Conduct of Business of EMV

Except as set forth in Section 4.01 of the EMV Disclosure Letter, EMV covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or required by this Agreement or the Plan of Arrangement, as required by applicable law or a Governmental Entity, or unless Tevva otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a)	to conduct business, and cause its Subsidiaries to conduct business, in the Ordinary Course and in compliance, in all material respects, with all applicable laws and Material Contracts of EMV;

(b)	without limiting the generality of Section 4.01(a), to use commercially reasonable efforts to preserve intact the current business organization of EMV and its Subsidiaries, and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other persons having business relationships with EMV and its Subsidiaries;

(c)	without restricting in any way its ability to prosecute the actions or transactions contemplated in this Agreement, to use commercially reasonable efforts to maintain and preserve its unrestricted cash balance; and

(d)	except for transactions involving EMV and one or more of its Subsidiaries or between Subsidiaries of EMV, or for transactions necessary or desirable to effect a sale of the EMV Solo Business, to not, and not permit any of its Subsidiaries to, directly or indirectly:

(i)	amend the Constating Documents of the applicable entity;

(ii)	split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(iii)	adopt or materially amend or make any contribution to or any award under any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or officers or former directors or officers of EMV or its Subsidiaries;

(iv)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock;

(v)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of EMV Shares, except for the issuance of EMV Shares issuable upon the exercise or vesting of the EMV Dilutive Securities outstanding on the date of this Agreement in accordance with the terms thereof;

(vi)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any material assets, securities, properties, interests or businesses;

(vii)	sell, lease, transfer, encumber or otherwise dispose of any of its assets or any interest therein except for assets which are obsolete and which individually or in the aggregate do not exceed $150,000;

(viii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

(ix)	make any capital expenditure or capital commitment to do so which individually or in the aggregate exceeds $150,000;

(x)	prepay any indebtedness before it falls due or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

(xi)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	engage in any new business, enterprise or other activity that is inconsistent with the existing business of EMV or its applicable Subsidiary in the manner such existing business generally has been carried on or planned or proposed to be carried on prior to the date of this Agreement;

(xiv)	create any Subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;

(xv)	(A) make, amend or rescind any Tax election, (B) amend any Tax Return or take any position on any Tax Return that results in an increased Tax liability, (C) settle or compromise any material liability for Taxes, (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other agreement relating to any Taxes, or (E) surrender or forfeit any right to claim a Tax refund;

(xvi)	take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;

(xvii)	other than in the Ordinary Course, make any bonus or profit sharing distribution or similar payment of any kind;

(xviii)	make any change in EMV’s or any of its Subsidiaries’ methods of accounting, except as required by concurrent changes in U.S. GAAP or Public Company Accounting Oversight Board rules or requirements;

(xix)	(A) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any EMV Employee or director or officer of EMV or any of its Subsidiaries; (B) increase the benefits payable under any existing severance or termination pay policies with any EMV Employee or director or officer of EMV or any of its Subsidiaries; (C) increase the benefits payable under any employment or other agreements with any EMV Employee or director or officer of EMV or any of its Subsidiaries; (D) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of EMV or any of its Subsidiaries; (E) enter into any employment or other similar agreement with any person which includes any change of control provision or any provision for severance or termination pay in excess of the statutory minimum; (F) increase compensation, bonus levels or other benefits payable to any EMV Employee or director or officer of EMV or any of its Subsidiaries (other than, in the case of an EMV Employee who is not a director or officer of EMV or any of its Subsidiaries, in a manner consistent with past practice); or (G) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any compensation plan;

(xx)	cancel, waive, release, assign, settle or compromise any claims or rights, except in the Ordinary Course (provided that any such cancellation, waiver, release, assignment, settlement or compromise is not individually in an amount of more than $250,000);

(xxi)	compromise or settle any Proceeding (A) with a compromise or settlement value in excess of $250,000 (exclusive of amounts not covered by insurance), (B) that imposes injunctive or other non-monetary relief on EMV or any Subsidiary of EMV or (C) that is otherwise material to EMV or any Subsidiary of EMV;

(xxii)	commence any action, claim or other Proceeding (other than to enforce the terms of this Agreement, to enforce other obligations of Tevva or as a result of litigation commenced against EMV);

(xxiii)	amend or modify in any material respect, or terminate or waive any right under, any Material Contract of EMV or enter into any Contract that would be a Material Contract of EMV if in effect on the date hereof;

(xxiv)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material Permits or take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permit necessary to conduct its businesses as now being conducted;

(xxv)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated by this Agreement;

(xxvi)	except as contemplated in Section 4.09, amend, modify, terminate or allow to lapse any insurance policy of EMV or any of its Subsidiaries in effect on the date hereof, unless simultaneously with any such termination or lapse, a replacement policy underwritten by an insurance company of similar standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xxvii)	engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of EMV or any of its Subsidiaries;

(xxviii)	take any action which would render, or which reasonably may be expected to render, any representation or warranty made by EMV in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made;

(xxix)	dispose of all or any part of the EMV Solo Business; or

(xxx)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

4.02	Conduct of Business of Tevva

Except as set forth in Section 4.02 of the Tevva Disclosure Letter, Tevva covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or required by this Agreement or the Plan of Arrangement, as required by applicable law or a Governmental Entity, or unless EMV otherwise consents in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a)	to conduct business, and cause its Subsidiaries to conduct business, in the Ordinary Course and in compliance, in all material respects, with all applicable laws and Material Contracts of Tevva;

(b)	without limiting the generality of Section 4.02(a), to use commercially reasonable efforts to preserve intact the current business organization of Tevva and its Subsidiaries, keep available the services of the present employees and agents of Tevva and its Subsidiaries and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other persons having business relationships with Tevva;

(c)	to use commercially reasonable efforts to secure such financing (provided that, except as may be agreed by Tevva and EMV, such financing does not involve the issuance or potential issuance of any equity securities of Tevva, or securities or instruments that are convertible into equity securities of Tevva, following the Effective Time) as is necessary to continue normal operations until the Effective Time and to promptly (and in any event within two Business Days) notify EMV of (i) the execution of any non-disclosure agreement with a potential investor, (ii) the receipt of an initial or subsequent term sheet, or any amendment thereto, from such potential investor, and (iii) the expected date of approval by the Tevva Board (the “Financing Approval Date”) of such term sheet (with the Financing Approval Date to be at least three Business Days after EMV is notified of the Financing Approval Date pursuant to this Section 4.02(c)). Tevva shall promptly provide to EMV any information reasonably requested by EMV with respect to such financing, including but not limited to (i) the identity of the investor or proposed investor, (ii) a copy of any term sheet, (iii) the aggregate and per share valuation of Tevva upon which such financing is or is to be based and (iv) details of any other key terms of such financing, including the terms of any convertible securities proposed to be issued pursuant to such financing;

(d)	except for transactions involving Tevva and one or more of its Subsidiaries or between Subsidiaries of Tevva, to not, and not permit any of its Subsidiaries to, directly or indirectly:

(i)	other than pursuant to the Tevva Transaction Resolutions, amend the Constating Documents of the applicable entity;

(ii)	split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(iii)	adopt or materially amend or make any contribution to or any award under any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or officers or former directors or officers of Tevva or its Subsidiaries;

(iv)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock;

(v)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Tevva Shares, except for the issuance of Tevva Shares issuable upon the exercise or vesting of Tevva Options, Tevva Warrants or other convertible securities of Tevva outstanding on the date of this Agreement in accordance with the terms thereof or pursuant to a financing contemplated in Section 4.02(c);

(vi)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any material assets, securities, properties, interests or businesses;

(vii)	sell, lease, transfer, encumber or otherwise dispose of any of its assets or any interest therein except for assets which are obsolete and which individually or in the aggregate do not exceed $150,000;

(viii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) with an annual rental amount in excess of $150,000, or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

(ix)	make any capital expenditure or capital commitment to do so which individually or in the aggregate exceeds $500,000;

(x)	prepay any indebtedness before it falls due or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

(xi)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person;

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	engage in any new business, enterprise or other activity that is inconsistent with the existing business of Tevva or its applicable Subsidiary in the manner such existing business generally has been carried on or planned or proposed to be carried on prior to the date of this Agreement;

(xiv)	create any Subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;

(xv)	(A) make, amend or rescind any Tax election, (B) amend any Tax Return or take any position on any Tax Return that results in an increased Tax liability, (C) settle or compromise any material liability for Taxes, (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other agreement relating to any Taxes, or (E) surrender or forfeit any right to claim a Tax refund;

(xvi)	take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice;

(xvii)	other than in the Ordinary Course, make any bonus or profit sharing distribution or similar payment of any kind;

(xviii)	make any change in Tevva’s or any of its Subsidiaries’ methods of accounting, except as required by concurrent changes in IFRS;

(xix)	(A) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any Tevva Employee or director or officer of Tevva or any of its Subsidiaries; (B) increase the benefits payable under any existing severance or termination pay policies with any Tevva Employee or director or officer of Tevva or any of its Subsidiaries; (C) increase the benefits payable under any employment or other agreements with any Tevva Employee or director or officer of Tevva or any of its Subsidiaries; (D) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of Tevva or any of its Subsidiaries; (E) enter into any employment or other similar agreement with any person which includes any change of control provision or any provision for severance or termination pay in excess of the statutory minimum; (F) increase compensation, bonus levels or other benefits payable to any Tevva Employee or director or officer of Tevva or any of its Subsidiaries (other than, in the case of a Tevva Employee who is not a director or officer of Tevva, in a manner consistent with past practice); or (G) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any compensation plan;

(xx)	cancel, waive, release, assign, settle or compromise any claims or rights, except in the Ordinary Course (provided that any such cancellation, waiver, release, assignment, settlement or compromise is not individually in an amount of more than $250,000);

(xxi)	compromise or settle any Proceeding (A) with a compromise or settlement value in excess of $250,000 (exclusive of amounts not covered by insurance), (B) that imposes injunctive or other non-monetary relief on Tevva or any Subsidiary of Tevva or (c) that is otherwise material to Tevva or any Subsidiary of Tevva;

(xxii)	commence any action, claim or other Proceeding (other than to enforce the terms of this Agreement, to enforce other obligations of EMV or as a result of litigation commenced against Tevva);

(xxiii)	amend or modify in any material respect, or terminate or waive any right under, any Material Contract of Tevva or enter into any Contract that would be a Material Contract of Tevva if in effect on the date hereof;

(xxiv)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material Permits or take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permit necessary to conduct its businesses as now being conducted;

(xxv)	enter into any Contract containing any provision restricting or triggered by the transactions contemplated by this Agreement;

(xxvi)	except as contemplated in Section 4.09, amend, modify, terminate or allow to lapse any insurance policy of Tevva or any of its Subsidiaries in effect on the date hereof, unless simultaneously with any such termination or lapse, a replacement policy underwritten by an insurance company of similar standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xxvii)	engage in any reorganization, reclassification, or similar transaction or adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of Tevva or any of its Subsidiaries;

(xxviii)	take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Tevva in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Change qualifications contained therein) at any time prior to the Effective Date if then made;

(xxix)	grant, modify, agree to terminate or permit the lapse of any of the Tevva Owned IP, or enter into any agreement relating to any such rights;or

(xxx)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

4.03	Mutual Covenants

(a)	Each Transacting Party covenants and agrees that, except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(i)	it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(A)	co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(B)	carry out such actions as are necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and

(C)	oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(ii)	it shall not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the transactions contemplated by this Agreement;

(iii)	it shall forthwith carry out the terms of the Interim Order and Final Order to the extent applicable to it and take all necessary actions to give effect to the transactions contemplated by this Agreement, and comply promptly with all requirements imposed by applicable law on it or its Subsidiaries with respect to this Agreement or the Arrangement; and

(iv)	it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the consummation of the transactions contemplated by this Agreement.

(b)	Each Transacting Party, as applicable to that Transacting Party, covenants and agrees with respect to obtaining all Regulatory Approvals required for the completion of the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement, to use its commercially reasonable efforts to make, or cause to be made, all filings and applications with, and give all notices and submissions to Governmental Entities as soon as reasonably practicable upon execution of this Agreement, and in any event within any time period specified by any Governmental Entities. For greater certainty and without limiting the generality of the foregoing, each Transacting Party shall:

(i)	use its commercially reasonable efforts to obtain all required Regulatory Approvals and shall cooperate with the other Transacting Party in connection with all Regulatory Approvals sought by the other Transacting Party;

(ii)	use its commercially reasonable efforts to respond promptly to any request or notice from any Governmental Entity requiring that Transacting Party to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Transacting Party, and each Transacting Party shall cooperate with the other Transacting Party and shall furnish to the other Transacting Party such information and assistance as the other Transacting Party may reasonably request in connection with preparing any submission or responding to such request or notice from a Governmental Entity;

(iii)	permit the other Transacting Party an opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding all required Regulatory Approvals, and shall provide the other Transacting Party with a reasonable opportunity to comment thereon and agree to consider those comments in good faith;

(iv)	shall provide the other Transacting Party with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Entity, or any substantive communications received from a Governmental Entity, in respect of obtaining or concluding the required Regulatory Approvals; and

(v)	keep the other Transacting Party reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding the required Regulatory Approvals sought by such Transacting Party and, for greater certainty, no Transacting Party shall participate in any substantive meeting (whether in person, by telephone or otherwise) with a Governmental Entity in respect of obtaining or concluding the required Regulatory Approvals unless it advises the other Transacting Party in advance and gives such other Transacting Party an opportunity to attend.

save that in relation to all disclosures between the Transacting Parties under this Section 4.03(b), any confidential or commercially sensitive information shall be disclosed on a confidential "counsel to counsel" basis only between the outside counsel of the Transacting Parties.

(c)	Each Transacting Party (in this Section 4.03(c), the “informing Party”) shall promptly inform the other Transacting Party of:

(i)	any Material Adverse Change in respect of the informing Party or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Change in respect of the informing Party;

(ii)	any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person is required in connection with this Agreement or the Arrangement;

(iii)	any notice or other communication from any Governmental Entity in connection with this Agreement (and the informing Party shall contemporaneously provide a copy of any such written notice or communication to the other Party); or

(iv)	any material Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the informing Party, its Subsidiaries or its or their respective assets.

(d)	The Transacting Parties shall meet at a mutually agreeable time each week prior to the Effective Date to review the cash forecasts of each Transacting Party.

(e)	The Parties shall maintain the confidentiality of any information received from each other in connection with the Arrangement, whether received before or after the Effective Date. If the Arrangement is not completed, each Party shall return any and all such information, including but not limited to personal information, confidential information, data, documents, and other written and electronic information obtained from another Party in connection with this Agreement whether received before or after the Effective Time, and the Parties agree that, except as otherwise authorized by the Party that provided such information, no Party (or any of its representatives, agents or employees) will disclose to third parties any such information, or any matter related thereto discovered by a Party or its representatives as a result of the disclosure of such information.

(f)	The Transacting Parties shall take commercially reasonable steps to ensure that prior to the Effective Time either: (i) all or some of the Tevva Options, Tevva Warrants and Tevva indebtedness that are convertible into Tevva Shares are converted into Tevva Shares in sufficient time to ensure that such Tevva Shares participate in the Holdco Share Transfer, or (ii)if the Transacting Parties are unable to ensure that the conversion of Tevva Options, Tevva Warrants and Tevva indebtedness contemplated in the foregoing sentence can be achieved, then prior to the Effective Time the Transacting Parties will take commercially reasonable steps to procure that agreement is reached with each applicable Tevva Securityholder providing for either (iii) the conversion of his, her or its Tevva Options, Tevva Warrants and convertible Tevva indebtedness into Resulting Issuer Shares following the Effective Time in a manner that does not dilute holders of Resulting Issuer Shares that were EMV Shareholders immediately prior to the issuance to EMV Shareholders of Resulting Issuer Shares under the Plan of Arrangement, or (iv) the release, surrender or waiver of or some other arrangement relating to their rights in respect of their Tevva Options, Tevva Warrants and Tevva indebtedness which allow such to be converted into Tevva Shares (which may be in return for consideration which may be satisfied by options, warrants or some other rights in relation to other shares or equity securities). For certainty, in this Section 4.3(f), any reference to Tevva Options, Tevva Warrants and Tevva indebtedness refers to options, warrants and indebtedness of Tevva, respectively, issued and outstanding at any time before the Effective Time.

4.04	Additional Covenants of EMV Regarding the Arrangement

Subject to the terms and conditions of this Agreement, EMV shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by EMV or its Subsidiaries under this Agreement, cooperate with Tevva in connection therewith, and use commercially reasonably efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable, including:

(a)	immediately after the execution of this Agreement, or such later time prior to the next opening of markets in New York as is agreed to by EMV and Tevva, issuing a news release announcing the entering into of this Agreement and the matters described in Sections 2.04(b)(iii) and 2.04(b)(iv), which news release shall be satisfactory in form and substance to each of EMV and Tevva, each acting reasonably, and, thereafter, file such news release and a corresponding material change report in prescribed form in accordance with applicable Securities Laws;

(b)	obtaining and maintaining all other third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under the Material Contracts of EMV in order to complete the Arrangement or (ii) required in order to maintain the Material Contracts of EMV in full force and effect following completion of the Arrangement (the “EMV Key Consents”); and

(c)	obtaining any necessary approvals for the listing of the Resulting Issuer Shares on the Nasdaq following the Effective Date.

4.05	Additional Covenants of Tevva Regarding the Arrangement

(a)	Subject to the terms and conditions of this Agreement, Tevva shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by Tevva or its Subsidiaries under this Agreement, cooperate with EMV in connection therewith, and use commercially reasonably efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable, including:

(i)	procuring the completion of the Holdco Share Transfer in accordance with Section 4.10; and

(ii)	obtaining and maintaining all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) required to be obtained under the Finance Documents in connection with the transactions contemplated by this Agreement, including the Arrangement and the Holdco Share Transfer, (B) required to be obtained under the Material Contracts of Tevva in connection with the transactions contemplated by this Agreement, (C) required in order to maintain the Material Contracts of Tevva in full force and effect following completion of the transactions contemplated by this Agreement or (D) required to be obtained under or in relation to any agreement of Tevva with a party other than EMV following the execution of this Agreement (the “Tevva Key Consents”).

(b)	Tevva shall use its best efforts to:

(i)	complete and file at Companies House (UK) or cause to be completed and filed at Companies House (UK) the Tevva Financial Statements;

(ii)	complete or cause to be completed Tevva’s interim unaudited financial statements for the fiscal period ended June 30, 2023;

(iii)	complete and file at HM Revenue & Customs or cause to be completed and filed at HM Revenue & Customs Tevva’s 2021 Corporation Tax Return and 2022 Corporation Tax Return, and to pay any penalties in respect of the late filing thereof; and

(iv)	provide EMV with all subscription agreements entered into by Alexander Capital in relation to subscriptions by Alexander Capital for Tevva Ordinary Shares, including any such agreements entered into between the date of this Agreement and the Effective Time, in each case as soon as reasonably practicable after the date of this Agreement.

(c)	Tevva shall procure that its register of members is up to date and compliant with section 113 of CA 2006 immediately prior to the Holdco Share Transfer.

(d)	Tevva shall provide EMV or the Nasdaq with any documents or disclosures reasonably required by EMV or the Nasdaq in connection with the listing of the Resulting Issuer Shares on the Nasdaq after consummation of the Arrangement.

(e)	Tevva shall procure that all rents which were due to have been paid pursuant to the lease dated September 28, 2021 between (i) Travis Perkins (Properties) Limited and (ii) Tevva relating to Unit 6 London Distribution Park Lying to the East of Dock Road, Tilbury (the “Tilbury Lease”) up to and including the date of completion of the Holdco Share Transfer are paid to the landlord of the Tilbury Lease (or as the landlord so directs) in cleared funds including, for the avoidance of doubt, all arrears.

(f)	Tevva shall (as soon as reasonably practicable after August 14, 2023) carry out relevant due diligence on the Tevva Shareholders and obtain necessary UK tax advice to determine whether or not an HM Revenue and Customs clearance is required or advisable.

4.06	Financing Assistance

(a)	Subject to Section 4.06(b), EMV shall use its commercially reasonable efforts to, and to cause its Representatives to, provide such cooperation to Tevva as Tevva may reasonably request in connection with the arrangements by Tevva to obtain new or amend any existing credit facilities, issue securities privately, or waive or amend the terms of, exchange, or seek or solicit consents in respect of existing debt securities (each a “Financing Matter”), subject to the terms hereof (provided that: (A) to the extent reasonably practicable, such request is made on reasonable notice; (B) such cooperation does not unreasonably interfere with the ongoing operations of EMV and its Subsidiaries or unreasonably interfere with or hinder or delay the performance by EMV or any of its Subsidiaries of their obligations hereunder; and (C) any actions taken hereunder are in compliance with Sections 4.01 and 4.02), including one or more of the following cooperative actions as so requested:

(i)	participating in meetings (including meetings with rating agencies), drafting sessions and due diligence sessions;

(ii)	furnishing Tevva and its proposed lenders or underwriters with such financial and other pertinent information regarding itself as may be reasonably requested by Tevva;

(iii)	cooperating with Tevva in facilitating site visits of potential investors at EMV’s facility in Mesa, Arizona;

(iv)	cooperating with Tevva in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such Financing Matter;

(v)	using its commercially reasonable efforts to obtain customary accountants’ comfort letters, legal opinions and other documentation and items relating to such Financing Matter as may be reasonably requested by Tevva and, if requested by Tevva, to cooperate with and assist Tevva in obtaining such documentation and items; and

(vi)	taking all corporate actions reasonably requested by Tevva that are necessary or customary to permit the consummation of such Financing Matter.

(b)	Notwithstanding Section 4.06(a), neither EMV nor any of its Subsidiaries shall be required by Tevva to (i) pay any commitment, consent or other similar fee or incur any other liability in connection with any Financing Matter, (ii) take or omit to take any action that would (A) contravene any applicable law, (B) contravene any agreement that relates to borrowed money or (C) be capable of impairing or preventing the satisfaction of any condition set forth in Article 7, (iii) commit to take any action that is not contingent on the consummation of the transactions contemplated by this Agreement at the Effective Time, or (iv) except as required to comply with applicable laws, disclose any information that in the reasonable judgment of EMV would result in the disclosure of any Trade Secrets or similar information or violate any obligations of EMV or any other person with respect to confidentiality.

(c)	Tevva agrees to indemnify and save harmless EMV and its Subsidiaries and their respective officers, directors, employees, agents, advisors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with any request by Tevva made pursuant to this Section 4.06, except that Tevva shall not be liable in any such case to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties arise out of the fraud, negligence or willful misconduct of EMV. Tevva shall promptly upon request by EMV and from time to time reimburse EMV and its Subsidiaries for all reasonable out-of-pocket costs (including legal fees) incurred by EMV or its Subsidiaries and their Representatives in connection with any of the actions contemplated by this Section 4.06.

4.07	Access to Information; Confidentiality

(a)	Subject to applicable law, each Transacting Party shall, and shall cause its Subsidiaries to, provide the other Transacting Party and its Representatives:

(i)	upon reasonable notice, reasonable access during normal business hours to its (A) premises, (B) property and assets (including all books and records, whether retained internally or otherwise), (C) copies of Contracts, and (D) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of its business; and

(ii)	with such financial and operating data or other information with respect to the assets or business of such Transacting Party and its Subsidiaries as the other Transacting Party from time to time reasonably requests.

(b)	Investigations made by or on behalf of a Transacting Party, whether under this Section 4.07 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Transacting Party in this Agreement.

(c)	Each Transacting Party acknowledges that the Confidentiality Agreement continues to apply and that any information provided to a Transacting Party under this Section 4.07 that is non-public or proprietary in nature to the other Transacting Party shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

4.08	Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts that would, or would be reasonably likely to, result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

(b)	Notification provided under this Section 4.08 shall not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	EMV may not elect to exercise its right to terminate this Agreement pursuant to Section 8.01(c)(i) and Tevva may not elect to exercise its right to terminate this Agreement pursuant to Section 8.01(d)(i) unless the Transacting Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Transacting Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. Unless the Transacting Parties agree otherwise, if the Terminating Party delivers a Termination Notice prior to:

(i)	the date of the EMV Meeting, EMV shall postpone or adjourn the EMV Meeting to the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party; and

(ii)	the date of the Tevva Meeting, Tevva shall postpone or adjourn the Tevva Meeting to the earlier of (A) five Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

4.09	Insurance and Indemnification

(a)	Prior to the Effective Date, each Transacting Party shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by such Transacting Party and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and such Transacting Party shall maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date.

(b)	The Transacting Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of each Transacting Party (such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which such Transacting Party is a party and in effect as of the date of this Agreement, that are fully and completely disclosed in the EMV Disclosure Letter or Tevva Disclosure Letter, as the case may be, and copies of which are provided to the other Transacting Party prior to the date of this Agreement, and, as of the Effective Time, will survive and will continue in full force and effect and without modification, and such Transacting Party and any successor to such Transacting Party shall continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

4.10	Holdco Share Transfer

(a)	Prior to the completion of the Holdco Share Transfer in accordance with this Section 4.10, Holdco and Parentco shall, if jointly requested by both EMV and Tevva, cause the Constating Documents of Holdco and Parentco to be amended on such terms as are requested by EMV and Tevva.

(b)	Subject to the conditions in Article 7 (excluding the condition set forth in Section 7.01(e)) having been satisfied or waived by the Parties, as applicable, to the extent capable of being satisfied or waived prior to the Effective Time, the Parties shall cause:

(i)	Holdco to purchase, and the Tevva Shareholders to sell, prior to the Effective Time, all of the issued Tevva Shares, in the case of the Tevva A Ordinary Shares for nil consideration and in the case of the Tevva Ordinary Shares in consideration for the issuance to the holders of such Tevva Ordinary Shares by Holdco of Holdco Shares (the “Holdco Share Transfer”); Tevva and Holdco hereby acknowledge their intentions that the Holdco Share Transfer is to be undertaken, at the request of a Tevva Eligible Holder, on a tax deferred basis under the Tax Act. Holdco shall execute any joint tax election under subsections 85(1) or 85(2) of the Tax Act and any equivalent provincial legislation prepared and executed by such Tevva Eligible Holder, in prescribed form and within the time referred to in subsection 85(6) of the Tax Act, and any equivalent provincial legislation, to exchange the Tevva Shares for the Holdco Shares at the elected amount as determined by such Tevva Eligible Holder, in its sole discretion, within the limits of the Tax Act; and

(ii)	contemporaneously with the Holdco Share Transfer, Holdco to repurchase for cancellation all of the Holdco Shares held by the Initial Holdco Shareholder for the issue price of such Holdco Shares,

such that, upon completion of the Holdco Share Transfer and prior to, and as a condition precedent to, the commencement of the Arrangement, (A) the Tevva Ordinary Shareholders have obtained legal and beneficial ownership of Holdco Shares, (B) Holdco is the sole registered and beneficial owner of all Tevva Shares, and (C) the Initial Holdco Shareholder has no legal or beneficial interest in the capital of Holdco.

(c)	Without limiting Section 4.10(b), Tevva shall prepare, prior to the Effective Time, all documentation necessary and shall do such other acts and things as are necessary to give effect to the Holdco Share Transfer immediately prior to the Effective Time, including:

(i)	incorporating, to the extent reasonably necessary, the steps of the Holdco Share Transfer into the Tevva Circular; and

(ii)	ensuring that the steps of the Holdco Share Transfer that Tevva is responsible for are carried out in accordance with applicable law.

(d)	Each Party acknowledges and agrees that the implementation of the Holdco Share Transfer shall not be considered a breach of any covenant of a Party under this Agreement and shall not be considered in determining whether a representation or warranty of a Party under this Agreement has been breached.

(e)	Holdco will take, and Tevva (to the extent reasonably able) and EMV shall procure that Holdco takes, all reasonable steps to expedite the payment to HM Revenue and Customs of any UK stamp duty payable on the Tevva Share stock transfer forms arising from the Holdco Share Transfer once stock transfer forms in respect of the Tevva Shares duly executed in favour of Holdco have been provided to Holdco, and write up the statutory books and registers of Tevva as soon as practicable after HM Revenue and Customs has confirmed that such stock transfer forms have been duly stamped. EMV, Holdco and Tevva shall cooperate to seek confirmation from HMRC that no UK stamp duty is payable as a result of the amalgamation of Parentco and Holdco pursuant to the Arrangement.

Article 5 –
ADDITIONAL COVENANTS REGARDING EMV NON-SOLICITATION

5.01	EMV Non-Solicitation

(a)	Except as expressly otherwise provided in this Article 5, EMV shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such person to:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of EMV or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than Tevva) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal;

(iii)	make an EMV Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any EMV Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an EMV Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such EMV Acquisition Proposal will not be considered to be in violation of this Section 5.01, provided the EMV Board has rejected such EMV Acquisition Proposal and affirmed the EMV Board Recommendation before the end of such five Business Day period (or in the event that the EMV Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the EMV Meeting)); or

(v)	enter into or publicly propose to enter into any agreement in respect of an EMV Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.03).

(b)	EMV shall confirm, and shall cause its Subsidiaries and its Representatives to confirm, that it has ceased and terminated any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than Tevva) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an EMV Acquisition Proposal, and in connection with such termination:

(i)	has discontinued access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of EMV or any of its Subsidiaries including by way of such online data room or other electronic delivery method; and

(ii)	shall, as soon as practicable and within three Business Days after the date of this Agreement, request and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding EMV or any of its Subsidiaries provided to any person (other than Tevva), and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding EMV or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)	EMV represents and warrants that EMV has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that:

(i)	EMV shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party; and

(ii)	neither EMV, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of Tevva (which may be withheld or delayed in Tevva’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting EMV or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which EMV or any of its Subsidiaries is a party.

5.02	Notification of EMV Acquisition Proposals

If EMV or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an EMV Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to EMV or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of EMV or any of its Subsidiaries, EMV shall immediately notify Tevva, at first orally, and then promptly and in any event within 48 hours in writing, of such EMV Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such EMV Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. EMV will keep Tevva fully informed on a current basis of the status of developments and (to the extent EMV is permitted by Section 5.03 to enter into discussions and negotiations) discussions and negotiations with respect to such EMV Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

5.03	Responding to an EMV Acquisition Proposal

Notwithstanding Section 5.01, provided EMV is in compliance with Sections 5.01 and 5.02, if at any time, prior to obtaining the approval by the EMV Shareholders of the EMV Arrangement Resolution, EMV receives from any person a bona fide written EMV Acquisition Proposal that did not result from a breach of Section 5.01, EMV may engage in or participate in discussions or negotiations with such person regarding such EMV Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of EMV or its Subsidiaries, if and only if:

(a)	the EMV Board (i) first determines in good faith, after consultation with its financial advisors and its outside counsel, that such EMV Acquisition Proposal is or may reasonably be expected to result in an EMV Superior Proposal, and (ii) has received written advice from its outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)	such person was not restricted from making such EMV Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction or agreement and no waiver of any such provision was granted to the person;

(c)	EMV has been, and continues to be, in compliance with its obligations under this Article 5;

(d)	prior to providing any such copies, access, or disclosure, EMV enters into a confidentiality and standstill agreement with such person in substantially the same form as the Confidentiality Agreement (and without limitation such agreement may not include any provision calling for an exclusive right to negotiate with EMV and may not restrict EMV or its Subsidiaries from complying with this Section 5.01); and

(e)	EMV promptly provides Tevva with:

(i)	two Business Days’ prior written notice stating EMV’s intention to participate in such discussions or negotiations regarding such EMV Acquisition Proposal and to provide such copies, access or disclosure, together with a copy of written advice from EMV’s outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with the EMV Board’s fiduciary duties; and

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final unredacted executed copy of the confidentiality and standstill agreement referred to in Section 5.03(d),

provided that, EMV shall not, and shall not allow its Representatives to, disclose any non-public information with respect to EMV or any of its Subsidiaries to such person if such non-public information has not been previously provided to, or is not concurrently provided to, Tevva.

5.04	Tevva Right to Match

(a)	Provided that EMV is in compliance with Sections 5.01, 5.02 and 5.03, if EMV receives an EMV Acquisition Proposal that constitutes an EMV Superior Proposal prior to approval by EMV Shareholders of the EMV Arrangement Resolution, the EMV Board may, subject to compliance with Article 5 and Section 8.03, enter into a definitive agreement with respect to such EMV Acquisition Proposal, if and only if:

(i)	the person making the EMV Superior Proposal was not restricted from making such EMV Superior Proposal pursuant to an existing standstill, use of information, or similar restriction and no waiver of any such provision was granted to the person;

(ii)	EMV has been, and continues to be, in compliance with its obligations under this Article 5 in respect of such EMV Superior Proposal;

(iii)	EMV has delivered to Tevva a written notice of the determination of the EMV Board that such EMV Acquisition Proposal constitutes an EMV Superior Proposal and of the intention of the EMV Board to enter into such definitive agreement, together with a written notice from the EMV Board regarding the value and financial terms that the EMV Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such EMV Acquisition Proposal and that the failure to enter into such definitive agreement would be inconsistent with the EMV Board’s fiduciary duties (the “EMV Superior Proposal Notice”);

(iv)	EMV has provided Tevva a copy of the proposed definitive agreement for the EMV Superior Proposal and all supporting materials, including any financing documents supplied to EMV in connection therewith;

(v)	at least five Business Days (the “Tevva Matching Period”) have elapsed from the date that is the later of the date on which Tevva received the EMV Superior Proposal Notice and the date on which Tevva received all of the materials set out in Section 5.04(a)(iv) from EMV;

(vi)	during any Tevva Matching Period, Tevva has had the opportunity (but not the obligation), in accordance with Section 5.04(b), to offer to amend this Agreement and the Arrangement in order for such EMV Acquisition Proposal to cease to be an EMV Superior Proposal;

(vii)	if Tevva has offered to amend this Agreement and the Arrangement under Section 5.04(b) and, following the end of the Tevva Matching Period, the EMV Board has determined in good faith, after consultation with EMV’s outside legal counsel and financial advisors, that such EMV Acquisition Proposal continues to constitute an EMV Superior Proposal compared to the terms of the Arrangement as proposed to be amended by Tevva under Section 5.04(b);

(viii)	the EMV Board has determined in good faith, after consultation with EMV’s outside legal counsel, that it is necessary for the EMV Board to enter into a definitive agreement with respect to such EMV Superior Proposal in order to properly discharge its fiduciary duties; and

(ix)	prior to or concurrently with the entering into such definitive agreement EMV terminates this Agreement pursuant to Section 8.01(c)(ii) and pays the EMV Termination Amount pursuant to Section 8.03.

(b)	During the Tevva Matching Period, or such longer period as EMV may approve in writing for such purpose: (i) the EMV Board shall review any offer made by Tevva under Section 5.04(a)(vi) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the EMV Acquisition Proposal previously constituting an EMV Superior Proposal ceasing to be an EMV Superior Proposal; and (ii) EMV shall negotiate in good faith with Tevva to make such amendments to the terms of this Agreement and the Arrangement as would enable Tevva to proceed with the transactions contemplated by this Agreement on such amended terms. If the EMV Board determines that such EMV Acquisition Proposal would cease to be an EMV Superior Proposal as a result of the amendments proposed by Tevva, EMV shall promptly so advise Tevva and promptly thereafter accept the offer by Tevva, and the Parties shall amend this Agreement to reflect such offer made by Tevva, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)	Each successive amendment to any EMV Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the EMV Shareholders or other material terms or conditions thereof, shall constitute a new EMV Acquisition Proposal for the purposes of this Section 5.04, and Tevva shall be afforded a new five Business Day Tevva Matching Period from the later of the date on which Tevva received the EMV Superior Proposal Notice and the date on which Tevva received all of the materials set out in Section 5.04(a)(iv) in respect of such new EMV Superior Proposal from EMV.

(d)	The EMV Board shall promptly reaffirm the EMV Board Recommendation by press release after any EMV Acquisition Proposal which is not determined to be an EMV Superior Proposal is publicly announced or the EMV Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.04(b) would result in an EMV Acquisition Proposal ceasing to be an EMV Superior Proposal. EMV shall provide Tevva and its outside legal with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Tevva and its counsel. Nothing contained in this Agreement shall prohibit the EMV Board from responding, through a directors’ circular or otherwise, as required by applicable law to an EMV Acquisition Proposal that it determined not to be an EMV Superior Proposal.

(e)	If EMV provides an EMV Superior Proposal Notice to Tevva on a date that is less than five Business Days before the EMV Meeting, EMV shall either proceed with or postpone the EMV Meeting, as directed by Tevva acting reasonably, to a date that is not more than five Business Days after the scheduled date of the EMV Meeting, and EMV shall not otherwise propose to adjourn or postpone the EMV Meeting.

5.05	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, EMV shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by EMV, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by EMV.

Article 6 –
ADDITIONAL COVENANTS REGARdING Tevva NON-SOLICITATION

6.01	Tevva Non-Solicitation

(a)	Tevva shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such person to:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Tevva or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Tevva Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than EMV) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Tevva Acquisition Proposal;

(iii)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Tevva Acquisition Proposal; or

(iv)	enter into or publicly propose to enter into any agreement in respect of a Tevva Acquisition Proposal.

(b)	Tevva shall confirm, and shall cause its Subsidiaries and its Representatives to confirm, that it has ceased and terminated any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than EMV) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Tevva Acquisition Proposal, and in connection with such termination:

(i)	has discontinued access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of Tevva or any of its Subsidiaries including by way of online data room or other electronic delivery system; and

(ii)	shall, as soon as practicable and within three Business Days after the date of this Agreement, request and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding Tevva or any of its Subsidiaries provided to any person (other than EMV), and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Tevva or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)	Tevva represents and warrants that Tevva has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which Tevva or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that:

(i)	Tevva shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which Tevva or any of its Subsidiaries is a party; and

(ii)	neither Tevva, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of EMV (which may be withheld or delayed in EMV’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Tevva or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which Tevva or any of its Subsidiaries is a party.

6.02	Notification of Tevva Acquisition Proposals

If Tevva or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Tevva Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Tevva or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of Tevva or any of its Subsidiaries, Tevva shall immediately notify EMV, at first orally, and then promptly and in any event within 48 hours in writing, of such Tevva Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all persons making such Tevva Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material or substantive documents, correspondence or other material received in respect of, from or on behalf of any such person. Tevva will keep EMV fully informed on a current basis of the status of developments with respect to such Tevva Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments thereto.

6.03	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, Tevva shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by Tevva, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 6 by Tevva.

Article 7 –
CONDITIONS

7.01	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement, unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions (other than the condition at 7.01(e) which may not be waived in any circumstances) may only be waived, in whole or in part, by the mutual consent of the Transacting Parties:

(a)	EMV Shareholders shall have adopted the EMV Arrangement Resolution at the EMV Meeting in accordance with the Interim Order;

(b)	the Tevva Ordinary Shareholders shall have approved the Tevva Transaction Resolutions at the Tevva Meeting in accordance with the Interim Order, Tevva Constating Documents and applicable laws;

(c)	each of the Holdco Arrangement Resolution and the Parentco Arrangement Resolution shall have been adopted in accordance with the Interim Order, following adoption of the Tevva Transaction Resolutions;

(d)	the Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either EMV or Tevva, each acting reasonably, on appeal or otherwise;

(e)	the Holdco Share Transfer shall have been completed such that all Tevva Ordinary Shareholders have obtained legal and beneficial ownership of all the share capital of Holdco and Holdco is the sole registered and beneficial holder of Tevva Shares;

(f)	the issuance of the Resulting Issuer Shares under the Arrangement shall (i) be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and (ii) be exempt from the prospectus requirements of applicable Securities Laws in Canada and the United Kingdom either by virtue of exemptive relief from the applicable Securities Authorities or by virtue of applicable exemptions under Securities Laws;

(g)	the Resulting Issuer Shares to be issued under the Arrangement shall be conditionally approved for listing on the Nasdaq following the Effective Time, subject to customary listing conditions;

(h)	no Governmental Entity of competent jurisdiction located in a jurisdiction where either Transacting Party has material assets shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the transactions contemplated hereby, including the Arrangement, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, including the Arrangement;

(i)	all Regulatory Approvals required for the completion of the transactions contemplated by this Agreement (including without limitation, any and all Regulatory Approvals required to be obtained from the UK Secretary of State in the Cabinet Office to enable the lawful completion of all or any part of the Arrangement pursuant to the UK NSIA) shall have been obtained on terms that are reasonably satisfactory to each of the Transacting Parties (which for the avoidance of doubt in relation to any Regulatory Approvals required to be obtained pursuant to the UK NSIA means following the notification of any transaction contemplated by this Agreement in accordance with the requirements of the UK NSIA, either:

(i)	the UK Secretary of State in the Cabinet Office notifying Holdco pursuant to section 14(8)(b)(ii) of the UK NSIA that no further action will be taken in relation to the transaction; or

(ii)	in the event that a call-in notice is given in relation to the transaction pursuant to section 14(8)(b)(i) of the UK NSIA, the UK Secretary of State in the Cabinet Office either:

(A)	giving a final notification pursuant to section 26(1)(b) of the UK NSIA confirming that no further action will be taken in relation to the transactions; or

(B)	making a final order pursuant to section 26(1)(a) of the UK NSIA permitting the transaction to proceed subject to such remedies or requirements that are in all respects reasonably satisfactory to EMV, and such order not being revoked or varied before completion of the Arrangement);

(j)	Tevva, if it chooses to seek clearance, shall have received clearance from HM Revenue & Customs that it is satisfied that the Holdco Share Transfer and the Arrangement has been effected for bona fide commercial reasons and will not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is the avoidance of liability to UK capital gains tax or UK corporation tax; and

(k)	all actions shall have been taken to ensure that the Resulting Issuer will be continued out of British Columbia and concurrently domesticated in the State of Delaware and continued as a corporation under the DGCL in accordance with the Plan of Arrangement, subject only to customary filings with the British Columbia Registrar of Companies and the Delaware Secretary of State.

7.02	Additional Conditions Precedent to the Obligations of Tevva

The obligation of Tevva to complete the transactions contemplated by this Agreement will be subject to the satisfaction, or waiver by Tevva, on or before the Effective Time, of each of the following conditions, each of which is for the exclusive benefit of Tevva and which may be waived by Tevva at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Tevva may have:

(a)	the representations and warranties of EMV set forth in Section 5.01(c) and Schedule E are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of EMV;

(b)	EMV shall have performed and complied in all material respects with each of the covenants contained in this Agreement to be performed and complied with (without giving effect to any “in all material respects” qualifiers contained therein) by it on or prior to the Effective Time;

(c)	there shall not have occurred a Material Adverse Change in respect of EMV since the date of this Agreement;

(d)	the number of EMV Shares in respect of which EMV Shareholders have validly exercised Dissent Rights (and not withdrawn such exercise) shall not exceed 10% of the EMV Shares issued and outstanding as of the date hereof;

(e)	there shall be no Proceeding pending or threatened by any person in any jurisdiction that would be reasonably likely to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on (A) the ability of Tevva Ordinary Shareholders to acquire, hold, or exercise full rights of ownership over any Resulting Issuer Shares, including the right to vote the Resulting Issuer Shares or (B) the ability of Resulting Issuer to acquire, hold, or exercise full rights of ownership over any EMV Shares, including the right to vote the EMV Shares;

(ii)	prohibit, impair or restrict the Arrangement, or the ownership or operation by the Resulting Issuer of any material portion of the business or assets of Tevva, EMV or any of their respective Subsidiaries, or compel the Resulting Issuer to dispose of or hold separate any material portion of the business or assets of Tevva, EMV or any of their respective Subsidiaries following the Arrangement; or

(iii)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Change in respect of EMV or Tevva;

(f)	the EMV Key Consents shall have been obtained on terms that are acceptable to Tevva, acting reasonably, and not withdrawn or modified; and

(g)	Tevva shall have received a certificate of EMV signed by a senior officer of EMV and dated the Effective Date certifying (without personal liability) that the conditions set out in Sections 7.02(a), 7.02(b), 7.02(c), 7.02(d) and 7.02(f) (other than with respect to acceptability to Tevva) have been satisfied.

7.03	Additional Conditions Precedent to the Obligations of EMV

The obligation of EMV to complete the transactions contemplated by this Agreement will be subject to the satisfaction, or waiver by EMV, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of EMV and which may be waived by EMV at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that EMV may have:

(a)	the representations and warranties of Tevva set forth in Section 6.01(c) and Schedule G are true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Tevva;

(b)	Tevva shall have performed and complied in all material respects with each of the covenants contained in this Agreement to be performed and complied with (without giving effect to any “in all material respects” qualifiers contained therein) by it on or prior to the Effective Time;

(c)	there shall not have occurred a Material Adverse Change in respect of Tevva since the date of this Agreement;

(d)	no Tevva Shareholder shall have applied to court for a remedy in connection with a claim that they have been unfairly prejudiced as a result of the conduct of Tevva’s affairs;

(e)	there shall be no Proceeding pending or threatened by any person in any jurisdiction that would be reasonably likely to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on (A) the ability of EMV Shareholders to acquire, hold, or exercise full rights of ownership over any Resulting Issuer Shares, including the right to vote the Resulting Issuer Shares or (B) the ability of the Resulting Issuer to acquire, hold, or exercise full rights of ownership over any Tevva Shares, including the right to vote the Tevva Shares;

(ii)	prohibit, impair or restrict the Arrangement, or the ownership or operation by the Resulting Issuer of any material portion of the business or assets of Tevva, EMV or any of their respective Subsidiaries, or compel the Resulting Issuer to dispose of or hold separate any material portion of the business or assets of Tevva, EMV or any of their respective Subsidiaries following the Arrangement; or

(iii)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Change in respect of EMV or Tevva;

(f)	the Tevva Key Consents shall have been obtained on terms that are acceptable to EMV, acting reasonably, and not withdrawn or modified;

(g)	the Investor Majority Consent shall have been obtained;

(h)	the Tevva Financial Statements shall have been approved by Tevva and filed at Companies House; and

(i)	EMV shall have received a certificate of Tevva signed by a senior officer of Tevva and dated the Effective Date certifying (without personal liability) that the conditions set out in Sections 7.03(a), 7.03(b), 7.03(c), 7.03(d) and 7.03(f) (other than with respect to acceptability to EMV) have been satisfied.

7.04	Satisfaction of Conditions

The conditions precedent set out in Sections 7.01, 7.02 and 7.03 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

Article 8 –
TERMINATION

8.01	Termination

This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Transacting Parties;

(b)	either EMV or Tevva if:

(i)	the EMV Arrangement Resolution is not approved at the EMV Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the EMV Arrangement Resolution to have been approved;

(ii)	the Tevva Transaction Resolutions are not approved at the Tevva Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Tevva Transaction Resolutions to have been approved;

(iii)	any law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such law has become final and non-appealable, except that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the enactment, making or enforcement of such law; or

(iv)	the Effective Time does not occur on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 8.01(b)(iv) shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(c)	EMV if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tevva under this Agreement occurs that would, individually or when taken together with any other such breaches or failures, be reasonably expected to cause any condition in Sections 7.01 or 7.03 not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.08(c) (and any intentional breach shall be deemed to be incurable); provided however that EMV is not then in breach of this Agreement so as to cause any condition in Sections 7.01 or 7.02 not to be satisfied;

(ii)	prior to the approval by the EMV Shareholders of the EMV Arrangement Resolution, the EMV Board authorizes EMV to enter into a definitive agreement providing for the implementation of an EMV Superior Proposal, provided EMV is then in compliance with Article 5 and that prior to or concurrent with such termination EMV pays the EMV Termination Amount in accordance with Section 8.03; or

(iii)	Tevva fails to perform, in any material respect, any covenant or agreement on the part of Tevva under Article 6.

(d)	Tevva if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of EMV under this Agreement occurs that would, individually or when taken together with any other such breaches or failures, be reasonably expected to cause any condition in Sections 7.01 or 7.02 not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.08(c) (and any intentional breach shall be deemed to be incurable); provided however that Tevva is not then in breach of this Agreement so as to cause any condition in Sections 7.01 or 7.03 not to be satisfied;

(ii)	EMV fails to perform, in any material respect, any covenant or agreement on the part of EMV under Article 5; or

(iii)	there shall have occurred an EMV Change in Recommendation.

8.02	Effect of Termination

If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, consultant or Representative of such Party) to any other Party to this Agreement, except that the provisions of Section, this Section 8.02, Section 8.03, Section 8.04, Section 9.01 and Article 9 shall survive any termination of this Agreement, and provided further that no Party shall be relieved of any liability arising on or prior to the date of such termination.

8.03	EMV Obligation to Pay EMV Termination Amount

(a)	Despite any other provision in this Agreement relating to the payment of fees and expenses, if an EMV Termination Amount Event occurs, in consideration for the disposition of its rights under this Agreement, EMV shall pay Tevva the EMV Termination Amount in accordance with Section 8.03(c).

(b)	For the purposes of this Agreement, “EMV Termination Amount Event” means the termination of this Agreement under any of the following circumstances:

(i)	by Tevva, pursuant to Section 8.01(d)(ii) [Breach of EMV Non-Solicitation Covenants];

(ii)	by EMV, pursuant to Section 8.01(c)(ii) [EMV Superior Proposal];

(iii)	by EMV or Tevva pursuant to Section 8.01(b)(i) [Failure to obtain approval of EMV Arrangement Resolution] or Section 8.01(b)(iv) [Effective Time not prior to Outside Date], if:

(A)	prior to such termination, an EMV Acquisition Proposal is made or publicly announced by any person, or any person shall have publicly announced an intention to make an EMV Acquisition Proposal; and

(B)	within 12 months following the date of such termination, (1) an EMV Acquisition Proposal (whether or not such EMV Acquisition Proposal is the same EMV Acquisition Proposal referred to in clause (A) above) is consummated, or (2) EMV enters into a definitive agreement providing for the implementation of an EMV Acquisition Proposal (whether or not such EMV Acquisition Proposal is the same EMV Acquisition Proposal referred to in clause (A) above) and such EMV Acquisition Proposal is later consummated (whether or not within 12 months after such termination), provided that, for purposes of this Section 8.03(b)(iii), all references in the definition of “EMV Acquisition Proposal” under Section 1.01 to “20%” shall be deemed to be references to “50%”; or

(iv)	by EMV or Tevva pursuant to Section 8.01(b)(i) [Failure to obtain approval of EMV Arrangement Resolution] if prior to the EMV Meeting there has occurred an EMV Change in Recommendation.

(c)	If an EMV Termination Amount Event occurs, EMV shall pay to Tevva the EMV Termination Amount by wire transfer of immediately available funds to an account designated by Tevva in consideration for the disposition of Tevva’s rights under this Agreement. EMV shall pay the EMV Termination Amount:

(i)	in the case of a termination of this Agreement described in Section 8.03(b)(i) or Section 8.03(b)(iv), within three Business Days of the occurrence of such EMV Termination Amount Event;

(ii)	in the case of a termination of this Agreement described in Section 8.03(b)(ii), prior to or concurrent with the occurrence of such EMV Termination Amount Event; and

(iii)	in the case of a termination of this Agreement described in Section 8.03(b)(iii), on or prior to the consummation of the transaction implementing the applicable EMV Acquisition Proposal.

(d)	The Transacting Parties acknowledge that: (i) the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement; (ii) the EMV Termination Amount represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Tevva will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement; and (iii) the EMV Termination Amount represents consideration for Tevva’s disposition of its rights under this Agreement, and is not a penalty. EMV irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Transacting Parties agree that the payment of an amount pursuant to this Section 8.03 in the manner provided in this Agreement is the sole and exclusive remedy of Tevva in respect of the event giving rise to such payment (and under no circumstances is the EMV Termination Amount payable more than once), provided, however, that nothing contained in this Section 8.03, and no payment of any such amount, shall relieve or have the effect of relieving EMV in any way from liability for damages incurred or suffered by Tevva as a result of fraud or an intentional or wilful breach of this Agreement and nothing contained in this Section 8.03 shall preclude Tevva from seeking injunctive relief in accordance with Section 9.05.

8.04	Tevva Obligation to Pay Tevva Termination Amount

(a)	Despite any other provision in this Agreement relating to the payment of fees and expenses, if a Tevva Termination Amount Event occurs, in consideration for the disposition of its rights under this Agreement, Tevva shall pay EMV the Tevva Termination Amount in accordance with Section 8.04(c).

(b)	For the purposes of this Agreement, “Tevva Termination Amount Event” means the termination of this Agreement under any of the following circumstances:

(i)	by EMV, pursuant to Section 8.01(c)(iii) [Breach of Tevva Non-Solicitation Covenants];

(ii)	by EMV or Tevva pursuant to Section 8.01(b)(iv) [Effective Time not prior to Outside Date], if:

(A)	prior to such termination, a Tevva Acquisition Proposal is made or publicly announced by any person, or any person shall have publicly announced an intention to make a Tevva Acquisition Proposal; and

(B)	within 12 months following the date of such termination, (1) a Tevva Acquisition Proposal (whether or not such Tevva Acquisition Proposal is the same Tevva Acquisition Proposal referred to in clause (A) above) is consummated, or (2) Tevva enters into a definitive agreement providing for the implementation of a Tevva Acquisition Proposal (whether or not such Tevva Acquisition Proposal is the same Tevva Acquisition Proposal referred to in clause (A) above) and such Tevva Acquisition Proposal is later consummated (whether or not within 12 months after such termination), provided that, for purposes of this Section 8.04(b)(ii), all references in the definition of “Tevva Acquisition Proposal” under Section 1.01 to “20%” shall be deemed to be references to “50%”; or

(iii)	by EMV or Tevva pursuant to Section 8.01(b)(ii) [Failure to obtain approval of Tevva Transaction Resolutions] if prior to the Tevva Meeting there has occurred a Tevva Change in Recommendation.

(c)	If a Tevva Termination Amount Event occurs, Tevva shall pay to EMV the Tevva Termination Amount by wire transfer of immediately available funds to an account designated by EMV in consideration for the disposition of EMV’s rights under this Agreement. Tevva shall pay the EMV Termination Amount:

(i)	in the case of a termination of this Agreement described in Section 8.04(b)(i) or Section 8.04(b)(iii), within three Business Days of the occurrence of such Tevva Termination Amount Event; and

(ii)	in the case of a termination of this Agreement described in Section 8.04(b)(ii), on or prior to the consummation of the transaction implementing the applicable Tevva Acquisition Proposal.

(d)	The Transacting Parties acknowledge that: (i) the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement; (ii) the Tevva Termination Amount represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which EMV will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement; and (iii) the Tevva Termination Amount represents consideration for EMV’s disposition of its rights under this Agreement, and is not a penalty. Tevva irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Transacting Parties agree that the payment of an amount pursuant to this Section 8.04 in the manner provided in this Agreement is the sole and exclusive remedy of EMV in respect of the event giving rise to such payment (and under no circumstances is the Tevva Termination Amount payable more than once), provided, however, that nothing contained in this Section 8.04, and no payment of any such amount, shall relieve or have the effect of relieving Tevva in any way from liability for damages incurred or suffered by EMV as a result of fraud or an intentional or wilful breach of this Agreement and nothing contained in this Section 8.04 shall preclude Tevva from seeking injunctive relief in accordance with Section 9.05.

Article 9 –
GENERAL PROVISIONS

9.01	Expenses

Except as otherwise specified in this Agreement, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs, fees and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the other Parties from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by this Agreement.

9.02	Amendments

Subject to the provisions of the Interim Order, this Agreement and the Plan of Arrangement may, at any time and from time to time, but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, without further notice to or authorization on the part of the EMV Shareholders or Tevva Shareholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or

(d)	modify any mutual conditions contained in this Agreement.

9.03	Notices

(a)	Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(i)	to EMV at:

8057 North Fraser Way
Burnaby, British Columbia
Canada V5J 5M8

Attention:     Michael Bridge, General Counsel
Email:              mike.bridge@electrameccanica.com

with a copy to:

McCarthy Tétrault LLP
2400 – 743 Thurlow Street
Vancouver, British Columbia
Canada V6E 0C5

Attention:       David Frost; Gerald Gaunt
Email:               dfrost@mccarthy.ca; ggaunt@mccarthy.ca

(ii)	to Tevva at:

Tevva Motors Limited
Tevva London Unit 1 London Distribution Park
Windrush Road, Tilbury, Essex,
England RM18 7EW

Attention:       David Mackey
Email:               David.Mackey@tevva.com

with a copy to:

Gowling WLG (Canada) LLP

421 7 Ave SW #1600

Calgary, Alberta
Canada T2P 4K9

Attention:       Sharagim Habibi
Email:               Sharagim.habibi@gowlingwlg.com

and to:

Lucosky Brookman LLP
101 Wood Avenue, 5th Floor
Woodbridge, NJ 08830

Attention:       Christopher Haunschild
Email:               chaunschild@lucbro.com

(iii)	to Holdco at:

2400 – 743 Thurlow Street
Vancouver, British Columbia
Canada V6E 0C5

Attention:       Michael Bridge, Director
Email:               mike.bridge@electrameccanica.com

(iv)	to Parentco at:

2400 – 743 Thurlow Street
Vancouver, British Columbia
Canada V6E 0C5

Attention:       Michael Bridge, Director
Email:               mike.bridge@electrameccanica.com

(b)	Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by electronic mail, on the Business Day on the date of transmission if it is a Business Day and the transmission was sent prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

9.04	Time of the Essence

Time is of the essence in this Agreement.

9.05	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.06	Third Party Beneficiaries

Except as provided in Section 4.09, which, without limiting its terms, is intended as a stipulation for the benefit of the Indemnified Parties, EMV and Tevva intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties and that no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.07	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision of this Agreement (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.08	Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

9.09	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by (a) any Transacting Party without the prior written consent of the other Transacting Party and (b) by Holdco or Parentco without the prior written consent of both EMV and Tevva.

9.10	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11	Governing law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties to this Agreement irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

9.12	Rules of Construction

The Parties to this Agreement waive the application of any law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.13	No Liability

No director or officer of Tevva or any of its Subsidiaries, or any Tevva Employee, shall have any personal liability whatsoever to EMV under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Tevva or any of its Subsidiaries. No director or officer of EMV or any of its Subsidiaries, or any EMV Employee, shall have any personal liability whatsoever to Tevva under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of EMV or any of its Subsidiaries.

9.14	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

ELECTRAMECCANICA VEHICLES CORP.
By:	/s/ Susan Docherty
	Name:	Susan Docherty
	Title:	Chief Executive Officer

TEVVA MOTORS LIMITED
By:	/s/ David Roberts
	Name:	David Roberts
	Title:	Director

1432952 B.C. LTD.
By:	/s/ Michael Bridge
	Name:	Michael Bridge
	Title:	Director

1432957 B.C. LTD.
By:	/s/ Michael Bridge
	Name:	Michael Bridge
	Title:	Director

Signature Page to Arrangement Agreement

Schedule A –
EMV Arrangement Resolution

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving ElectraMeccanica Vehicles Corp. (“EMV”), pursuant to the arrangement agreement between EMV, Tevva Motors Limited (“Tevva”), 1432952 B.C. Ltd. and 1432957 B.C. Ltd., dated August 14, 2023, as amended or supplemented from time to time (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular (the “Circular”) of EMV dated [●], 2023, and all other transactions contemplated by the Arrangement Agreement, is hereby authorized, approved and adopted.

2.	The plan of arrangement involving EMV, as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of EMV and Tevva, the full text of which is set out in Schedule [●] to the Circular (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of EMV in approving the Arrangement and any amendments thereto and the actions of the officers of EMV in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of EMV are hereby authorized and empowered, without further notice to, or approval of, any securityholders of EMV:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one or more directors or officers of EMV is hereby authorized, for and on behalf and in the name of EMV, to execute and deliver, whether under corporate seal of EMV or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of EMV, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by EMV, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule B –
TEVVA transaction Resolutions

PART A – TEVVA ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS AN ORDINARY RESOLUTION (but which shall only be effective if approved by not less than 66 2/3% of the votes cast in a poll vote) THAT:

1.	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Tevva Motors Limited (“Tevva”), pursuant to the arrangement agreement between ElectraMeccanica Vehicles Corp. (“EMV”), Tevva, 1432952 B.C. Ltd. (“Holdco”) and 1432957 B.C. Ltd., dated August 14, 2023, as amended or supplemented from time to time (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular (the “Circular”) of Tevva dated [●], 2023 is hereby authorized, approved and adopted.

2.	The plan of arrangement involving Tevva Ordinary Shareholders (as Holdco Shareholders at the effective time of the Arrangement), as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of Tevva and EMV, the full text of which is set out in Schedule [●] to the Circular (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement, the actions of the directors of Tevva in approving the Arrangement and any amendments thereto and the actions of the officers of Tevva in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Tevva are hereby authorized and empowered, without further notice to, or approval of, any securityholders of Tevva:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one or more directors or officers of Tevva is hereby authorized, for and on behalf and in the name of Tevva, to execute and deliver, whether under corporate seal of Tevva or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Tevva, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Tevva, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

PART B – AMENDMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	With effect from the conclusion of the meeting the draft articles of association produced to the meeting [appended hereto as Annex B-1] and, for the purposes of identification, initialled by the Chairman be adopted as the articles of association of Tevva in substitution for, and to the exclusion of, Tevva’s existing articles of association.

PART C – PRE-EMPTION WAIVER RESOLUTIONS

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	the pre-emption rights contained in article 9.3 of Tevva’s existing articles of association or any equivalent provision in the Tevva’s previous articles of association from time to time be and are hereby retrospectively waived and disapplied in relation to each and every issue and allotment of shares in the capital of Tevva prior to the date hereof to the extent such disapplication and waiver was not obtained at the applicable time and that each and every decision taken by the directors of Tevva to approve and register such issues of shares be and are hereby fully ratified and approved.

ANNEX B-1
ARTICLES OF ASSOCIATION

(see attached)

THE COMPANIES ACT 2006
PRIVATE COMPANY LIMITED BY SHARES
NEW
ARTICLES OF ASSOCIATION
of
TEWA MOTORS LIMITED 08368694

(the "Company")

(Adopted by a special resolution passed on 5 August 2021 and amended by special resolution passed on 2 March 2022)

1.       Introduction

1.1	The model articles for private companies limited by shares contained or incorporated in Schedule 1 to the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these articles (the "Model Articles") shall apply to the Company, save insofar as they are varied or excluded by, or are inconsistent with, the following Articles.

1.2	In these Articles and the Model Articles any reference to any statutory provision shall be deemed to include a reference to each and every statutory amendment, modification, reenactment and extension thereof from time to time.

1.3	In these Articles article headings are used for convenience only and shall not affect the construction or interpretation of these Articles.

2.       Defined terms

In these Articles the following words and expressions shall have the following meanings:

"A Ordinary Shares" means the A ordinary shares of £0.0000015385 each in the capital of the Company, from time to time;

"A Ordinary Shareholders" means the holders from time to time of A Ordinary Shares and an "A Ordinary Shareholder" shall have a corresponding meaning;

"Act" means the Companies Act 2006 (as amended from time to time);

"Acting in Concert" has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time);

"Angel CoFund" means Angel CoFund (company number: 07864831);

"Asset Sale" means the completion of a sale by the Company (or another member of the Group) on bona fide arms' length terms of all, or substantially all, of the business and assets of the Group (other than pursuant to a Holding Company Reorganisation);

"Asset Sale Price" means an amount in USD$ equal to $95 multiplied by the number of Ordinary Shares in issue at Exit. By way of example, based on an issued ordinary share capital of 7,208,751 at Exit, the Asset Sale Price would be $684,831,345 (being $95 x 7,208,751);

"Associated Government Entities" means:

(a)	any UK Government departments, including their executive agencies, other subsidiary bodies and other parts of UK Government;

(b)	companies wholly or partly owned by UK Government departments and their subsidiaries;

(c)	non-departmental public bodies, other public bodies, public corporations and their subsidiary bodies sponsored by UK Government departments; and/or

(d)	any successors to any of the entities set out in (a), (b) and (c) above or any new bodies which fall within the same criteria;

"Auditors" means the auditors of the Company from time to time;

"Bad Leaver" means an A Ordinary Shareholder who ceases (or, if earlier, gives or receives notice to so cease) to be employed by the Company or another member of the Group (and who does not continue as an employee of another Group member):

(a)	in circumstances of gross misconduct, fraud, negligence or a breach of confidentiality;

(b)	to become employed or engaged by, or provide services to, a business or entity which is a Competitor;

(c)	where they have committed a major disciplinary breach; or

(d)	in circumstances constituting fair dismissal pursuant to section 98(2)(a) of the Employment Rights Act 1996;

"Board" means the board of Directors and any committee of the board constituted for the purpose of taking any action or decision contemplated by these Articles;

"Business Day" means a day on which English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

"Civil Partner" means in relation to a Shareholder, a civil partner (as defined in the Civil Partnership Act 2004) of the Shareholder;

"Competitor" means a company, partnership or other entity which is included in the current Competitor List;

"Competitor List" means a list of competitors of the Company (which shall be determined by the Board from time to time) maintained by the Company, a copy of which is available to A Ordinary Shareholders on request;

"Controlling Interest" means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the Corporation Tax Act 2010;

"Date of Adoption" means the date on which these Articles were adopted; "Director(s)" means a director or directors of the Company from time to time;

"Effective Termination Date" means the date on which the A Ordinary Shareholder's employment terminates;

"Employee" means an individual who is an employee or executive director of the Company or any member of the Group;

"Encumbrance" means any mortgage, charge, security, interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including without limitation any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

"Excluded Options" means the option over 39,780 Ordinary Shares in the capital of the Company granted by the Company to Kulwant Sandher on 26 July 2021 and the option or warrant over 198,900 Ordinary Shares in the capital of the Company granted or to be granted by the Company to Bill Calsbeck;

"Excluded Securities" (i) securities to be issued pursuant to the conversion of the Future Fund convertible loan agreement; (ii) securities to be issued or granted in connection with any Share Incentive Arrangement approved in accordance with the Investment Agreement; (iii) securities to be issued under options and warrants approved by the Board; and (iv) securities to be issued in connection with any of the Company's shares becoming listed on a recognised stock exchange on in connection with a special-purposes acquisition company transaction;

"Exit" means any of the following:

(a)       a Listing;

(b)       a Share Sale; or

(c)       an Asset Sale;

"Family Trusts" means trust(s) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than a Shareholder who is an individual and/or Privileged Relations of that individual;

"Future Fund" means UK FF Nominees Limited (registered in England and Wales with number 12591650);

"FF CLA" means the convertible loan agreement dated 15 December 2020 between, amongst other, the Company and the Future Fund;

"Financial Hurdle" means the price per Ordinary Share at an Exit (calculated on the basis of the Ordinary Shares in issue at Exit) being equal to, or exceeding, the Hurdle Share Price, other than in the case of an Exit that is an Asset Sale where it means the consideration for such a sale being equal to, or exceeding the Asset Sale Price. In the case of an Exit that is a Listing where a new holding company is put on top of the Company as part of the structuring for the Listing, it means the price per Ordinary Share (calculated on the basis of the Ordinary Shares in issue immediately prior to the new holding company being put on top of the Company) being equal to, or exceeding, the Hurdle Share Price immediately prior to that new holding company being put on top of the Company;

"Fund Manager" means a person whose principal business is to make, manage or advise upon investments in securities;

"Good Leaver" means an A Ordinary Shareholder who ceases (or, if earlier, gives or receives notice to so cease) to be employed by the Company or another member of the Group (and who does not continue as an employee of another Group member) and is not a Bad Leaver;

"Group" means the Company and its subsidiary undertaking(s) (if any) from time to time;

"Hurdle Share Price" means $95.00 per Ordinary Share, ignoring in every case any price impact that the A Ordinary Shares might otherwise have by virtue of their issue and/or vesting;

"Institutional Investor" means any fund, partnership, body corporate, trust or other person or entity whose principal business is to make investments or a person whose business is to make, manage or advise upon investments for any of the foregoing, other than an Institutional Investor who the Board determines in its reasonable discretion is a competitor with the business of the Company;

"a Member of the same Fund Group" means if the Shareholder is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an "Investment Fund") or a nominee of that person:

(a)	any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed by that Fund Manager;

(c)	any parent undertaking or subsidiary undertaking of that Fund Manager, or any subsidiary undertaking of any parent undertaking of that Fund Manager; or

(d)	any trustee, nominee or custodian of such Investment Fund and vice versa;

"a Member of the same Group" means as regards any company, a company which is from time to time a parent undertaking or a subsidiary undertaking of that company or a subsidiary undertaking of any such parent undertaking;

"Holding Company Reorganisation" means any transaction involving the issue of shares in the capital of a New Holding Company to the Shareholders, the object or intent of which is to interpose the New Holding Company as the sole owner of the Company such that immediately subsequent to such transaction:

(a)	the number and class of shares comprised in the issued share capital of the New Holding Company, the identity of the shareholders of the New Holding Company, and the number and class of shares held by each such person matches the issued share capital of the Company and the identity of Shareholders and the number and class of Shares held by each such person immediately prior to such transaction (save for the fact that such shares are issued by a different company);

(b)	the rights attaching to each class of share comprised in the New Holding Company matches those rights attaching to the like class of share comprised in the share capital of the Company immediately prior to such transaction (save for the fact that such shares are issued by a different company and/or in a different jurisdiction with attendant differences in company law); and

(c)	the constitutional documents of the New Holding Company are the same in substantive effect as the articles of association of the Company immediately prior to such transaction (save for the fact that they apply in respect of a different company, and as to matters and modifications to reflect that the New Holding Company may be incorporated in a jurisdiction other than England and Wales);

"Investment Agreement" means the investment agreement dated 11 August 2020 between the Investors, Tevva Jersey and the Company (each such term as defined therein) as amended from time to time;

"Investor Majority Consent" has the meaning given to that term in the Investment Agreement;

"Leaver" means a Good Leaver or a Bad Leaver, as applicable;

"Listing" means admission of any of the Company's ordinary share capital to the Official List of the Financial Conduct Authority (with consequent admission to trading to the Main Market of the London Stock Exchange) or admission of any of the Company's ordinary share capital to any other internationally recognised investment exchange (which shall for these purposes be construed as the stock exchanges that are determined to be "recognised stock exchanges" in accordance with Section 1005 of the Income Tax Act 2007 plus the Alternative Investment Market of the London Stock Exchange);

"London Stock Exchange" means London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange;

"Market Value" takes the same meaning that it has for the purposes of Part VIII of the Taxation of Chargeable Gains Act 1992 as modified by section 431(1) of the Income Tax (Earnings and Pensions) Act 2003;

"New Holding Company" means a newly formed holding company incorporated in any jurisdiction which has resulted from a Holding Company Reorganisation;

"New Securities" means any shares or other securities in the Company or shares, or other securities convertible into, or carrying the right to subscribe for, shares in the Company, in each case issued by the Company after the Date of Adoption (other than options to subscribe for Shares under any Share Incentive Arrangement);

"Ordinary Shareholders" means the holders from time to time of Ordinary Shares and an "Ordinary Shareholder" shall have a corresponding meaning;

"Ordinary Shares" means the ordinary shares of £0.0000015385 each in the capital of the Company, from time to time and for the avoidance of doubt shall not include the A Ordinary Shares;

"Permitted Transfer" means a transfer of Shares in accordance with Article 11; "Permitted Transferee" means:

(a)	in relation to a Shareholder (other than an A Ordinary Shareholder) who is an individual, any of his Privileged Relations, Trustees or Qualifying Company;

(b)	in relation to a Shareholder which is an undertaking means any Member of the same Group;

(c)	in relation to a Shareholder which is an Investment Fund means any Member of the same Fund Group;

(d)	in relation to Angel Co Fund means (in connection only with a restructuring of Angel Co Fund and/or a sale of some or all of its portfolio):

(i)	any person, body, firm or partnership whose business comprises to a material extent the holding for investment purposes of securities in and/or the provision of debt and other financial facilities to United Kingdom unlisted companies and includes any subsidiary, nominee, custodian or manager used by such person, firm or partnership to hold such investments or to make available such facilities; or

(ii)	any investment trust company whose shares are listed on a recognised investment exchange which is also managed by Angel Co Fund or the manager of Angel Co Fund or by a holding company of such management company or any subsidiary company of such holding company; or

(iii)	any partner of a limited partnership (or their nominees) acting in such capacity (provided such transfer is made in accordance with the fund or partnership agreement governing such entity or partnership) or to the holders of units in a unit trust (or their nominees) on a distribution in kind or otherwise under the relevant partnership agreement or trust instrument; or

(iv)	in respect of any Shares which are held by Angel Co Fund on behalf of any collective investment scheme (within the meaning of section 235 of Financial Services and Markets Act 2000), may be transferred to participants (within the meaning of that section), in the scheme in question; or

(v)	the beneficial owner of the Shares, including, without limitation, to any person who becomes a general partner, nominee or trustee for a limited partnership, until trust or investment trust in place of, or in addition to, Angel Co Fund;

"Privileged Relation" in relation to a Shareholder who is an individual member or deceased or former member means a spouse, Civil Partner, child or grandchild (including step or adopted or illegitimate child and their issue);

"Proceeds of Sale" means the consideration payable whether in cash or otherwise to Shareholders in respect of their Shares under or pursuant to an Exit less any fees, costs and expenses payable as approved by the Board and with Investor Majority Consent;

"Qualifying Company" means a company in which a Shareholder or Trustee(s) hold the whole of the share capital and which they control;

"Shareholder" means any holder of any Shares;

"Share Incentive Arrangement" means any share award, share option award, share option plan or other share incentive arrangement of the Company for or to its Employees, non-executive directors and/or consultants (other than the Excluded Options and shares acquired at the same price as a third party investor), the terms of which have been approved by the Board and, for the avoidance of doubt, shall include the award of A Ordinary Shares to Employees in accordance with these Articles;

"Shares" means the Ordinary Shares and the A Ordinary Shares from time to time;

“Share Sale” means the completion of the sale of (or the grant of a right to acquire or to dispose of) any of the Shares in the capital of the Company (in one transaction or as a series of transactions) which will result in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where following completion of the sale and (in the case of a series of transactions) any other connected transactions the shareholders in the purchasing company and the proportion of shares held by each of them are the same as the Shareholders and their shareholdings in the Company immediately prior to the sale.

"Tevva Jersey" means Tevva Motors (Jersey) Limited (company number: 124393); and "Trustees" means the trustee(s) of a Family Trust.

3.	Proceedings of Directors

3.1	The quorum for Directors' meetings shall be two Directors including the director appointed pursuant to clause 8.2 of the Investment Agreement (save that where an interest of a Director is being authorised by other Directors in accordance with section 175(5)(a) of the Act, the interested Director shall not be included in the quorum required for the purpose of such authorisation but shall otherwise be included for the purpose of forming the quorum at the meeting). Article 11(2) of the Model Articles shall not apply to the Company.

3.2	In the case of any equality of votes, the chairman shall not have a second or casting vote. Article 13 of the Model Articles shall not apply to the Company.

4.	Alternate Directors

Articles 15 and 25 to 27 of the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) shall apply to the Company.

5.	Directors' interests

5.1	Subject to the provisions of the Act, and provided that he has declared to the Directors the nature and extent of his interest, a Director may vote at a meeting of the Directors or of a committee of the Directors on any resolution concerning a matter in which he has an interest, whether a direct or an indirect interest, or in relation to which he has a duty and shall also be counted in reckoning whether a quorum is present at such a meeting. Article 14 of the Model Articles shall not apply to the Company.

Specific interests of a Director

5.2	Subject to the provisions of the Act, and provided that he has declared to the Directors the nature and extent of his interest, a Director may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest of the following kind:

(a)	where a Director (or a person connected with him) is party to or in any way directly or indirectly interested in, or has any duty in respect of, any existing or proposed contract, arrangement or transaction with the Company or any other undertaking in which the Company is in any way interested;

(b)	where a Director (or a person connected with him) is a director, employee or other officer of, or a party to any contract, arrangement or transaction with, or in any way interested in, any body corporate promoted by the Company or in which the Company is in any way interested;

(c)	where a Director (or a person connected with him) is a Shareholder or a shareholder in, employee, director, member or other officer of, or consultant to, a parent undertaking of, or a subsidiary undertaking of a parent undertaking of, the Company;

(d)	where a Director (or a person connected with him) holds and is remunerated in respect of any office or place of profit (other than the office of auditor) in respect of the Company or body corporate in which the Company is in any way interested;

(e)	where a Director is given a guarantee, or is to be given a guarantee, in respect of an obligation incurred by or on behalf of the Company or any body corporate in which the Company is in any way interested; or

(f)	where a Director (or a person connected with him or of which he is a member or employee) acts (or any body corporate promoted by the Company or in which the Company is in any way interested of which he is a director, employee or other officer may act) in a professional capacity for the Company or any body corporate promoted by the Company or in which the Company is in any way interested (other than as auditor) whether or not he or it is remunerated for this.

6.	Share Capital

6.1	The Ordinary Shares and the A Ordinary Shares constitute separate classes of shares.

6.2	Whenever the share capital of the Company is divided into different classes of Shares, the special rights attached to any such class may only be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding up) with the consent in writing of the holders of at least 75% in nominal value of the issued Shares of that class and with Investor Majority Consent.

7.	Rights attaching to Shares

7.1	The A Ordinary Shares shall not entitle any holder thereof to receive notice of, to attend, to speak or to vote at any general meeting of the Company nor to receive or vote on, or otherwise constitute an eligible member for the purposes of, proposed written resolutions of the Company.

7.2	The A Ordinary Shares shall carry no right to receive:

(a)	dividends or other distributions out of the revenues or profits of the Company; or

(b)	a distribution of assets on a liquidation or a return of capital.

Notwithstanding this Article, in the event of any distribution constituting a distribution of Proceeds of Sale, such Proceeds of Sale shall be distributed in accordance with Article 8.

7.3	The Ordinary Shares shall carry full voting rights and rights to dividends and distributions.

8.	Exit

8.1	On an Exit the Proceeds of Sale shall be distributed as set out in this Article 8.

8.2	On an Exit that is a Share Sale:

(a)	where the Financial Hurdle is satisfied, the Proceeds of Sale shall be distributed among the Ordinary Shareholders and the A Ordinary Shareholders pro rata to the number of Ordinary Shares and A Ordinary Shares held by each of them (as if the Ordinary Shares and A Ordinary Shares constituted one and the same class); and

(b)	where the Financial Hurdle is not satisfied, the Proceeds of Sale shall be distributed among the Ordinary Shareholders pro rata to the number of Ordinary Shares held by each of them.

8.3	Where the Financial Hurdle is not satisfied (such that Article 8.2(a) applies), the A Ordinary Shares shall have no right to participate in, or in a distribution of, such Proceeds of Sale.

8.4	On an Exit that is an Asset Sale, the Proceeds of Sale shall be distributed (to the extent the Company is lawfully permitted to do so) on the basis, and in the order of priority, set out in Article 8.2 provided always that if it is not lawful for the Company to distribute the Proceeds of Sale in accordance with the provisions of these Articles, the Shareholders shall take any action reasonably required by the Board so that Article 8 applies or is given effect to.

8.5	On an Exit that is a Listing, the A Ordinary Shares shall benefit from the economic effect of the Listing to the same extent that they would have done pursuant to Article 8.2 had the Exit at that time been a Share Sale (such economic benefit to be delivered by way of reorganisation of the Company's share capital so that they become ordinary shares, or by being exchanged into shares in any new vehicle that is to be listed, or otherwise and in these circumstances the number of shares delivered shall be rounded down to the nearest number of whole shares).

8.6	For the avoidance of doubt and, notwithstanding anything to the contrary in these Articles, the economic value of A Ordinary Shares shall be as solely provided in this Article 8.

8.7	For the purposes of this Article 8, the Board shall confirm as soon as reasonably practicable whether the Financial Hurdle has been satisfied prior to an Exit.

9.	Allotment of new shares or other securities: pre-emption

9.1	Subject to the remaining provisions of this Article 9, the Directors are generally and unconditionally authorised for the purpose of section 551 of the Act to exercise any power of the Company to:

(b)	allot Shares; or

(c)	grant rights to subscribe for or convert any securities into Shares,

to any persons, at any times and subject to any terms and conditions as the Directors think proper, provided that:

(1)	in relation to the Ordinary Shares, this authority shall be limited to a maximum nominal amount of £7.6925;

(2)	in relation to the A Ordinary Shares, this authority shall be limited to a maximum nominal amount of £1.4882;

(3)	this authority shall only apply insofar as the Company has not by resolution waived or revoked it;

(4)	this authority may only be exercised for a period of five years commencing upon the Date of Adoption, save that the Directors may make an offer or agreement which would or might require Shares to be allotted or rights granted to subscribe for or convert any security into Shares after the expiry of such authority (and the Directors may allot Shares or grant such rights in pursuance of an offer or agreement as if such authority had not expired).

This authority is in addition to all subsisting authorities to the extent unused.

9.2	In accordance with section 567(1) of the Act, sections 561 and 562 of the Act do not apply to an allotment of equity securities made by the Company.

9.3	Unless otherwise determined by special resolution, any New Securities shall, before they are allotted or granted on any terms, be first offered by the Company in writing to each Ordinary Shareholder by:

(a)	giving details of the number and subscription price of the New Securities;

(b)	inviting him to apply for the New Securities at the subscription price (being on no less favourable terms);

(c)	stating that he will have a period of at least 5 days from the date of the notice in which to apply;

(d)	subject to Article 9.8, stating that, if there is competition among the Ordinary Shareholders for the New Securities, the New Securities will be allocated to him in proportion (as nearly as may be) to his existing holdings of Ordinary Shares (his "Proportionate Allocation");

(e)	subject to Article 9.8, inviting him to indicate if he is willing to purchase New Securities in excess of his Proportionate Allocation ("Extra Securities") and, if so, the number of Extra Securities.

9.4	Subject to Article 9.8, on expiry of an offer made in accordance with Article 9.3 (or sooner if applications or refusals have been received from all Ordinary Shareholders and all requisite approvals have been given), the Company shall allot or grant (as the case may be) the New Securities as follows:

(a)	if the total number of New Securities applied for is equal to or less than the New Securities offered, each Ordinary Shareholder shall be allocated the number applied for by him; or

(b)	if the total number of New Securities applied for is more than the New Securities offered, each Shareholder shall be allocated his Proportionate Allocation or, if less, the number of New Securities for which he has applied; and

(c)	applications for Extra Securities shall be allocated in accordance with such applications or, in the event of competition, among those Ordinary Shareholders applying for Extra Securities in proportion to their Proportionate Allocations but so that no applicant shall be allocated more Extra Securities than he has applied for and so that if there is a surplus further allocations shall be made on the same basis (and if necessary more than once) until all New Securities have been allocated;

(d)	fractional entitlements shall be rounded to the nearest whole number;

following which the Directors may, subject to these Articles and the Act, allot or grant (as the case may be) such New Securities as have not been taken up in such manner as they think fit, but on no less favourable terms.

9.5	No Shares shall be allotted to any Employee, Director, prospective Employee or prospective director of the Company who in the opinion of the Board is:

(a)	subject to taxation in the United Kingdom, unless such person has entered into a joint section 431(1) Income Tax (Earnings and Pensions) Act 2003 election with the Company (or their employer if different); or

(b)	subject to taxation in the United States of America, unless such person has entered into an election under section 83(b) of the Internal Revenue Code as amended, in each case if so required by the Company.

9.6	The Company may issue Shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder. The Directors are not authorised to determine the terms, conditions and manner of redemption unless express authorisation to do so is given by the Shareholders by ordinary resolution. Article 22(2) of the Model Articles shall not apply to the Company.

9.7	Subject to the provisions of Article 9.8, any New Securities offered under this Article 9 to Tevva Jersey shall be offered directly to the shareholders of Tewa Jersey on a "look through basis". A "look through basis" shall mean that the pre-emption rights of Tevva Jersey shall be offered to the shareholders of Tevva Jersey pro-rata to the number of shares in Tevva Jersey held by such shareholders.

9.8	Notwithstanding the provisions of Articles 9.1 - 9.7, in the event that any New Securities are issued by the Company, the Company shall ensure that the pre-emption rights offered to Bharat Forge Limited shall not be less than 10% of the total amount of New Securities to be issued. In the event that the total number of New Securities to be issued to Bharat Forge Limited are less than 10% (on a pro rata basis), then additional pre-emption rights shall be offered to Bharat Forge Limited by means of re-allocating to Bharat Forge Limited, the preemption rights held by other Tevva Jersey shareholders calculated on a "look through" basis as follows:

(a)	firstly, by reallocating any such pre-emption rights not taken up by other shareholders; and

(b)	secondly, by scaling down any such pre-emption rights held by other shareholders in Tevva Jersey on a pro rata basis, such that the rights afforded to Bharat Forge Limited under this Article 9 shall not be less than 10%.

9.9	The provisions of Articles 9.2 - 9.8 (inclusive) shall not apply to:

(a)	any New Securities issued by the Company to comply with its obligations under any instrument or agreement relating to convertible debt;

(b)	any New Securities issued by the Company in accordance with the terms of the Investment Agreement; or

(c)	any New Securities which are Excluded Securities.

10.	Transfers of Shares — general

10.1	Other than in relation to a grant or the subsistence of a floating charge over shares held by Angel CoFund in favour of its funders, reference to the transfer of a Share in these Articles includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

10.2	Save as set out in Article 11.5 and Articles 13 to 16 (inclusive), no A Ordinary Shares may be transferred by an A Ordinary Shareholder.

10.3	If a Shareholder transfers or purports to transfer a Share otherwise than in accordance with these Articles he will be deemed immediately to have served a Transfer Notice in respect of all Shares held by him.

10.4	The Directors may refuse to register a transfer of a Share if:

(a)	a Shareholder transfers a Share other than in accordance with these Articles;

(b)	the transfer is to an Employee, Director or prospective Employee or prospective director of the Company and such person has not entered into a joint section 431(1) Income Tax (Earnings and Pensions) Act 2003 election with the Company (or their employer if different) and/or a section 83(b) election if requested to do so by the Company; or

(c)	the transferee is a person (or a nominee for a person) who is a competitor with (or an associate (as determined in accordance with section 435 of the Insolvency Act 1986) of a competitor with) the business of the Company or with a subsidiary undertaking of the Company.

Article 26(5) of the Model Articles shall be modified accordingly.

10.5	The Directors may, as a condition to the registration of any transfer of Shares, require the transferee to execute and deliver to the Company a deed agreeing to be bound by the terms of any shareholders' agreement or similar agreement in force between some or all of the Shareholders and the Company.

10.6	Articles 27 to 29 of the Model Articles regarding transmission of shares shall not apply to the Company.

10.7	Any transfer of a Share by way of sale which is required to be made under Articles 13 to 16 (inclusive) will be deemed to include a warranty that the transferor sells with full title guarantee.

11.	Permitted Transfers

11.1	An Ordinary Shareholder (the "Original Shareholder") may transfer all or any of his or its Shares to a Permitted Transferee without restriction as to price or otherwise.

11.2	Shares previously transferred as permitted by Article 11.1 may be transferred by the transferee to the Original Shareholder or any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

11.3	Where, upon death of a Shareholder, the persons legally or beneficially entitled to any Shares are Permitted Transferees of that deceased Shareholder, the legal representative of the deceased Shareholder may transfer any Share to those Permitted Transferees without restriction as to price or otherwise.

11.4	A transfer of any Shares approved by the Board may be made without restriction as to price or otherwise and each transfer shall be registered by the Directors.

11.5	Any Shares may at any time be transferred where there is a sale of the entire issued share capital of the Company to a New Holding Company, which has been approved by the Board and the holders of at least 60% of the Shares.

11.6	The Future Fund shall at any time be entitled to transfer any shares in the capital of the Company that are held by the Future Fund, without restriction as to price or otherwise and free of pre-emption rights howsoever expressed to:

(a)	any Associated Government Entities; or

(b)	an Institutional Investor that is acquiring the whole or part (being not fewer than 10 companies, including the Company) of the Future Fund's interest in a portfolio of investments which comprise or result from the conversion of unsecured convertible loans substantially on the same terms as the FF CLA, provided always that such transaction(s) is bona fide in all respects.

12.	Transfers of Shares subject to pre-emption rights

12.1	Save where the provisions of Articles 11, 13 to 16 (inclusive) and 23 apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights contained in this Article 12.

12.2	A Shareholder who wishes to transfer Shares (a "Seller") shall, except as otherwise provided in these Articles, before transferring or agreeing to transfer any Shares give notice in writing (a "Transfer Notice") to the Company specifying:

(c)	the number of Shares which he wishes to transfer (the "Sale Shares");

(d)	if he wishes to sell the Sale Shares to a third party, the name of the proposed transferee;

(e)	the price at which he wishes to transfer the Sale Shares; and

(f)	whether the Transfer Notice is conditional on all or a specific number of the Sale Shares being sold to Shareholders ( a "Minimum Transfer Condition").

If no cash price is specified by the Seller, the price at which the Sale Shares are to be transferred (the "Transfer Price") must be agreed by the Board (including Investor Director Consent). In addition, if the price is not specified in cash, an equivalent cash value price must be agreed between the Seller and the Board (including Investor Director Consent). In both cases, the price will be deemed to be the Fair Value of the Sale Shares if no price is agreed within 5 Business Days of the Company receiving the Transfer Notice.

12.3	Except with the consent of the Board or as otherwise specified in these Articles, no Transfer Notice once given or deemed to have been given under these Articles may be withdrawn.

12.4	A Transfer Notice constitutes the Company the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

12.5	As soon as practicable following the receipt of a Transfer Notice, the Board shall offer the Sale Shares for sale to the Ordinary Shareholders in the manner set out in Article 12.6. Each offer must be in writing and give details of the number and Transfer Price of the Sale Shares offered.

12.6	Transfers: Offer

(a)	The Board shall offer the Sale Shares pursuant to the Priority Rights to all Ordinary Shareholders specified in the offer other than the Seller (the "Continuing Shareholders") inviting them to apply in writing within the period from the date of the offer to the date 10 Business Days after the offer (inclusive) (the "Offer Period") for the maximum number of Sale Shares they wish to buy.

(b)	If the Sale Shares are subject to a Minimum Transfer Condition then any allocation made under Article 12.6 will be conditional on the fulfilment of the Minimum Transfer Condition.

(c)	If, at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Board shall allocate the Sale Shares to each Continuing Shareholder who has applied for Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which his existing holding of the relevant class(es) of Shares bears to the total number of the relevant class(es) of Shares held by those Continuing Shareholders who have applied for Sale Shares which procedure shall be repeated until all Sale Shares have been allocated but no allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

(d)	If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Board shall allocate the Sale Shares to the Continuing Shareholders in accordance with their applications and the balance will be dealt with in accordance with Article 12.8(e).

12.7	Completion of transfer of Sale Shares

(a)	If the Transfer Notice includes a Minimum Transfer Condition and the total number of Shares applied for does not meet the Minimum Transfer Condition the Board shall notify the Seller and all those to whom Sale Shares have been conditionally allocated under Article 12.6 stating the condition has not been met and that the relevant Transfer Notice has lapsed with immediate effect.

(b)	if

(i)	the Transfer Notice does not include a Minimum Transfer Condition; or

(ii)	the Transfer Notice does include a Minimum Transfer Condition and allocations have been made in respect of all or the minimum required number of the Sale Shares,

the Board shall, when no further offers are required to be made under Article 12, give written notice of allocation (an "Allocation Notice") to the Seller and each Shareholder to whom Sale Shares have been allocated (an "Applicant") specifying the number of Sale Shares allocated to each Applicant and the place and time (being not less than 5 Business Days nor more than 10 Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

(c)	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

(c)	If the Seller fails to comply with the provisions of Article 12.8(c):

(i)	the chairman of the Company or, failing him, one of the directors, or some other person nominated by a resolution of the Board, may on behalf of the Seller:

(A)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(B)	receive the Transfer Price and give a good discharge for it; and

(C)	(subject to the transfer being duly stamped) enter the Applicants in the register of Shareholders as the holders of the Shares purchased by them; and

(ii)	the Company shall pay the Transfer Price into a separate bank account in the Company's name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Seller until he has delivered to the Company his certificate or certificates for the relevant Shares (or an indemnity for lost certificate in a form acceptable to the Board).

(d)	If an Allocation Notice does not relate to all the Sale Shares then, subject to Article 12.8(f), the Seller may, within eight weeks after service of the Allocation Notice, transfer the unallocated Sale Shares to any person at a price at least equal to the Transfer Price.

(e)	The right of the Seller to transfer Shares under Article 12.8(e) does not apply if the Board is of the opinion on reasonable grounds that:

(i)	the transferee is a person (or a nominee for a person) who the Board determines in their absolute discretion is a competitor with (or an Associate of a competitor with) the business of the Company or with a Subsidiary Undertaking of the Company;

(ii)	the sale of the Sale Shares is not bona fide or the price is subject to a deduction, rebate or allowance to the transferee; or

(iii)	the Seller has failed or refused to provide promptly information available to it or him and reasonably requested by the Board for the purpose of enabling it to form the opinion mentioned above.

13.	Compulsory transfers — general

13.1	A person entitled to a Share in consequence of the bankruptcy of a Shareholder shall be deemed to have given a Transfer Notice in respect of that Share at a time determined by the Directors.

13.2	If a Shareholder which is a company, either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets, the relevant Shareholder (and all its Permitted Transferees) shall be deemed to have given a Transfer Notice in respect of all the Shares held by the relevant Shareholder and its Permitted Transferees save to the extent that, and at a time, the Directors may determine.

13.3	If a Permitted Transferee ceases to be a Permitted Transferee of the Original Shareholder, the Permitted Transferee must not later than five Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or another Permitted Transferee of the Original Shareholder without restriction as to price or otherwise, failing which it will be deemed to have given a Transfer Notice in respect of those Shares.

13.4	On the death, bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within five Business Days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver execute and deliver to the Company a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder. If the transfer is not executed and delivered within five Business Days of such period or if the Original Shareholder has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in bankruptcy or liquidator, administrator or administrative receiver will be deemed to have given a Transfer Notice.

13.5	If a Share remains registered in the name of a deceased Shareholder for longer than one year after the date of his death the Directors may require the legal personal representatives of that deceased Shareholder either:

(a)	to effect a Permitted Transfer of such Shares (including for this purpose an election to be registered in respect of the Permitted Transfer); or

(b)	to show to the satisfaction of the Directors that a Permitted Transfer will be effected before or promptly upon the completion of the administration of the estate of the deceased Shareholder.

If either requirement in this Article 13.5 shall not be fulfilled to the satisfaction of the Directors a Transfer Notice shall be deemed to have been given in respect of each such Share save to the extent that, the Directors may otherwise determine.

13.6	If there is a change in control (as control is defined in section 1124 of the Corporation Tax Act 2010) of any Shareholder which is a company (other than Angel CoFund), it shall be bound at any time, if and when required in writing by the Directors to do so, to give (or procure the giving in the case of any Permitted Transferee and/or nominee) a Transfer Notice in respect of all the Shares registered in its name, its Permitted Transferee name and their respective nominees' names save that, in the case of the Permitted Transferee, it shall first be permitted to transfer those Shares back to the Original Shareholder from whom it received its Shares or to any other Permitted Transferee of the Original Shareholder before being required to serve a Transfer Notice.

14.	Drag-along and New Holding Company Drag-along

14.1	If the holders of more than 60% of the Ordinary Shares (the “Selling Shareholders”) wish to transfer all their Shares (the “Sellers' Shares”) to a proposed purchaser who has made an offer on arm's length terms (the “Proposed Purchaser”), the Selling Shareholders shall have the option (the “Drag Along Option”) to require all other holders of Shares (the “Called Shareholders”) to sell and transfer all their Shares (the “Called Shares”) to the Proposed Purchaser or as the Proposed Purchaser shall direct in accordance with the provisions of this Article 14.

14.2	The Selling Shareholders may exercise the Drag Along Option by giving written notice to that effect (a “Drag Along Notice”) to the Company (which the Company shall promptly send to the Called Shareholders) at any time before the transfer of the Sellers' Shares to the Proposed Purchaser. The Drag Along Notice shall specify that the Called Shareholders are required to transfer all their Called Shares pursuant to this Article 14, the person to whom the Called Shares are to be transferred, the consideration for which the Called Shares are to be transferred and the proposed date of the transfer.

14.3	Drag Along Notices shall be irrevocable but will lapse if for any reason there is not a sale of the Sellers' Shares by the Selling Shareholders to the Proposed Purchaser within 40 Business Days of service of the Drag Along Notice (“Lapse Date”). The Selling Shareholders shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice and this Article 14 shall apply mutatis mutandis and the term “Lapse Date” shall be construed accordingly.

14.4	The consideration (in cash of otherwise) for which the Called Shareholders shall be obliged to sell each of the Called Shares shall, after taking into account the provisions of Article 8 to determine the quantum of the Proceeds of Sale due to the Called Shareholders, be on terms no less favourable than those obtained by the Selling Shareholders from the Proposed Purchaser (it being understood (i) that the form of consideration received by the Called Shareholders holding A Ordinary Shares may be different to that received by the other Shareholders (for example cash instead of shares or securities), and (ii) that the Called Shareholders holding A Ordinary Shares will not be entitled to receive any consideration if the Financial Hurdle is not satisfied).

14.5	No Drag Along Notice shall require a Called Shareholder to agree to any terms except those specifically provided for in this Article 14.

14.6	Completion of the sale of the Called Shares to the Proposed Purchaser (or as it may direct) shall take place on the Completion Date. Completion Date means the date of completion of the sale of the Sellers' Shares to the Proposed Purchaser (or as it may direct) ("Completion").

14.7	Within five Business Days of the Company serving a Drag Along Notice on the Called Shareholders (the “Deadline”), the Called Shareholders shall deliver (and, as applicable, execute completed but undated (it being agreed that any Director be authorised to date the same with the Completion Date)) the following to the Company:

14.7.1	stock transfer forms for their Shares in favour of the Proposed Purchaser or as the Proposed Purchaser shall direct;

14.7.2 the relevant share certificate(s) (or an indemnity for lost share certificate);

14.7.3 if requested by the Company, a voting power of attorney;

14.7.4	if requested by the Company, a declaration of trust in favour of the Proposed Purchaser (or as the Proposed Purchaser shall direct) in respect of the beneficial ownership of their Called Shares, whereby the Called Shareholder(s) shall irrevocably declare that (a) the entire beneficial interest in the Called Shares and (b) all rights attaching to the Called Shares and all dividends and other distributions and money and such assets from time to time received or arising in respect of the Called Shares are held from the date of the declaration of trust absolutely by the Called Shareholder(s) on bare trust for the Proposed Purchaser; and

14.7.5	power of attorney appointing two Directors as their joint and several attorneys with authority to execute and deliver on their behalf such offer documents, consents on approvals required in connection with the transfer of their Called Shares;

in each case in a form acceptable to the Directors.

14.8	To the extent that Completion has not taken place by the Lapse Date, the Called Shareholders shall be entitled to the return of the stock transfer forms, powers of attorney (if requested), declaration of trust (if requested) and share certificates (or the indemnity) for their relevant Shares and subject to Article 14.3 the Called Shareholders shall have no further rights or relevant obligations under this Article 14 in respect of their Shares in respect of the relevant Drag Along Notice served before the relevant Lapse Date.

14.9	If a Called Shareholder fails to deliver stock transfer form(s); powers of attorney (if requested), declaration of trust (if requested) and share certificate(s) (or a suitable indemnity) for its Shares to the Company by the Deadline, any Director is authorised to transfer the Called Shareholder’s Shares as agent and / or attorney on the Called Shareholder’s behalf (including without limitation entering into the closest equivalent documentation to give the Proposed Purchaser the benefits and rights in the voting power of attorney to the Proposed Purchaser (or as it may direct) to the extent the Proposed Purchaser has, on the Completion Date, satisfied the Proceeds of Sale due to such Called Shareholder (if any). The Board shall then authorise registration of the transfer once appropriate stamp duty (if any) has been paid. After the Proposed Purchaser (or such other person as it may direct) has been registered as the holder of the Called Shares, the validity of such proceedings shall not be questioned by any person. Failure to produce a share certificate (or a suitable indemnity) or any powers of attorney (if requested) or any declarations of trust (if requested) shall not impede the registration of shares under this Article 14.

14.10	On any person, following the issue of a Drag Along Notice (the "Initial Drag Along Notice"), becoming a Shareholder (or increasing an existing shareholding) including, without limitation, pursuant to the exercise of any option, warrant or other right to acquire or subscribe for, or to convert any debt or security into, Shares (a “New Shareholder”), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice who shall then be bound to sell and transfer all Shares so acquired to the Proposed Purchaser or as the Proposed Purchaser may direct and the provisions of this Article 14 shall apply, with the necessary changes, to the New Shareholder except that completion of the sale of the Shares shall take place on the Completion Date for the Called Shares the subject of the Initial Drag Along Notice or immediately upon the New Shareholder becoming a Shareholder, if later.

New Holding Company

14.10	In the event of a Holding Company Reorganisation approved by the Board and the holders of at least 60% of the Ordinary Shares (a "Proposed Reorganisation"), all Shareholders shall (a) to the extent entitled to do so, consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation and (b) take all such actions to tender their Shares as required pursuant to the Proposed Reorganisation (the "Reorganisation Actions"). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are required by the Board to facilitate the Proposed Reorganisation. If any Shareholder fails to comply with the provisions of this Article, the Company shall be constituted the agent of each defaulting Shareholder for taking the Reorganisation Actions as are necessary to effect the Proposed Reorganisation and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the Proposed Reorganisation, including, without limitation, any share exchange agreement and/or stock transfer form.

14.11	The Company shall procure that the New Holding Company shall ensure that the shares issued by it to the Shareholders (or a subsequent holder, as the case may be) pursuant to the Holding Company Reorganisation will be credited as fully paid as to the amount determined in accordance with this Article and which new shares shall be subject to the constitutional documents of the New Holding Company and otherwise (subject to the express provisions of such constitutional documents) have the same rights as all other New Holding Company shares of the same class in issue at the time (other than as regards any dividend or other distribution payable by reference to a record date preceding the date of allotment and issue of such New Holding Company shares).

14.12	On any person, following the date of completion of a Holding Company Reorganisation, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company or otherwise (a "New Reorganisation Shareholder"), the New Reorganisation Shareholder shall then be bound to do all such acts and things necessary in order to transfer all such resulting shares to the New Holding Company, and the provisions of this Article shall apply with the necessary changes to the New Reorganisation Shareholder.

15.	Mandatory Offer on a Change of Control

15.1	Except in the case of Permitted Transfers and transfers pursuant to Article 14, after going through the procedure in Article 12, the provisions of Article 15.2 will apply if one or more Proposed Sellers propose to transfer in one or a series of related transactions any Shares (the "Proposed Transfer") which would, if put into effect, result in any Proposed Purchaser (and Associates of his or persons Acting in Concert with him) acquiring a Controlling Interest in the Company.

15.2	A Proposed Seller must, before making a Proposed Transfer procure the making by the Proposed Purchaser of an offer (the "Offer") to the other Shareholders to acquire all of the Shares for a consideration per share the value of which is at least equal to the Specified Price (as defined in Article 15.7).

15.3	The Offer must be given by written notice (a "Proposed Sale Notice") at least 10 Business Days (the "Offer Period") prior to the proposed sale date ("Proposed Sale Date"). The Proposed Sale Notice must set out, to the extent not described in any accompanying documents, the identity of the Proposed Purchaser, the purchase price and other terms and conditions of payment, the Proposed Sale Date and the number of Shares proposed to be purchased by the Proposed Purchaser (the "Proposed Sale Shares").

15.4	If any other holder of Shares is not given the rights accorded him by this Article, the Proposed Sellers will not be entitled to complete their sale and the Company will not register any transfer intended to carry that sale into effect.

15.5	If the Offer is accepted by any Shareholder (an "Accepting Shareholder") within the Offer Period, the completion of the Proposed Transfer will be conditional upon the completion of the purchase of all the Shares held by Accepting Shareholders.

15.6	The Proposed Transfer is subject to the pre-emption provisions of Article 12 but the purchase of the Accepting Shareholders' shares shall not be subject to Article 12.

15.7	For the purpose of this Article:

(a)	the expression "Specified Price" shall mean:

(i)	in respect of the A Ordinary Shares where the Financial Hurdle is not met, the fair market value of the A Ordinary Shares; and

(ii)	in respect of each Ordinary Share and, where the Financial Hurdle is met, in respect of each A Ordinary Share, a sum in cash equal to the highest price per Share offered or paid by the Proposed Purchaser:

(iii)	in the Proposed Transfer; or

(iv)	in any related or previous transaction by the Proposed Purchaser or any person Acting in Concert with the Proposed Purchaser in the 12 months preceding the date of the Proposed Transfer,

plus an amount equal to the Relevant Sum, as defined in Article 15.7(b), of any other consideration (in cash or otherwise) paid or payable by the Proposed Purchaser or any other person Acting in Concert with the Proposed Purchaser, which having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the Shares (the "Supplemental Consideration");

Relevant Sum = C ÷ A

where:	A = number of Shares being sold in connection with the relevant Proposed Transfer;

C = the Supplemental Consideration.

16.	Leavers

16.1	Within the period of six months commencing on the relevant Effective Termination Date the Board (with Investor Majority Consent) may direct the Company to serve a notice on a Leaver notifying them that they are, with immediate effect, deemed to have served one or more Transfer Notices in respect of such number of A Ordinary Shares as is specified in the notice. The provisions of Article 12 shall apply to any such Transfer Notice save as provided for in this Article 16.

16.2	For the purposes of Article 16:

(a)	the Sale Shares shall comprise the above-mentioned Shares;

(b)	no proposed transferee shall be specified in the Transfer Notice;

(c)	the Transfer Price at which the Shares are transferred shall be determined by Article 16.3; and

(d)	there shall be no Minimum Transfer Condition.

16.3	The Transfer Price shall be:

(a)	in the case of a Good Leaver, the nominal value of the relevant Shares or, if higher, the Market Value of the relevant Shares (subject to the Board deciding otherwise);

(b)	in the case of a Bad Leaver, the nominal value of the relevant Shares (subject to the Board deciding otherwise).

16.4       The Sale Shares shall be offered in the following order of priority:

(a)	first to the Company (subject always to the provisions of the Act); and

(b)	second, to any person(s) approved by the Board (with Investor Majority Consent).

16.5	If any shareholder does not execute transfer(s) in respect of shares registered in their name in accordance with this Article 16, the defaulting shareholder will be deemed to have irrevocably appointed any person nominated for the purpose by the Board to be their agent to execute, complete and deliver a transfer of those shares in favour of the proposed purchaser against receipt by the Company of the consideration due for the relevant shares.

The Company's receipt of the consideration due will be a good discharge to the purchaser, who will not be bound to see its application. The Company will hold the consideration on trust for the relevant shareholder(s) without obligation to pay interest. Subject to stamping, the directors will without delay register the transfer(s), after which the validity of such proceedings will not be questioned by any person. Each shareholder will surrender his share certificate(s) (or, where appropriate provide an indemnity in respect of it in a form satisfactory to the directors), although it will be no impediment to registration of shares under this Article that no share certificate has been produced. On (but not before) such surrender or provision, the defaulting shareholder(s) will be entitled to the consideration for the shares transferred on their behalf, without interest.

16.6	Any transfer of Shares made in accordance with this Article 16 will not be subject to any other restrictions on transfer contained in these Articles.

17.	Purchase of own Shares

Subject to the Act, the Company may purchase its own Shares out of capital otherwise than in accordance with Chapter 5 of Part 18 of the Act, to the extent permitted by section 692(1ZA) of the Act.

18.	Secretary

Subject to the provisions of the Act, the Directors may appoint a secretary for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

19.	Lien

19.1	Article 21 of the Model Articles shall not apply to the Company.

19.2	Paragraph (c) of article 24(2) of the Model Articles shall be amended by the replacement of the words "that the shares are fully paid; and" with the words "the amount paid up on them.

19.3	The Company shall have a first and paramount lien (the "Company's Lien") over every Share (whether or not a fully paid share) for all and any indebtedness of any holder of it to the Company (whether a sole holder or one of two or more joint holders), whether or not that indebtedness or liability is in respect of the Shares concerned and whether or not it is presently payable.

19.4	The Company's Lien over a Share:

(a)	shall take priority over any third party's interest in that Share; and

(b)	extends to any dividend or other money payable by the Company in respect of that Share and (if the lien is enforced and the Share is sold by the Company) the proceeds of sale of that Share.

The Directors may at any time decide that a Share which is, or would otherwise be, subject to the Company's Lien shall not be subject to it, either wholly or in part.

19.5	Subject to the provisions of this Article 19, if:

(a)	a notice complying with Article 19.6 (a "Lien Enforcement Notice") has been given by the Company in respect of a Share; and

(b)       the person to whom the notice was given has failed to comply with it, the Company shall be entitled to sell that Share in such manner as the Directors decide.

19.6	A Lien Enforcement Notice:

(a)       may only be given by the Company in respect of a Share which is subject to the Company's Lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b)       must specify the Share concerned;

(c)       must require payment of the sum payable within 14 days of the notice;

(d)       must be addressed either to the holder of the Share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

(e)       must state the Company's intention to sell the Share if the notice is not complied with.

19.7	Where any Share is sold pursuant to this Article 19:

(a)       the Directors may authorise any person to execute an instrument of transfer of the Share to the purchaser or a person nominated by the purchaser; and

(b)       the transferee shall not be bound to see to the application of the consideration, and the transferee's title shall not be affected by any irregularity in or invalidity of the process leading to the sale.

19.8	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a)       first, in payment of so much of the sum for which the lien exists as was payable at the date of the Lien Enforcement Notice;

(b)       secondly, to the person entitled to the Share at the date of the sale, but only after the certificate for the Share sold has been surrendered to the Company for cancellation or an indemnity for lost certificate in a form acceptable to the Board has been given for any lost certificate, and subject to a lien equivalent to the Company's Lien for any money payable (whether or not it is presently payable) as existing upon the Share before the sale in respect of all Shares registered in the name of that person (whether as the sole registered holder or as one of several joint holders) after the date of the Lien Enforcement Notice.

19.9	A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been sold to satisfy the Company's Lien on a specified date:

(a)       shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

(b)       subject to compliance with any other formalities of transfer required by these Articles or by law, shall constitute a good title to the Share.

20.	Call Notices

20.1	Subject to these Articles and the terms on which Shares are allotted, the Directors may send a notice (a "Call Notice") to a Shareholder who has not fully paid for that Shareholder's Share(s) requiring the Shareholder to pay the Company a specified sum of money (a "call") which is payable to the Company by that Shareholder when the Directors decide to send the Call Notice.

20.2	A Call Notice:

(a)       may not require a Shareholder to pay a call which exceeds the total sum unpaid on that Shareholder's Shares (whether as to the Share's nominal value or any sum payable to the Company by way of premium);

(b)       shall state when and how any call to which it relates it is to be paid; and

(c)       may permit or require the call to be paid by instalments.

20.3	A Shareholder shall comply with the requirements of a Call Notice, but no Shareholder shall be obliged to pay any call before 14 days have passed since the notice was sent.

20.4	Before the Company has received any call due under a Call Notice the Directors may:

(a)       revoke it wholly or in part; or

(b)       specify a later time for payment than is specified in the Call Notice, by a further notice in writing to the Shareholder in respect of whose Shares the call is made.

20.5	Liability to pay a call shall not be extinguished or transferred by transferring the Shares in respect of which it is required to be paid. Joint holders of a Share shall be jointly and severally liable to pay all calls in respect of that Share.

20.6	Subject to the terms on which Shares are allotted, the Directors may, when issuing Shares, provide that Call Notices sent to the holders of those Shares may require them to:

(a)       pay calls which are not the same; or

(b)       pay calls at different times.

20.7	A Call Notice need not be issued in respect of sums which are specified, in the terms on which a Share is issued, as being payable to the Company in respect of that Share (whether in respect of nominal value or premium):

(a)       on allotment;

(b)       on the occurrence of a particular event; or

(c)       on a date fixed by or in accordance with the terms of issue.

20.8	If the due date for payment of such a sum as referred to in Article 20.7 has passed and it has not been paid, the holder of the Share concerned shall be treated in all respects as having failed to comply with a Call Notice in respect of that sum, and shall be liable to the same consequences as regards the payment of interest and forfeiture.

20.9	If a person is liable to pay a call and fails to do so by the Call Payment Date (as defined below):

(a)       the Directors may issue a notice of intended forfeiture to that person; and

(b)       until the call is paid, that person shall be required to pay the Company interest on the call from the Call Payment Date at the Relevant Rate (as defined below).

20.10	For the purposes of Article 20.9:

(a)       the "Call Payment Date" shall be the time when the call notice states that a call is payable, unless the Directors give a notice specifying a later date, in which case the "Call Payment Date" is that later date;

(b)       the "Relevant Rate" shall be:

(1)	the rate fixed by the terms on which the Share in respect of which the call is due was allotted;

(2)	such other rate as was fixed in the Call Notice which required payment of the call, or has otherwise been determined by the Directors; or

(3)	if no rate is fixed in either of these ways, five per cent. a year,

provided that the Relevant Rate shall not exceed by more than five percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998(a).

20.11	The Directors may waive any obligation to pay interest on a call wholly or in part.

20.12	The Directors may accept full payment of any unpaid sum in respect of a Share despite payment not being called under a Call Notice.

21.	Forfeiture of Shares

21.1	A notice of intended forfeiture:

(a)       may be sent in respect of any Share for which there is an unpaid sum in respect of which a call has not been paid as required by a Call Notice;

(b)       shall be sent to the holder of that Share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

(c)       shall require payment of the call and any accrued interest and all expenses that may have been incurred by the Company by reason of such non-payment by a date which is not fewer than 14 days after the date of the notice;

(d)       shall state how the payment is to be made; and

(e)       shall state that if the notice is not complied with, the Shares in respect of which the call is payable will be liable to be forfeited.

21.2	If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, then the Directors may decide that any Share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited Shares and not paid before the forfeiture.

21.3	Subject to these Articles, the forfeiture of a Share extinguishes:

(a)       all interests in that Share, and all claims and demands against the Company in respect of it; and

(b)       all other rights and liabilities incidental to the Share as between the person whose Share it was prior to the forfeiture and the Company.

21.4	Any Share which is forfeited in accordance with these Articles:

(a)       shall be deemed to have been forfeited when the Directors decide that it is forfeited;

(b)       shall be deemed to be the property of the Company; and

(c)       may be sold, re-allotted or otherwise disposed of as the Directors think fit.

21.5	If a person's Shares have been forfeited then:

(a)       the Company shall send that person notice that forfeiture has occurred and record it in the register of members;

(b)       that person shall cease to be a Shareholder in respect of those Shares;

(c)       that person shall surrender the certificate for the Shares forfeited to the Company for cancellation;

(d)       that person shall remain liable to the Company for all sums payable by that person under the Articles at the date of forfeiture in respect of those Shares, including any interest (whether accrued before or after the date of forfeiture); and

(e)       the Directors shall be entitled to waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

21.6	At any time before the Company disposes of a forfeited Share, the Directors shall be entitled to decide to cancel the forfeiture on payment of all calls and interest and expenses due in respect of it and on such other terms as they think fit.

21.7	If a forfeited Share is to be disposed of by being transferred, the Company shall be entitled to receive the consideration for the transfer and the Directors shall be entitled to authorise any person to execute the instrument of transfer.

21.8	A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been forfeited on a specified date:

(a)       shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

(b)       subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the Share.

21.9	A person to whom a forfeited Share is transferred shall not be bound to see to the application of the consideration (if any) nor shall that person's title to the Share be affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the Share.

21.10	If the Company sells a forfeited Share, the person who held it prior to its forfeiture shall be entitled to receive the proceeds of such sale from the Company, net of any commission, and excluding any sum which:

(a)       was, or would have become, payable; and

(b)       had not, when that Share was forfeited, been paid by that person in respect of that Share,

but no interest shall be payable to such a person in respect of such proceeds and the Company shall not be required to account for any money earned on such proceeds.

22.	Surrender of Shares

22.1	A Shareholder shall be entitled to surrender any Share:

(a)	in respect of which the Directors issue a notice of intended forfeiture;

(b)	which the Directors forfeit; or

(c)	which has been forfeited.

The Directors shall be entitled to accept the surrender of any such Share.

22.2       The effect of surrender on a Share shall be the same as the effect of forfeiture on that Share.

22.3	The Company shall be entitled to deal with a Share which has been surrendered in the same way as a Share which has been forfeited.

23.	Put Option

23.1	In the event that it is determined by the Future Fund (in its absolute discretion) that it would be prejudicial to the reputation of the Future Fund and/or the UK Government to continue holding any shares in the capital of the Company, the Future Fund shall have the option to require the Company to purchase all of the shares in the capital of the Company held by the Future Fund for an aggregate price of £1.00 at any time (the "Put Option"), provided that:

(a)	the Put Option shall be exercisable by irrevocable notice in writing from the Future Fund to the Company (the "Put Option Notice");

(b)	the terms of the completion of the Put Option have been authorised by a resolution of the Company;

(c)	completion of the Put Option shall take place as soon as reasonably practicable and in any event no later than 20 Business Days following the Company's receipt of the Put Option Notice; and

(d)	each of the shareholders of the Company and the Company shall execute, and the Company shall procure so far as it lies within its power to do so the execution of, all such documents and deeds and do all such acts and things as may be reasonably required from time to time to implement the Put Option and transfer the legal and beneficial ownership of the relevant shares being sold to the Company under this paragraph, including waiving any pre-emption rights relating to such transfer.

Schedule C –
Holdco Arrangement Resolution

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving 1432952 B.C. Ltd. (“Holdco”), pursuant to the arrangement agreement between ElectraMeccanica Vehicles Corp. (“EMV”), Tevva Motors Limited (“Tevva”), Holdco and 1432957 B.C. Ltd., dated August 14, 2023, as amended or supplemented from time to time (the “Arrangement Agreement”) and all other transactions contemplated by the Arrangement Agreement are hereby authorized, approved and adopted.

2.	The plan of arrangement involving Holdco, as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of EMV and Tevva, the full text of which is set out in Schedule C to the Arrangement Agreement (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the sole director of Holdco in approving the Arrangement and any amendments thereto and the actions of the sole director of Holdco in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the sole director of Holdco is hereby authorized and empowered, without further notice to, or approval of, any securityholders of Holdco:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one or more directors or officers of Holdco is hereby authorized, for and on behalf and in the name of Holdco, to execute and deliver, whether under corporate seal of Holdco or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Holdco, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Holdco, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule D –
Parentco Arrangement Resolution

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving 1432957 B.C. Ltd. (“Parentco”), pursuant to the arrangement agreement between ElectraMeccanica Vehicles Corp. (“EMV”), Tevva Motors Limited (“Tevva”), 1432952 B.C. Ltd. and Parentco, dated August 14, 2023, as amended or supplemented from time to time (the “Arrangement Agreement”) and all other transactions contemplated by the Arrangement Agreement are hereby authorized, approved and adopted.

2.	The plan of arrangement involving Parentco, as it has been or may be amended or supplemented in accordance with the Arrangement Agreement or at the direction of the Supreme Court of British Columbia (the “Court”) with the consent of EMV and Tevva, the full text of which is set out in Schedule C to the Arrangement Agreement (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the sole director of Holdco in approving the Arrangement and any amendments thereto and the actions of the sole director of Holdco in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Court, the sole director of Parentco is hereby authorized and empowered, without further notice to, or approval of, any securityholders of Parentco:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any one or more directors or officers of Parentco is hereby authorized, for and on behalf and in the name of Parentco, to execute and deliver, whether under corporate seal of Parentco or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Parentco, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Parentco, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule E –
Plan of Arrangement

[see attached]

Schedule E
Plan of Arrangement

PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF DIVISION 5 OF PART 9 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.01	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order;

(b)	“Arrangement Agreement” means the arrangement agreement dated August 14, 2023 among EMV, Tevva, Holdco and Parentco, as it may be amended from time-to-time;

(c)	“BCBCA” means the Business Corporations Act (British Columbia);

(d)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in London, England, Phoenix, Arizona or Vancouver, British Columbia;

(e)	“Continuance” means the continuance of the Resulting Issuer out from the jurisdiction of the BCBCA and the concurrent domestication of the Resulting Issuer in the State of Delaware pursuant to the provisions of Section 388 of the DGCL and, to the extent applicable, the provisions of Section 368(a) of the US Tax Code and the Treasury Regulations promulgated thereunder;

(f)	“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;

(g)	“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Tevva and EMV for the purpose of, among other things, exchanging certificates representing EMV Shares in connection with the Arrangement;

(h)	“DGCL” means the General Corporation Law of the State of Delaware;

(i)	“Dissent Procedures” has the meaning set out in Section 4.01;

(j)	“Dissent Rights” has the meaning set out in Section 4.01;

(k)	“Dissenting Shareholder” means a holder of EMV Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(l)	“Effective Date” means (i) the date designated by EMV and Tevva by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in the Arrangement Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived or (ii) in the absence of such agreement, the date that is three Business Days following the satisfaction or, where not prohibited, the waiver by the applicable party in whose favour the condition is, of the conditions set out in the Arrangement Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable party in whose favour the condition is, of those conditions as of the Effective Date);

(m)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as EMV and Tevva agree in writing before the Effective Date;

(n)	“EMV” means ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia;

(o)	“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated by the Arrangement Agreement to be considered at the EMV Meeting, substantially in the form of Schedule A to the Arrangement Agreement;

(p)	“EMV Consideration” means the number of Resulting Issuer Shares to be issued to each EMV Shareholder under this Plan of Arrangement in exchange for the transfer to the Resulting Issuer of one EMV Share, being the number that is obtained by multiplying (i) the product of (A) 0.235 and (B) the Resulting Issuer I/O Share Amount by (ii) the quotient of (A) one and (B) the EMV I/O Share Amount;

(q)	“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;

(r)	“EMV In-the-Money Amount” means the numerical value that is equal to (i) the price of an EMV Share on Nasdaq at the close of trading on Nasdaq on the last Nasdaq trading day prior to the Effective Time, minus (ii) the exercise price for an EMV In-the-Money Option, minus (iii) the amount of any Taxes required to be withheld pursuant to applicable law in respect of the transfer, disposal, and cancellation of such EMV In-the-Money Option;

(s)	“EMV In-the-Money Option” means an EMV Option in respect of which the EMV In-the-Money Amount is a positive amount;

(t)	“EMV Incentive Plan” means the stock incentive plan of EMV effective May 29, 2020;

(u)	“EMV I/O Share Amount” means the number of EMV Shares issued and outstanding or issuable (including those deemed by the Arrangement to be issued and outstanding) on a fully-diluted basis immediately following the completion of the matters provided for in Section 3.02(b);

(v)	“EMV Meeting” means the meeting of EMV Shareholders, which may be, at the discretion of EMV, a special meeting or an annual general and special meeting, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;

(w)	“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan;

(x)	“EMV Out-of-the-Money Option” means each EMV Option other than an EMV In-the-Money Option;

(y)	“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;

(z)	“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;

(aa)	“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV DSUs, the holders of EMV PSUs, the holder of EMV RSUs and the holders of EMV Options;

(bb)	“EMV Shareholders” means the holders of the EMV Shares;

(cc)	“EMV Shares” means the common shares in the capital of EMV;

(dd)	“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Resulting Issuer Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Tevva, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Tevva, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Tevva, each acting reasonably) on appeal;

(ee)	“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, including without limitation the UK Secretary of State in the Cabinet Office, (ii) any subdivision or authority of any of the above, including without limitation the UK Investment Security Unit (iii) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

(ff)	“Holdco” means 1432952 B.C. Ltd., a corporation formed under the laws of the Province of British Columbia for the purposes of consummating the transactions contemplated by the Arrangement Agreement and this Plan of Arrangement;

(gg)	“Holdco Shares” means common shares in the capital of Holdco;

(hh)	“Holdco Shareholders” means the owners of Holdco Shares that have conveyed their respective Tevva Shares to Holdco as contemplated by Section 3.01;

(ii)	“Initial Holdco Shareholder” means the shareholder of Holdco immediately prior to the actions contemplated by Section 3.01;

(jj)	“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Resulting Issuer Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Tevva, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Tevva, each acting reasonably;

(kk)	“Letter of Transmittal” means the Letter of Transmittal delivered by EMV to the EMV Shareholders;

(ll)	“Nasdaq” means The Nasdaq Stock Market LLC;

(mm)	“Parentco” means 1432957 B.C. Ltd., a corporation formed under the laws of the Province of British Columbia for the purposes of consummating the transactions contemplated by the Arrangement Agreement and this Plan of Arrangement and, immediately prior to the Effective Time, a wholly-owned subsidiary of Holdco;

(nn)	“Parentco Shares” means common shares in the capital of Parentco;

(oo)	“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(pp)	“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Article 6 hereto or the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of EMV and Tevva, each acting reasonably;

(qq)	“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration or filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by law or a Governmental Entity, in each case in connection with the transactions contemplated within the Arrangement Agreement;

(rr)	“Resulting Issuer” has the meaning set out in Section 3.02(a);

(ss)	“Resulting Issuer I/O Share Amount” means the amount which EMV and Tevva agree in writing prior to the Effective Time to be the aggregate number of Resulting Issuer Shares to be issued and outstanding immediately following the completion of the transactions contemplated under Section 3.02;

(tt)	“Resulting Issuer Shares” means common shares in the capital of the Resulting Issuer;

(uu)	“Tax Act” means the Income Tax Act (Canada);

(vv)	“Tax Returns” means any and all (i) returns, assessments, reports, declarations, elections, claims for refunds, notices, forms, designations, information returns, statements and other written information, whether in tangible, electronic or other form (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, (ii) schedules and attachments to any of the items referred to in clause (i) of this definition, and (iii) any amendments to any of the items referred to in clauses (i) or (ii) of this definition;

(ww)	“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs and/or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (i) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;

(xx)	“Tevva” means Tevva Motors Limited, a company registered in England and Wales with company number 08368694, whose registered office is at Tevva London Unit 1 London Distribution Park, Windrush Road, Tilbury, Essex, England, RM18 7EW;

(yy)	“Tevva A Ordinary Shares” means the A Ordinary Shares of £0.0000015385 each in the capital of Tevva;

(zz)	“Tevva Arrangement Resolution” means the ordinary resolution of the Tevva Ordinary Shareholders, in their capacity as Tevva Ordinary Shareholders and in their capacity as, at the Effective Time, Holdco Shareholders, substantially in the form of Part A of Schedule B to the Arrangement Agreement, which shall be adopted only if approved by not less than 66 2/3% of the votes cast in a poll vote;

(aaa)	“Tevva Consideration” means the number of Resulting Issuer Shares to be issued to each Holdco Shareholder in connection with the formation of the Resulting Issuer pursuant to Section 3.02(a) of this Plan of Arrangement, being the number that is obtained by multiplying (i) the product of (A) 0.765 and (B) the Resulting Issuer I/O Share Amount by (ii) the quotient of (A) one and (B) the Tevva I/O Share Amount;

(bbb)	“Tevva I/O Share Amount” means the number of Tevva Shares issued and outstanding on a fully-diluted basis immediately prior to the actions contemplated by Section 3.01;

(ccc)	“Tevva Meeting” means the meeting of Tevva Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the Tevva Arrangement Resolution;

(ddd)	“Tevva Ordinary Shareholders” means the holders of Tevva Ordinary Shares;

(eee)	“Tevva Ordinary Shares” means the ordinary shares of £0.00001538 each in the capital of Tevva;

(fff)	“Tevva Shareholders” means the holders of Tevva Shares;

(ggg)	“Tevva Shares” means the Tevva Ordinary Shares and the Tevva A Ordinary Shares;

(hhh)	“Transacting Parties” means EMV and Tevva, and “Transacting Party” means any one of them;

(iii)	“UK Investment Security Unit” means the Investment Security Unit in the Cabinet Office, which is responsible for the operation of the UK NSIA;

(jjj)	“UK NSIA” means the National Security and Investment Act 2021 (United Kingdom);

(kkk)	“UK Secretary of State in the Cabinet Office” means the Secretary of State in the Cabinet Office acting as decision maker for the purposes of the UK NSIA;

(lll)	“U.S. Securities Act” means the United States Securities Act of 1933; and;

(mmm)	“US Tax Code” means the United States Internal Revenue Code of 1986, as amended.

1.02	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Plan of Arrangement to a “Section” followed by a number and/or a letter refer to the specified section of this Plan of Arrangement. Unless otherwise indicated, the terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Plan of Arrangement as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.03	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.05	Construction.

In this Plan of Arrangement unless otherwise indicated:

(a)	the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)	a reference to a statute means that statute, as amended and in effect as of the date of this Plan of Arrangement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning; and

(d)	time is of the essence.

ARTICLE 2
ARRANGEMENT AGREEMENT AND BINDING EFFECT

2.01	Arrangement Agreement.

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.02	Binding Effect.

This Plan of Arrangement will become effective and be binding at and after the Effective Time on EMV, EMV Securityholders, Tevva, Holdco, Holdco Shareholders, Parentco, the registrar and transfer agent of EMV, the Depositary and all other persons at and after the Effective Time, without any further act or formality required on the part of any person.

ARTICLE 3
ARRANGEMENT

3.01	Holdco Acquisition of Tevva Shares.

Prior to the Effective Time, and as a condition precedent to the Arrangement becoming effective:

(a)	Holdco shall have purchased, and all Tevva Shareholders shall have sold to Holdco, all issued Tevva Shares; and

(b)	contemporaneously with the transaction described under Section 3.01(a), Holdco shall have repurchased all of the Holdco Shares held by the Initial Holdco Shareholder for the issue price of such Holdco Shares;

such that immediately prior to the Effective Time, (x) Tevva Shareholders own all Holdco Shares, (y) Holdco owns all of the Tevva Shares, and (z) the Initial Holdco Shareholder does not own any shares in the capital of Holdco.

3.02	Arrangement.

Subject to the satisfaction or waiver of the conditions set out within Article 7 of the Arrangement Agreement in accordance with the relevant provisions of the Arrangement Agreement, the following transactions shall occur and shall be deemed to occur and be completed in the following order on the Effective Date without any further act or formality, in each case effective as at five minute intervals starting at the Effective Time (unless stated otherwise), provided that the purchase and sale provided for in Section 3.01 shall have occurred prior to the Effective Time:

(a)	Holdco shall amalgamate with Parentco to form one corporation, with the same effect as if Holdco and Parentco had amalgamated under Section 269 of the BCBCA, except that the separate legal existence of Parentco shall not cease and Parentco will survive the amalgamation (Parentco, as such surviving entity, the “Resulting Issuer”), in accordance with the following, all of which shall occur and become effective simultaneously at the time of the amalgamation:

(i)	the separate legal existence of Holdco shall cease without Parentco being liquidated or wound up and Holdco and Parentco shall continue as one company;

(ii)	the notice of articles and articles of the Resulting Issuer shall be substantially in the form of the notice of articles and articles of Parentco, subject to the other terms of this Plan of Arrangement;

(iii)	(A) each Holdco Share issued and outstanding immediately prior to the amalgamation shall automatically be exchanged for the Tevva Consideration; (B) the authorized capital of the Resulting Issuer shall be the same as the authorized capital of Parentco immediately prior to the amalgamation; and (C) in connection with the foregoing, the capital of the Resulting Issuer in respect of the Resulting Issuer Shares shall be equal to the capital of Holdco in respect of the Holdco Shares immediately before the Effective Time;

(iv)	the property, rights and interests of Holdco and Parentco shall be the property, rights and interests of the Resulting Issuer;

(v)	the Resulting Issuer shall be liable for the liabilities and obligations of Holdco and Parentco;

(vi)	any existing cause of action, claim or liability to prosecution of Holdco or Parentco shall be unaffected and any legal proceeding being prosecuted or pending by or against either Holdco or Parentco may be prosecuted, or by its prosecution may be continued, as the case may be, by or against the Resulting Issuer;

(vii)	a conviction against, or ruling, order or judgment in favour of or against either Holdco or Parentco may be enforced by or against the Resulting Issuer;

(viii)	the name of the Resulting Issuer shall be “Tevva Motors, Inc.”;

(ix)	the first directors of the Resulting Issuer following the amalgamation shall be:

Name
(A)	Susan Docherty
(B)	Dietmar Ostermann
(C)	Michael Richardson
(D)	Luisa Ingargiola
(E)	David Roberts
(F)	Laura Brown
(G)	Ian Harnett
(H)	David Morris
(I)	Ralph Speth

(x)	the first officers of the Resulting Issuer following the amalgamation shall be Susan Docherty, Chief Executive Officer, and the other officers approved in writing by the first directors at the Effective Time;

(xi)	the first auditor of the Resulting Issuer shall be KPMG LLP, which shall hold office until the first annual meeting of the Resulting Issuer following the amalgamation or until its successor is elected or appointed, and for the purposes of Section 270 of the BCBCA, the provisions of this section shall constitute the amalgamation agreement between Holdco and Parentco; and for United States federal income tax purposes, the provisions of Section 3.01 and this Section 3.02(a) are intended to be viewed together as a contribution by the Tevva Shareholders of the Tevva Shares to Parentco in exchange for Parentco Shares in a transaction governed by US Tax Code Section 351 and the Treasury Regulations promulgated thereunder.

(b)	notwithstanding the terms of the EMV Incentive Plan, at the Effective Time:

(i)	(A) each EMV DSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, less applicable withholdings; (B) each holder of an EMV DSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV DSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV DSU shall be immediately cancelled and the holder of such EMV DSU shall cease to be the holder thereof and to have any right as a holder of an EMV DSU; and (D) the name of each holder of each EMV DSU shall be removed from the register of EMV DSUs maintained by or on behalf of EMV and all agreements relating to EMV DSUs shall be terminated and shall be of no further force and effect;

(ii)	(A) each EMV PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, less applicable withholdings; (B) each holder of an EMV PSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV PSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV PSU shall be immediately cancelled and the holder of such EMV PSU shall cease to be the holder thereof and to have any right as a holder of an EMV PSU; and (D) the name of each holder of each EMV PSU shall be removed from the register of EMV PSUs maintained by or on behalf of EMV and all agreements relating to EMV PSUs shall be terminated and shall be of no further force and effect;

(iii)	(A) each EMV RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, less applicable withholdings; (B) each holder of an EMV RSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV RSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV RSU shall be immediately cancelled and the holder of such EMV RSU shall cease to be the holder thereof and to have any right as a holder of an EMV RSU; and (D) the name of each holder of each EMV RSU shall be removed from the register of EMV RSUs maintained by or on behalf of EMV and all agreements relating to EMV RSUs shall be terminated and shall be of no further force and effect;

(iv)	(A) each EMV In-the-Money Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and become exercisable, and each holder of an EMV In-the-Money Option shall be deemed to have elected to assign and transfer each such EMV In-the-Money Option, without any further action by or on behalf of the holder of such EMV Option, to EMV in exchange for such number of EMV Shares as is equal to the quotient obtained by dividing (1) the sum of the EMV In-the-Money Amount for all EMV In-the-Money Options held by such holder by (2) the price of an EMV Share on Nasdaq at the close of trading on Nasdaq on the last Nasdaq trading day prior to the Effective Time, which quotient shall be rounded down to the nearest whole number; (B) each holder of any EMV In-the-Money Option that receives one or more EMV Shares pursuant to this Section 3.02(b)(iv) shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of any such EMV Share and every such EMV Share shall be deemed to be issued to such holder of EMV In-the-Money Options as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV In-the-Money Option shall immediately be cancelled and any holder of such EMV In-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV In-the-Money Option; and (D) the name of each holder of any EMV In-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV In-the-Money Options shall be terminated and shall be of no further force and effect; and

(v)	(A) each EMV Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of any holder of such EMV Out-of-the-Money Option, be cancelled without any payment therefor; (B) each EMV Out-of-the-Money Option shall immediately be cancelled and any holder of such EMV Out-of-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV Out-of-the-Money Option; and (C) the name of each holder of each EMV Out-of-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV Out-of-the-Money Options shall be terminated and shall be of no further force and effect;

(c)	each EMV Share held by a Dissenting Shareholder in respect of which the EMV Shareholder has validly exercised his, her or its Dissent Rights shall be transferred and assigned by such Dissenting Shareholder to the Resulting Issuer (free and clear of all liens, charges and encumbrances of any nature whatsoever) in accordance with, and for the consideration contemplated by, Section 4.01 and (i) the registered holder thereof shall cease to be the registered holder of such EMV Share and the name of such registered holder shall be removed from the register of EMV Shareholders as of the Effective Time; and (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such EMV Share;

(d)	each EMV Share (including EMV Shares issued pursuant to Sections 3.02(b)(i), 3.02(b)(ii), 3.02(b)(iii) and 3.02(b)(iv), but excluding any EMV Share transferred from a Dissenting Shareholder pursuant to Section 3.02(c)) shall be transferred by the EMV Shareholder, free and clear of all liens, to the Resulting Issuer and in consideration for such transfer, such EMV Shareholder shall be issued the EMV Consideration and: (i) such EMV Shareholder shall cease to be the holder of the transferred EMV Share and to have any right as a holder thereof, other than the right to be issued the EMV Consideration by the Resulting Issuer in accordance with this Plan of Arrangement; (ii) such EMV Shareholder’s name shall be removed from the register of EMV Shareholders maintained by or on behalf of EMV; (iii) the Resulting Issuer shall be the transferee of such EMV Share, free and clear of all liens; (iv) the Resulting Issuer shall be entered in the register of EMV Shareholders maintained by or on behalf of the EMV as the holder of such EMV Share; (v) the Resulting Issuer will add an amount equal to the “paid-up capital” (as defined in the Tax Act) of the transferred EMV Shares to the capital of the common shares of the Resulting Issuer; and (vi) for United States federal income tax purposes, the provisions of this Section 3.02(d) are intended to be viewed together as a contribution by the EMV Shareholders of the EMV Shares to Parentco in exchange for Parentco Shares in a transaction governed by US Tax Code Section 351 and the Treasury Regulations promulgated thereunder; and

(e)	at least one day following the consummation of the transactions contemplated in Section 3.02(d), (i) the Continuance shall be effective and the Resulting Issuer shall be domesticated in the State of Delaware and shall continue as a corporation under the DGCL under the name “Tevva Motors, Inc.”; (ii) to the extent applicable the Continuance and related transactions contemplated in this Plan of Arrangement shall be treated as a “plan of reorganization” as such term is contemplated in Section 368(a) of the US Tax Code and the Treasury Regulations promulgated thereunder, including Treas. Reg. Sec. 1.368-2(g); and (iii) each of EMV, the EMV Securityholders, Tevva, Holdco, the Holdco Shareholders, and Parentco shall reasonably cooperate with the other(s) in causing the Continuance to be treated, to the fullest extent permitted by law, as a reorganization pursuant to Section 368(a)(1)(F) of the US Tax Code and the Treasury Regulations promulgated thereunder, and such cooperation shall include timely filing all Tax Returns.

3.03	No Fractional Shares.

In no event shall any action or step provided for in this Plan of Arrangement entitle any person to receive any fractional share amount. Where any action or step provided for in this Plan of Arrangement would imply that a person should be issued a fractional share amount, such amount shall be rounded down to the nearest whole number of shares.

3.04	U.S. Securities Laws.

Notwithstanding any provision herein to the contrary, EMV, Tevva, Holdco and Parentco agree that this Plan of Arrangement will be carried out with the intention, and they will use their commercially reasonable efforts to ensure, that all Resulting Issuer Shares to be issued in connection with the Arrangement shall be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

ARTICLE 4
RIGHTS OF DISSENT

4.01	Rights of Dissent.

(a)	Registered holders of EMV Shares may exercise rights of dissent (“Dissent Rights”) with respect to such shares pursuant to and in the manner set forth in Section 237 to 247 of the BCBCA and this Section 4.01 (the “Dissent Procedures”) in connection with the Arrangement; provided that, notwithstanding subsection 242(a) of the BCBCA, the written objection to the EMV Arrangement Resolution referred to in subsection 242(a) of the BCBCA must be received by EMV not later than 5:00 p.m. (Vancouver time) on the day that is two business days before the date of the EMV Meeting or any date to which the EMV Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(i)	are ultimately entitled to be paid fair value for their EMV Shares shall be deemed to have transferred such EMV Shares to the Resulting Issuer as provided for in Section 3.02(c) without any further act or formality and free and clear of all liens, claims and encumbrances, in consideration for the payment by the Resulting Issuer of the fair value thereof, in cash; or

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their EMV Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of EMV Shares and shall receive consideration for their EMV Shares as provided for in Section 3.02(d), but in no case shall EMV, the Resulting Issuer or any other person be required to recognize such persons as holders of EMV Shares after the Effective Time, and the names of such persons shall be removed from the registers of holders of EMV Shares at the Effective Time as provided for in Section 3.02.

(b)	In addition to any other restrictions set forth in the BCBCA and the Interim Order, none of the following shall be entitled to Dissent Rights:

(i)	EMV Shareholders who vote in favour of the EMV Arrangement Resolution; and

(ii)	any holder of any EMV DSUs, EMV PSUs, EMV RSUs and EMV Options.

ARTICLE 5
DELIVERY OF RESULTING ISSUER SHARES

5.01	Delivery of Resulting Issuer Shares.

(a)	Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former EMV Shareholder together with any certificate, that immediately before the Effective Time represented one or more outstanding EMV Shares that were exchanged for Resulting Issuer Shares in accordance with Section 3.02(d) hereof and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificates or book-entry statements representing the Resulting Issuer Shares that such holder is entitled to receive in accordance with Section 3.02(d) hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 3.02(d) hereof, each certificate, if any, that immediately prior to the Effective Time represented one or more EMV Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Resulting Issuer Shares that the holder of such certificate is entitled to receive in accordance with Section 3.02(d) hereof.

5.02	Distributions with Respect to Unsurrendered Certificates.

No dividends or other distributions declared or made after the Effective Time with respect to Resulting Issuer Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01 unless and until the holder of record of such certificate has surrendered such certificate in accordance with Section 5.01. Subject to applicable law, at the time of surrender of any such certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole EMV Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Resulting Issuer Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Resulting Issuer Share.

5.03	Lost Certificates.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding EMV Shares that were exchanged pursuant to Section 3.02(d) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Resulting Issuer Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates or book-entry statements representing Resulting Issuer Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Resulting Issuer and its transfer agent and the Depositary in such sum as the Resulting Issuer may direct or otherwise indemnify the Resulting Issuer, its transfer agent and the Depositary in a manner satisfactory to the Resulting Issuer, its transfer agent and the Depositary against any claim that may be made against the Resulting Issuer, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.04	Extinction of Rights.

Any certificate or book-entry statement that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.02(d) and not deposited with all other instruments required by Section 5.01 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of the Resulting Issuer or as a former shareholder of EMV. On such date, the Resulting Issuer Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to the Resulting Issuer together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of the Resulting Issuer, Tevva, EMV or the Depositary shall be liable to any person in respect of any Resulting Issuer Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.05	Withholding Rights.

The Resulting Issuer, EMV, Tevva, Holdco, Parentco the Depositary and any other person shall be entitled to deduct, withhold and remit or pay from any Resulting Issuer Shares or other consideration otherwise issuable or payable pursuant to this Plan of Arrangement to any holder or recipient of Resulting Issuer Shares, or any dividend or consideration otherwise payable to any holder or recipient of Holdco Shares, EMV Shares, Tevva Shares, or Parentco Shares such amounts as the Resulting Issuer, EMV, Tevva, Holdco, Parentco or the Depositary, respectively, is required by law to deduct, withhold and remit or pay with respect to such issuance or payment, as the case may be, under the Tax Act, the US Tax Code (and the Treasury Regulations promulgated thereunder), or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld and remitted or paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the payee or recipient in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings may be effected by selling any Resulting Issuer Shares to which such holder or recipient may otherwise be entitled under this Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.

ARTICLE 6
AMENDMENTS

6.01	Amendments

(a)	EMV and Tevva shall be entitled to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification /or supplement is (a) agreed to in writing by EMV and Tevva, (b) filed with the Court and, if made following the EMV Meeting and the Tevva Meeting, approved by the Court (to the extent required by the Court) and (c) communicated to EMV Shareholders and Tevva Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by either EMV or Tevva at any time prior to the earlier of the EMV Meeting or the Tevva Meeting (provided that the other party shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the EMV Meeting and the Tevva Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the earlier of the EMV Meeting and the Tevva Meeting shall be effective only if (a) it is consented to in writing by each of EMV and Tevva, and (b) if required by the Court, it is consented to by EMV Shareholders and Tevva Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by EMV and Tevva, provided that it concerns a matter which, in the reasonable opinions of EMV and Tevva, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of EMV Securityholders or Tevva Shareholders.

ARTICLE 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Schedule F –
Representations and Warranties of EMV

(a)	Organization and Qualification. EMV is a corporation duly incorporated and existing under the laws of the Province of British Columbia and is up-to-date in respect of all material corporate filings and is in good standing under the Business Corporations Act (British Columbia). EMV has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. EMV is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of EMV.

(b)	Corporate Authority. EMV has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to approval of the EMV Arrangement Resolution by the EMV Shareholders. The execution and delivery and performance by EMV of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of EMV and no other corporate proceedings on the part of EMV are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, other than (i) approval by the EMV Board of the EMV Circular and (ii) approval by the EMV Shareholders of the EMV Arrangement Resolution in the manner required by the Interim Order, EMV Constating Documents and applicable law.

(c)	Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by EMV, and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a legal, valid and binding agreement of EMV enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	Government Authorization. The execution, delivery and performance by EMV of this Agreement and the consummation by EMV of the transactions contemplated hereby, including the Arrangement, do not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order and (ii) the Final Order.

(e)	No Conflict. Subject to obtaining the EMV Key Consents, the execution, delivery and performance by EMV of this Agreement and the consummation of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (i) contravene, conflict with, or result in any violation or breach of EMV’s Constating Documents; (ii) contravene, conflict with or result in a violation or breach of any law applicable to EMV; (iii) allow any person to exercise any rights, require any consent, or other action by any person, or constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which EMV is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or Authorization to which EMV or any of its Subsidiaries is a party or by which EMV or any of its Subsidiaries is bound, which would have a Material Adverse Change in respect of EMV or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any of EMV’s assets or the assets of any of its Subsidiaries which would have a Material Adverse Change in respect of EMV or its Subsidiaries. The EMV Disclosure Letter sets out all of the EMV Key Consents.

(f)	Capitalization.

(i)	The authorized capital of EMV consists of an unlimited number of EMV Shares and an unlimited number of preferred shares. As of the close of business on the date of this Agreement, there were 119,377,917 issued and outstanding EMV Shares, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and no issued and outstanding preferred shares. In addition, as of the close of business on the date of this Agreement, there were 14,163,577 EMV Options, 1,875,000 EMV RSUs, no EMV PSUs, 112,231 EMV DSUs and 5,395,481 EMV Warrants issued and outstanding. All EMV Dilutive Securities have been duly authorized and validly issued and, upon issuance in accordance with the respective terms of such EMV Dilutive Securities, the EMV Shares underlying such EMV Dilutive Securities will be validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights or any law. All of the issued and outstanding EMV Shares and EMV Dilutive Securities have been offered, issued, sold and transferred in compliance with applicable law, including applicable Securities Laws.

(ii)	The EMV Disclosure Letter sets forth, in respect of each EMV Option outstanding as of the date of this Agreement: (A) the number of EMV Shares issuable upon exercise thereof; (B) the purchase price payable; (C) the date of grant; (D) the name of the registered holder; and (E) the extent to which such EMV Option is vested and exercisable.

(iii)	The EMV Disclosure Letter sets forth, in respect of the EMV RSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV RSUs.

(iv)	The EMV Disclosure Letter sets forth, in respect of the EMV PSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV PSUs.

(v)	The EMV Disclosure Letter sets forth, in respect of the EMV DSUs outstanding as of the date of this Agreement: (A) the amount of EMV Shares or cash, as applicable, issuable upon vesting; (B) the date of grant; (C) the name of the registered holder; and (D) the general vesting schedule of EMV DSUs.

(vi)	The EMV Disclosure Letter sets forth, in respect of the EMV Warrants outstanding as of the date of this Agreement: (A) the name of the registered holder, (B) the number of EMV Shares issuable upon exercise thereof; (C) the purchase price payable; and (D) the date of expiry.

(vii)	Except for the outstanding EMV Options, EMV RSUs, EMV PSUs, EMV DSUs and EMV Warrants, there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate EMV or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of EMV or any of its Subsidiaries, or give any person a right to subscribe for or acquire, any securities of EMV or any of its Subsidiaries, or the value of which is based on the value of the securities of EMV or any of its Subsidiaries.

(g)	Corporate Records.

(i)	The minute books of EMV have been maintained in accordance in all material respects with applicable laws and contain true, correct and complete copies of its articles and by-laws, the minutes of every meeting of the EMV Board and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of EMV and its Subsidiaries have been duly called and held and all resolutions have been duly passed in accordance in all material respects with applicable laws (except as would not reasonably be expected to have a Material Adverse Change) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of EMV are complete and accurate in all respects.

(ii)	Except as set out in the EMV Disclosure Letter, there are no shareholders agreements governing the affairs of EMV or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of EMV.

(h)	Subsidiaries. The EMV Disclosure Letter sets out all of the Subsidiaries of EMV. All securities of such Subsidiaries are held, directly or indirectly, by EMV and are held free and clear of all Encumbrances, except as disclosed in the EMV Disclosure Letter. All equity securities held by EMV, directly or indirectly, in the capital of its Subsidiaries have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable and no person (other than pursuant to the Arrangement) has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from EMV of any interest in any of such securities or for the issue or allotment of any unissued securities in the capital of the Subsidiaries of EMV or any other security convertible into or exchangeable for any such equity securities. Each of the Subsidiaries of EMV (i) has been duly formed in its respective jurisdiction of formation and is up-to-date in respect of all material corporate filings and is in good standing under the laws of such jurisdiction and (ii) is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary and has all requisite corporate power, authority and capacity and all Authorizations required to carry on its business as now conducted and to own, lease and operate its properties and assets, except as would not reasonably be expected to have a Material Adverse Change on EMV.

(i)	Securities Law Matters.

(i)	EMV is a “reporting issuer” under Securities Laws in British Columbia. The EMV Shares are listed for trading on the Nasdaq under the symbol “SOLO”. EMV is not in default of Securities Laws or the rules or regulations of the Nasdaq. EMV has not taken any action to cease to be a reporting issuer in any province or territory nor has EMV received notification from any Securities Authority seeking to revoke the reporting issuer status of EMV. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of EMV is pending, in effect, has been threatened, or to the knowledge of EMV, is expected to be implemented or undertaken, and to the knowledge of EMV, EMV is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(ii)	Since it has been required to do so in accordance with the U.S. Exchange Act, (A) EMV has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) sufficient to provide reasonable assurance regarding the reliability of EMV’s financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (B) EMV has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the U.S. Exchange Act) reasonably designed to ensure that all material information concerning EMV and its Subsidiaries and other material information required to be disclosed by EMV in the reports that it files or furnishes under the U.S. Exchange Act is made known on a timely basis to the individuals responsible for the preparation of EMV’s SEC filings and other public disclosure documents.

(j)	EMV Public Record. Since January 1, 2023, EMV has timely filed or delivered all documents and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) (the “EMV Public Record”). Each of the documents and instruments constituting the EMV Public Record were prepared in all material respects in accordance with the requirements of the Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. EMV has not filed or furnished any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (including redacted filings) with any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of document or instrument in the EMV Public Record.

(k)	Financial Statements.

(i)	Except as disclosed in the EMV Disclosure Letter, the EMV Financial Statements: (A) were prepared in accordance with U.S. GAAP consistently applied (except (1) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of EMV’s independent auditors, or (2) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable law in the unaudited statements) and applicable law; (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of EMV and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of EMV and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of EMV and its Subsidiaries on a consolidated basis.

(ii)	There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of EMV or any of its Subsidiaries with unconsolidated entities or other persons.

(iii)	The financial books, records and accounts of EMV and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of EMV and its Subsidiaries, and (D) accurately and fairly reflect the basis for the EMV Financial Statements.

(iv)	Except as disclosed in the EMV Disclosure Letter, since January 1, 2021, neither EMV nor any of its Subsidiaries nor, to the knowledge of any director, officer, employee, auditor, accountant or representative of EMV or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EMV or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that EMV or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(l)	Undisclosed Liabilities. Neither EMV nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. GAAP, except for (A) liabilities and obligations that are specifically presented on the audited consolidated balance sheet of EMV as of December 31, 2022 (the “EMV Balance Sheet”) or disclosed in the notes thereto; (B) those incurred in the Ordinary Course since the date of the EMV Balance Sheet and consistent with past practice; and (C) those incurred in connection with the execution of this Agreement.

(m)	Bankruptcy, Insolvency and Reorganization.

(i)	EMV is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has EMV made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it.

(ii)	No EMV Subsidiary is insolvent pursuant to their respective jurisdictions of formation, nor has any EMV Subsidiary made an assignment in favour of their creditors nor a proposal in bankruptcy to their creditors or any class thereof nor had any petition for a receiving order presented in respect of them.

(iii)	Neither EMV nor its Subsidiaries have initiated proceedings with respect to a compromise or arrangement with their creditors or for their winding up, liquidation or dissolution. No receiver has been appointed in respect of EMV or its Subsidiaries, or any of their respective property or assets and no execution or distress has been levied upon any of their property or assets. No act or proceeding has been taken or authorized by or against EMV or any of its Subsidiaries with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, EMV nor, to the knowledge of EMV, have any such proceedings been authorized by any other person.

(n)	Real Property and Personal Property.

(i)	Neither EMV nor its Subsidiaries own, use or occupy any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in the EMV Disclosure Letter (the “EMV Owned Real Property”).

(ii)	Neither EMV nor its Subsidiaries use, occupy or lease any real property, hold a leasehold interest in any real property, or have a licence to use or occupy any real property save and except as listed in the EMV Disclosure Letter (the “EMV Leased Real Property”).

(iii)	EMV and its Subsidiaries are solely legally and beneficially entitled to, and have good, valid and marketable title to, or a valid and enforceable interest and tenure (whether a leasehold, licenced or otherwise) in, the EMV Owned Real Property and EMV Leased Real Property, as applicable, including in and to the fixtures thereto (collectively, the “EMV Real Property”).

(iv)	Neither EMV nor its Subsidiaries has sub-leased, licensed or otherwise granted to, or agreed to sub-lease, licence or grant to, any person the right to use or occupy any EMV Leased Real Property.

(v)	EMV and its Subsidiaries, as applicable, enjoy exclusive, peaceful, and quiet possession of the EMV Leased Real Property in accordance with the terms of the lease thereof. With respect to each such lease: (A) it is valid and binding on and enforceable against EMV or its Subsidiary that is a party to such lease, as applicable, and, to the knowledge of EMV, the counterparties thereto, in each case in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; (B) it is in full force and effect; (C) EMV or the applicable Subsidiary of EMV has paid all rents and additional rents and other sums, expenses and charges due and payable by it thereunder; (D) EMV or the applicable Subsidiary has performed all material obligations imposed on it under such lease and there exists no default or breach under such lease by EMV or the applicable Subsidiary or, to the knowledge of EMV, by any other party thereto; (E) no event has occurred which, whether now or after the giving of notice, with lapse of time or both, would constitute or reasonably be expected to become a default or breach by EMV or the applicable Subsidiary, as the case may be; (F) to the knowledge of EMV, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (G) EMV or the applicable Subsidiary has not exercised early termination options, if any, under such lease.

(vi)	The EMV Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used and, to the knowledge of EMV, there are no material repair or restoration works likely to be required in connection with such EMV Real Property.

(vii)	EMV and its Subsidiaries own, lease or licence all personal property (including all assets, equipment, plant, inventory, machinery, vehicles, office and other equipment) as is necessary for them to conduct their business as presently conducted (collectively, the “EMV Personal Property”), and EMV and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such EMV Personal Property.

(viii)	The EMV Disclosure Letter lists each item of EMV Personal Property owned by EMV and its Subsidiaries which had a book value of more than $150,000 as of the date of the most recent EMV Financial Statement or is otherwise material to the business of EMV and its Subsidiaries, taken as a whole.

(ix)	No EMV Personal Property owned by EMV or its Subsidiaries is in the possession of a third party or is on consignment.

(x)	Each item of EMV Personal Property owned by EMV or its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(xi)	There are no Proceedings pending or, to the knowledge of EMV, threatened, against or affecting any of the EMV Real Property or EMV Personal Property and neither EMV nor its Subsidiaries are aware of any matter which could lead to any such Proceeding being issued or made.

(xii)	There are no pending, or to the knowledge of EMV, threatened, condemnation or expropriation proceedings with respect to any of the EMV Real Property.

(xiii)	No person has any right of first refusal, option, contractual obligation, undertaking or commitment or any other legal or equitable right, interest, estate or privilege capable of becoming such, to purchase any of the EMV Real Property (or any portion thereof or interest therein) or any of the material assets owned or leased or otherwise held by EMV or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(xiv)	No material breaches of any covenant or other obligation by any party affecting title to any EMV Real Property are outstanding or would entitle any third party to exercise a right of entry to, or take possession of, any EMV Real Property.

(xv)	There are no disputes regarding boundaries, easements, covenants or other matters relating to any of the EMV Real Property.

(xvi)	The current uses of the EMV Real Property are lawful and valid under all applicable law and any permission authorizing such uses are unconditional and permanent or, if subject to conditions, all conditions have been satisfied and, in respect of ongoing conditions, are being complied with.

(xvii)	There are no claims, liabilities or levies under any planning acts or statutory agreements affecting the EMV Real Property. All required consents and approvals (whether from any local authority, Governmental Entity or any landlord or licensor) have been obtained in respect of the development of, the current use of and any dealing with the EMV Real Property and any alteration, extension or other improvement thereof.

(xviii)	Neither EMV nor its Subsidiaries has any actual or contingent liability in respect of any land and buildings which were previously owned, occupied or used by either EMV or its Subsidiaries, but no longer are.

(o)	Personal Property Leases. The EMV Disclosure Letter lists all the EMV Personal Property Leases and identifies those which cannot be terminated by EMV or its Subsidiary that is a party thereto without liability at any time upon less than 90 days’ notice or which involve payment by EMV or its Subsidiary that is a party thereto in the future of more than $150,000. Each such EMV Personal Property Lease is in full force and effect and has not been amended, and EMV is entitled to the full benefit and advantage of each EMV Personal Property Lease in accordance with its terms. To the knowledge of EMV, each such EMV Personal Property Lease is in good standing and there has not been any material default by EMV, as applicable, or, to the knowledge of EMV, any other party under any EMV Personal Property Lease nor any dispute between EMV and any other party under any such EMV Personal Property Lease.

(p)	Compliance with laws.

(i)	Except as disclosed in the EMV Disclosure Letter, EMV and each of its Subsidiaries is, and has been, in compliance in all material respects with applicable law, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Change in respect of EMV.

(ii)	Neither EMV nor any of its Subsidiaries have received any written notice of any Proceeding relating to any violation of any applicable laws, except where such violation has not been and would not be material to the business of EMV and its Subsidiaries, taken as a whole.

(iii)	EMV and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable laws by any of EMV’s or its Subsidiaries’ Representatives, or other persons acting on behalf of EMV or any of its Subsidiaries, will be prevented, detected and deterred.

(q)	Complete and Accurate Responses. All information provided to Tevva (or its agents or advisors) by EMV (or its agents or advisors) in connection with Tevva’s due diligence in relation to this Agreement is complete and accurate in all material respects and is not misleading in any material respect, whether by way of omission or otherwise.

(r)	Opinion of Financial Advisor. The EMV Board has received the EMV Fairness Opinion and confirmation from the EMV Financial Advisor that the Consideration to be received by EMV Shareholders is fair, from a financial point of view, to the EMV Shareholders.

(s)	Finder’s Fees; Commission. Except as disclosed in the EMV Disclosure Letter, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of EMV, the EMV Board, or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from EMV or any of its Subsidiaries, or any of their respective Representatives, in connection with this Agreement or the transactions contemplated by this Agreement.

(t)	EMV Board. The EMV Board, after consultation with its financial and legal advisors, has: (i) determined that the Consideration to be received by the EMV Shareholders pursuant to the Arrangement and the other transactions contemplated by this Agreement is fair to such holders and that the Arrangement is in the best interests of EMV and the EMV Shareholders; (ii) resolved to recommend that the EMV Shareholders vote in favour of the EMV Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by EMV of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations. Each of the EMV Locked-Up Shareholders has advised EMV that it will vote or cause to be voted all EMV Shares beneficially held by it in favour of the EMV Arrangement Resolution and each has entered into an EMV Voting Support Agreement with Tevva.

(u)	Litigation. Except as disclosed in the EMV Disclosure Letter, there is no Proceeding against or involving EMV or any of its Subsidiaries or any of their respective properties or assets or any person for whose acts EMV or any of its Subsidiaries may be vicariously liable pending or, to the knowledge of EMV, threatened and, to the knowledge of EMV, no event has occurred, or state of facts exists, which would reasonably be expected to give rise to any such Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Material Adverse Change in respect of EMV.

(v)	Employment Matters.

(i)	EMV and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, employment/labour standards, wages and hours, immigration, privacy, workers compensation and occupational health and safety and has not received any notice (written or oral) of infraction of any such applicable employment-related laws or of any claim or any investigation thereof.

(ii)	All EMV Employees are legally entitled to work for EMV or the Subsidiary by which they are employed in the jurisdiction in which they work, and all foreign workers employed by EMV or a Subsidiary of EMV have valid work permits permitting them to perform the work they are carrying out for EMV or such Subsidiary. EMV and each of its Subsidiaries has complied with all applicable immigration laws in connection with any EMV Employees who are not permanent residents or citizens in the jurisdiction in which they work, and there are no audits, orders, investigations, charges or claims pending or, to the knowledge of EMV, threatened or reasonably anticipated, against EMV or any of its Subsidiaries in connection with any immigration laws.

(iii)	The EMV Disclosure Letter lists all the EMV Employees as of the date of this Agreement and the position (including whether the EMV Employee is employed by EMV or one of its Subsidiaries and, if the latter, which Subsidiary), status, as employee or independent contractor, and if employee, whether full or part time, commencement date of employment with EMV or the applicable Subsidiary thereof, principal location of employment, base salary, or hourly wage rate, bonus and commission and other incentives and variable compensation, work permit status (if any) and expiry date, and leave status of each EMV Employee (including reason for leave, last date of active service, and their expected date of return to work). Except as disclosed in the EMV Disclosure Letter, no EMV Employee is receiving benefits under workers’ compensation legislation, on disability leave, statutory leave under any applicable laws, or on temporary layoff.

(iv)	The EMV Disclosure Letter lists details of any person who is not an EMV Employee and who provides services to EMV or any of its Subsidiaries under an agreement that is not a contract of employment with EMV or the relevant Subsidiary (including where the individual acts as a consultant or is on secondment from another employer) and the particulars of the terms on which the individual provides services, including the commencement date of each contract with EMV or its Subsidiary, the length of notice necessary to terminate each contract (or if a fixed term, the expiry date of the fixed term, location in which they provide services and their remuneration),

(v)	In respect of each EMV Employee, EMV and its Subsidiaries have:

(A)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding; and

(B)	maintained adequate, suitable and up-to-date records.

(vi)	There are no sums owing to any current or former EMV Employee other than reimbursement of expenses, wages for the current payroll period and accrued vacation.

(vii)	There are no loans to any current or former director of EMV or its Subsidiaries or EMV Employee (or to any nominees or associates of such directors or EMV Employees) made or arranged by EMV, any of its subsidiaries or any employee benefit trust (or similar arrangement) established by EMV or its Subsidiaries

(viii)	Except as disclosed in the EMV Disclosure Letter, none of EMV nor any of its Subsidiaries is a party to or bound by any Contract with any director, officer or employee of EMV or any of the Subsidiaries of EMV that includes any clauses in relation to job severance, job security or similar provisions (other than such as results by law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former directors, officers or employees providing for cash or other compensation or benefits of any nature upon the consummation of, or relating to, the Arrangement, including a change of control of EMV.

(ix)	No EMV Employee will be entitled to any bonus, payment, accelerated vesting or other benefit as a result of the terms of this Agreement or the transactions contemplated hereby.

(x)	Neither EMV nor any of its Subsidiaries is a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any EMV Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the knowledge of EMV, has applied or threatened to apply to be certified as the bargaining agent of any of the EMV Employees. To the knowledge of EMV, (A) there have been no actual or threatened and there are no pending union organizing activities involving the employees and (B) neither EMV nor any of its Subsidiaries has any labour problems that might adversely affect the business of EMV and its Subsidiaries or lead to an interruption of operations.

(xi)	Neither EMV nor any of its Subsidiaries has received any material inspection reports under applicable occupational health and safety legislation relating to EMV or any of its Subsidiaries in the past three years. There are no outstanding inspection occupational health and safety orders (“Orders”) nor, to the knowledge of EMV, any pending or threatened charges made under applicable occupational health and safety legislation relating to EMV or any of its Subsidiaries. There have been no fatal or critical accidents within the last three years which could reasonably be expected to lead to charges involving EMV or any of its Subsidiaries under applicable occupational health and safety legislation.

(xii)	Except as disclosed in the EMV Disclosure Letter, no offer of employment or engagement has been made by EMV or any of its Subsidiaries that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(xiii)	Neither EMV nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of any EMV Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any EMV Employee.

(xiv)	Except as disclosed in the EMV Disclosure Letter, neither EMV nor any of its Subsidiaries has:

(A)	in the last 12 months, altered any of the terms of employment or engagement of any EMV Employee; or

(B)	offered, promised or agreed to any future variation in the terms of employment or engagement of any EMV Employee.

(xv)	Neither EMV nor any of its Subsidiaries has any commitment to establish or enter into any new EMV Employee Plan, to modify any EMV Employee Plan or the terms of any EMV Employee Plan or to introduce any new cash incentive scheme or arrangement. EMV has made available to Tevva (A) current, correct and complete copies of all written EMV Employee Plans, and where unwritten, a written summary of the current terms of each EMV Employee Plan, and (B) all material written Contracts relating to each EMV Employee Plan, including administrative service Contracts and group insurance Contracts. Except as would not be reasonably expected to have a Material Adverse Change on EMV, EMV and its Subsidiaries have performed all material obligations required to be performed by them under, are not in default or violation of, and, as of the date hereof, EMV has no knowledge of any default or violation by any other party to, any EMV Employee Plan, and each EMV Employee Plan has been established and has been and is maintained and administered in accordance with its terms and in compliance with all applicable laws. There are no claims pending or, to the knowledge of EMV, threatened or reasonably anticipated (other than routine claims for benefits) against any EMV Employee Plan or against the assets of any EMV Employee Plan, other than as would not be expected to have a Material Adverse Change on EMV. For the purposes of this Section (xv), “EMV Employee Plan” means EMV’s and its Subsidiaries’ health and other medical benefit plans, including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability.

(xvi)	No EMV Employee Plan provides health insurance, life insurance or death benefits to current or former employees of EMV beyond their retirement or other termination of service (including to the spouses, beneficiaries, dependents or survivors of such individuals), other than as required under applicable laws including during any statutory or contractual severance or notice period.

(xvii)	The administrator of each EMV Employee Plan is in possession of all documents and employee data necessary to administer the EMV Employee Plan in accordance with its terms and applicable law, and such data is complete, correct and in a form that is sufficient for the proper administration of the EMV Employee Plan.

(w)	Taxes.

(i)	EMV and each of its Subsidiaries has: (A) duly and timely filed, or caused to be filed, with the required Governmental Entity all Tax Returns required to be filed by it pursuant to applicable law prior to the date hereof, and all such Tax Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes required to have been paid to any Governmental Entity pursuant to applicable law due on or before the date hereof, other than Taxes not yet due and payable and Taxes which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the EMV Financial Statements; and (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely paid or remitted, or caused to be paid or remitted, to the appropriate Governmental Entity such Taxes and other amounts required by law to be paid or remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change in respect of EMV, Tevva, Holdco, Parentco or the Resulting Issuer.

(ii)	All Taxes due and owing by EMV and each of its Subsidiaries, in each instance whether or not shown as due on any Tax Return, have been timely paid. No written claim has ever been made by any Governmental Entity where EMV or its Subsidiaries do not file Tax Returns that such person is subject to taxation in, or required to file Tax Returns in, such jurisdiction.

(iii)	All Taxes payable by EMV or any of its Subsidiaries that are not yet due have been adequately reserved for in the EMV Financial Statements.

(iv)	There are no Encumbrances for Taxes upon (A) any assets of EMV or any of its Subsidiaries, and/or (B) any equity securities of EMV or its Subsidiaries.

(v)	There are no outstanding elections, agreements, arrangements or waivers in respect of which EMV or any of its Subsidiaries are a party extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, EMV or any of its Subsidiaries.

(vi)	Each of EMV and its Subsidiaries is in material compliance with all Tax Laws applicable to such person. Neither EMV nor its Subsidiaries has received written notice of any Tax-related Proceeding which has not been fully resolved.

(vii)	None of EMV, its Subsidiaries, or the Resulting Issuer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting or use of an improper method of accounting, in each instance relating to transactions entered into or undertaken by EMV or its Subsidiaries or accounting methods employed by EMV or its Subsidiaries, in each instance prior to the Effective Time, (B) settlement arrangements, closing arrangement, or agreement regarding the resolution of any Tax matter with any Governmental Entity, which arrangement or agreement was executed on or prior to the Effective Date by EMV or any of its Subsidiaries, (C) intercompany transaction involving EMV or its Subsidiaries that occurred or was reported on or prior to the Effective Date, (D) installment sale or open transaction disposition or arrangement made by EMV or its Subsidiaries on or prior to the Effective Date, (E) prepaid amount received by EMV or its Subsidiaries on or prior to the Effective Date, or (F) election made by EMV or its Subsidiaries pursuant to any Tax Law.

(x)	Transactions with Affiliates. Other than those agreements listed in the EMV Disclosure Letter, none of the EMV Shareholders, any affiliate of any EMV Shareholder, any officer, director or affiliate of EMV and any immediate family member of any of the foregoing persons is a party to or beneficiary of any Contract or transaction with EMV or its Subsidiaries or has any interest in any property used or owned by EMV or its Subsidiaries.

(y)	Insurance.

(i)	EMV maintains on behalf of itself and its Subsidiaries fire (with extended risk and casualty coverage), general liability, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets in the province of British Columbia and the state of Arizona and protecting the business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. The EMV Disclosure Letter sets forth and describes all insurance policies currently maintained by EMV and its Subsidiaries. Each such insurance policy is valid and subsisting and in good standing, all premiums due thereunder have been paid, no notice of cancellation, nonrenewal or termination has been received by EMV or any of its Subsidiaries with respect to any such policy, there is no existing default thereunder or event that, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy, and EMV and/or one of its Subsidiaries is entitled to all rights and benefits thereunder.

(ii)	There are no pending claims under any of such insurance policies and no recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets. Neither EMV nor any of its Subsidiaries has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of EMV, there are no circumstances which might entitle EMV or its Subsidiaries to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(z)	Ordinary Course.

Since January 1, 2021 and except as disclosed in the EMV Public Record or the EMV Disclosure Letter:

(i)	other than the transactions contemplated in this Agreement, EMV and each of its Subsidiaries has conducted their respective business only in the Ordinary Course;

(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of EMV;

(iii)	except for Ordinary Course adjustments to employees (other than directors or officers), there has not been any material increase in the salary, bonus, or other remuneration payable to any officer or executive employees of any of EMV or any of its Subsidiaries;

(iv)	there has not been any redemption, repurchase or other acquisition of EMV Shares by EMV, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the EMV Shares; and

(v)	there has not been any entering into, or an amendment of, any Material Contract of EMV, other than in the Ordinary Course.

(aa)	EMV Material Contracts.

(i)	The EMV Disclosure Letter contains material details of each Material Contract of EMV.

(ii)	Each Material Contract of EMV is legal, valid, binding and in full force and effect and is enforceable by EMV or a Subsidiary of EMV, as applicable, and, to the knowledge of EMV, each counterparty thereto, in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Material Contract of EMV.

(iii)	EMV and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts of EMV and neither EMV nor any of its Subsidiaries nor, to the knowledge of EMV, any other party to any Material Contract, is in breach or default under any such Material Contract, nor does EMV have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(iv)	None of EMV or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of EMV, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default of any Material Contract by any other party to a Material Contract of EMV.

(v)	Neither EMV nor its Subsidiaries has received any notice (whether written or oral) that any party to a Material Contract of EMV intends to cancel, terminate or otherwise modify or not renew its relationship with EMV or any of its Subsidiaries, and, to the knowledge of EMV, no such action has been threatened.

(vi)	Provided the EMV Key Consents are obtained, no party to a Material Contract of EMV, other than a Contract listed in the EMV Disclosure Letter, is entitled to terminate or amend such Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with, the Arrangement or the transactions contemplated by this Agreement.

(bb)	Environmental Matters.

(i)	EMV and its Subsidiaries are and, except for matters that have been fully resolved, have been, in compliance, in all material respects, with all laws orders, directives, determinations, requirements and decisions rendered by any Governmental Entity relating to the protection of the environment, investigation and remediation of soils, groundwater, sediment, water, or air, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport, handling, release, spill, emission or presence in the environment of any pollutant, contaminant, chemical, industrial, toxic or hazardous waste (“Hazardous Substances”), or any element, compound, material or substance in respect of which there are prescribed standards (the “Environmental Laws”), and neither EMV nor its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of Environmental Laws or in connection with any Hazardous Substances. There has been no material release of any Hazardous Substances by EMV or its Subsidiaries at, in, on or under any EMV Real Property or in connection with EMV’s and its Subsidiaries’ operations off-site of the EMV Real Property.

(ii)	All permits required in connection with Environmental Laws in connection with the EMV Real Property have been obtained and are in full force and effect and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any such permits and there are no conditions of such permits which require or are likely to require any material expenditure.

(iii)	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the EMV Real Properties.

(iv)	Neither EMV nor its Subsidiaries has given any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under Environmental Laws.

(cc)	Money Laundering; Anti-Terrorism; Anti-Corruption.

(i)	None of EMV, its Subsidiaries nor, to the knowledge of EMV, any Representative thereof, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, failed to disclose fully any contribution, or otherwise not been in compliance with applicable laws in all applicable jurisdictions related to anti-corruption or anti-bribery, including the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or is in violation of any other similar law, or made any payment to any foreign or Canadian, governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(ii)	Each of EMV and its Subsidiaries currently is and, since January 1, 2020, has been, in compliance with applicable laws in all applicable jurisdictions related to (A) economic sanctions administered, enacted or enforced by any Governmental Entity, (B) export controls, (C) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable laws of other countries, (D) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) the importation of goods.

(iii)	Neither EMV nor any of its Subsidiaries has received written notice of nor, to the knowledge of EMV, any of its Representatives is or has been the subject of, any Proceedings regarding any offense or alleged offense under any of the laws set forth in Sections (cc)(i) or (ii) (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of EMV, there are no circumstances likely to give rise to any such Proceeding.

(dd)	Intellectual Property.

(i)	The EMV Disclosure Letter sets forth a complete and correct list of all: (A) applied for or registered EMV Owned IP, including all registrations and all pending applications for all, patents, provisional and patent applications, trademarks, trade names, corporate names, domain names, social media accounts, and copyrights (the “EMV Registered Owned IP”); (B) material unregistered EMV Owned IP, including all material common law, unregistered trademarks; and (C) all Material Contracts regarding any Intellectual Property Rights of any person that are licensed for use by EMV or any Subsidiary of EMV in its business and operations, as presently conducted.

(ii)	The EMV Registered Owned IP are subsisting and unexpired, and have not been abandoned or cancelled. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change on EMV, EMV and each of its Subsidiaries owns or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of its business as currently conducted, free and clear of Encumbrances.

(iii)	To the knowledge of EMV, all of the EMV Registered Owned IP are valid and, other than any EMV Registered Owned IP comprising applications, enforceable.

(iv)	To the knowledge of EMV, the conduct of the business of EMV, as currently carried on and proposed to be carried on, and the EMV Owned IP, or the use and commercial exploitation thereof, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any person. Neither EMV nor any of its Subsidiaries has received written or oral notice asserting that EMV or any of its Subsidiaries has infringed on any Intellectual Property Rights of any person. To the knowledge of EMV, no person is infringing, misappropriating, or otherwise violating the EMV Owned IP.

(v)	EMV has taken all commercially reasonable steps to protect the EMV Owned IP comprising confidential information in each case in accordance with industry practice for companies of a similar size and nature. To the knowledge of EMV, none of the EMV Owned IP was developed using funding from the government, universities, or other academic institutions.

(vi)	EMV is not a party to or bound by any Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects (A) any of the EMV Owned IP or (B) any of the Intellectual Property Rights licensed to or used by EMV, the loss of which would have a Material Adverse Change on EMV. Neither EMV nor any of its Subsidiaries has granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the EMV Owned IP. Neither EMV nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any person in respect of its use or license of any material Intellectual Property or Intellectual Property Rights in the operation of its business, other than license, maintenance or other fees for software paid in the Ordinary Course.

(vii)	The transactions contemplated by this Agreement and the EMV Arrangement Resolution will not affect EMV’s or any of its Subsidiaries’ rights in any EMV Owned IP, trigger any additional obligations on EMV or any of its Subsidiaries, or otherwise adversely affect EMV’s or any of its Subsidiaries’ rights to commercialize the EMV Owned IP.

(viii)	To the knowledge of EMV, no material confidential information of EMV or any of its Subsidiaries has been disclosed to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with EMV’s reasonable business practices.

(ix)	Each Trade Secret material to EMV and/or its Subsidiaries is appropriately documented and the documentation in possession of EMV and/or its Subsidiaries related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by EMV without reliance on the knowledge or memory of any individual. EMV has taken reasonable precautions to protect the secrecy, confidentiality and value of its and its Subsidiaries’ Trade Secrets. Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. No Trade Secret of EMV or its Subsidiaries is currently subject to any adverse claim or has been challenged or to the knowledge of EMV, threatened in any way. No Trade Secrets of EMV or its Subsidiaries are co-owned or jointly-owned with any person. To the knowledge of EMV, no confidential or proprietary information owned by any person (other than EMV, its directors, officers or employees) has been incorporated into any Trade Secret of EMV or its Subsidiaries. No Trade Secret of EMV or its Subsidiaries is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to persons other than EMV under any conditions.

(x)	EMV has taken commercially reasonable measures to ensure that confidential information of EMV and its Subsidiaries and EMV Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of EMV, no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or EMV Data has occurred within the past three years.

(xi)	All persons, including current and former founders, executives, employees and contractors of EMV, who contributed in any material respect to any Intellectual Property Rights on behalf of EMV or any of its Subsidiaries, including any EMV Owned IP, during the course of their employment or engagement or other association with EMV or any of its Subsidiaries have executed enforceable assignment agreements that assign to EMV or its Subsidiaries all of such founders’, executives’, employees’ or contractors’ rights in such Intellectual Property Rights to the extent that such Intellectual Property Rights do not otherwise automatically vest initially in EMV or its Subsidiaries as a work-made-for-hire or otherwise by operation of applicable employment law. All such persons have waived all moral rights in and to the EMV Owned IP.

(ee)	Software.

(i)	The EMV Disclosure Letter sets forth a full, complete and true list of the Software used in EMV’s or its Subsidiaries’ business, including and identifying all Software components owned by EMV or its Subsidiaries (“EMV Software”) and all Software licensed from third parties, including without limitation identifying all open source software (“EMV Third Party Software”) excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)	The Software used in EMV’s (and any of its Subsidiaries’) businesses is in good working order and condition, conform to the applicable specifications and documentation, and performs the functions and operations intended by EMV or the applicable third party.

(iii)	Except for the EMV Third Party Software listed in the EMV Disclosure Letter:

(A)	EMV (or any of its Subsidiaries) is the sole and exclusive owner of, or has valid and enforceable rights to use, sell, license, and assign all EMV Software free and clear of any liens, encumbrances, claims, or restrictions of any kind; and

(B)	the EMV Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities.

(iv)	Copies of all material license and maintenance agreements for the EMV Third Party Software have been made available by EMV to Tevva.

(v)	No person has been provided a copy of the EMV Software except pursuant to a license.

(vi)	Other than components made available to EMV under permissive open source code licenses, all copies of the source code and related documentation for all EMV Software are securely located at EMV’s premises at the applicable address specified in the EMV Disclosure Letter. No source code or related documentation forming part of the EMV Software is subject to escrow.

(vii)	The source code or related documentation of any EMV Software has not been disclosed to any third party. None of the EMV Software is subject to a ‘copyleft’ open source code license or to any license requiring the present or future public disclosure of its source code. None of the EMV Software used in EMV’s business is subject to a ‘copyleft’ open source code license or to any license that as used by EMV or its Subsidiaries requires (A) the present or future public disclosure of its source code or (B) the license or other provision of any EMV Software used in EMV’s (and any of its Subsidiaries’) business on a royalty-free basis, or (C) allow any person to decompile, disassemble or otherwise reverse engineer any EMV Software, and EMV and its Subsidiaries are in compliance with any restrictions and requirements for any copyleft open source code licenses. As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in EMV’s (and any of its Subsidiaries’) business. As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in EMV’s (and any of its Subsidiaries’) business.

(viii)	Except as listed in the EMV Disclosure Letter, there are no material problems or material defects in the Software used in EMV’s (and any of its Subsidiaries’) business including bugs, logic errors or failures of the Software used in EMV’s (and any of its Subsidiaries’) business to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software used in EMV’s (and any of its Subsidiaries’) business operates substantially in accordance with its documentation and specifications and has no other material problems or defects.

(ix)	The finished and commercially ready Software used in EMV’s (or any of its Subsidiaries) businesses does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable or otherwise impair Software or data, other software, operating systems, computers, networks or equipment with which the finished and commercially ready Software interacts.

(ff)	Information Technology Systems. The IT Systems of EMV and its Subsidiaries are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of EMV and its Subsidiaries. In the three years prior to the date of this Agreement, there has been no unauthorized access, use, intrusion, or failure, breakdown or continued substandard performance of any IT System that has caused (i) a material disruption or interruption in or to the operation of any business of EMV or any of its Subsidiaries or (ii) material loss, destruction, damage, or harm of or to EMV (or any of its Subsidiaries) or its operations, personnel, property, or other assets. EMV has taken steps consistent with applicable industry best practices, to protect the integrity and security of the IT Systems of EMV and the data and other information stored thereon. EMV has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business in an attempt to avoid material disruption to, or material interruption in, the conduct of such business. EMV has taken appropriate measures in accordance with industry practices to ensure disaster recovery and business continuity plans in the event of disaster or emergency.

(gg)	Finance and Guarantees.

(i)	The EMV Disclosure Letter contains full particulars of all money borrowed by EMV and each of its Subsidiaries in an amount greater than $150,000, and all financial facilities currently outstanding or available to EMV or any of its Subsidiaries in an amount greater than $150,000, including copies of all related documentation.

(ii)	To the knowledge of EMV, there are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to EMV or any of its Subsidiaries or which may result in an amendment of their terms.

(iii)	No Encumbrance over any of the assets of EMV or its Subsidiaries is now enforceable and there are no circumstances likely to give rise to such enforcement.

(iv)	No Encumbrance, guarantee, indemnity or other similar security arrangement in an amount in excess of $150,000 has been entered into, given or agreed to be given by:

(A)	EMV, any of its Subsidiaries or any third party for any indebtedness or other obligations of EMV or any of its Subsidiaries; or

(B)	EMV or any of its Subsidiaries for any indebtedness or other obligations of any third party.

(hh)	Privacy Laws.

(i)	The EMV Disclosure Letter identifies each EMV Privacy Policy currently in effect. EMV and each of its Subsidiaries is and, in the three years prior to the date of this Agreement, has been, in compliance with each applicable EMV Privacy Policy.

(ii)	To the knowledge of EMV, EMV and each of its Subsidiaries is and, in the three years prior to the date of this Agreement, has been, in material compliance with all applicable laws regarding the collection, retention, use, processing, disclosure, transfer and protection of Personal Information.

(iii)	None of EMV nor any of its Subsidiaries has received any request, correspondence, notice or other communication pursuant to applicable privacy laws, or been subject to any enforcement action (including any fines or other sanctions) relating to a breach or alleged breach of their obligations under applicable laws, and none of EMV or any of its Subsidiaries has received any claim, complaint, correspondence or other communication from an individual or any other person making a claim under applicable privacy laws or alleging any breach of any applicable privacy laws and there is no fact or circumstances that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

(iv)	To the knowledge of EMV, EMV and each of its Subsidiaries has all necessary consents and authorizations to collect, use, disclose, retain, process and transfer any Personal Information in its possession or under its control to the extent required in connection with the operation of the business as currently conducted.

(v)	EMV and each of its Subsidiaries has taken commercially reasonable measures to ensure that confidential information of EMV and EMV Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information.

(vi)	The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any use, transfer or disclosure of Personal Information resulting from such transactions, will not violate any applicable privacy law or the EMV Privacy Policies.

(ii)	Canada’s Anti-Spam Legislation.

(i)	EMV is currently in compliance with and has always complied with all applicable CASL provisions since the effective date of such provisions.

(ii)	EMV has implemented policies and procedures that comply with CASL, and EMV has operated in accordance with such policies and procedures at all times.

(iii)	No person (including any Governmental Entity) has commenced any complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action relating to EMV’s CASL compliance, or, to the knowledge of EMV, threatened any such complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action.

Schedule G –
Representations and Warranties of Tevva

For the purpose of this Schedule G, in relation to any assets owned, liabilities incurred, companies incorporated in, or business carried on in any jurisdiction other than England and Wales, reference to any English statute, bye-law, regulation, rule, delegated legislation or order is deemed to refer to the statute, bye-law, regulation, rule, delegated legislation or order approximating it in the other jurisdiction or where there is more than one, that which most nearly approximates it.

(a)	Organization and Qualification. Tevva is a private limited company duly formed and validly existing under the laws of England and Wales and is up-to-date in respect of all material corporate filings and is in good standing under the laws of England and Wales. Tevva has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Tevva is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of Tevva.

(b)	Corporate Authority. Tevva has the requisite corporate power and authority to enter into and, as applicable, subject to approval of the Tevva Transaction Resolutions by the Tevva Ordinary Shareholders, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance by Tevva of this Agreement, the Holdco Share Transfer and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of Tevva and no other corporate proceedings on the part of Tevva are necessary to authorize this Agreement, the Holdco Share Transfer or the consummation of the transactions contemplated hereby, including the Arrangement, other than (i) approval by the Tevva Board of the Tevva Circular and (ii) approval by the Tevva Ordinary Shareholders of the Tevva Transaction Resolutions.

(c)	Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by Tevva, and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a legal, valid and binding agreement of Tevva enforceable against it in accordance with its terms.

(d)	Government Authorization. The execution, delivery and performance by Tevva of this Agreement, the Holdco Share Transfer and the consummation by Tevva of the transactions contemplated hereby, including the Arrangement, does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity, other than (i) the Interim Order and any approvals required by the Interim Order and (ii) the Final Order.

(e)	No Conflict. Subject to obtaining the Tevva Key Consents, the execution, delivery and performance by Tevva of this Agreement, the Holdco Share Transfer and the consummation of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (i) contravene, conflict with, or result in any violation or breach of Tevva’s Constating Documents; (ii) contravene, conflict with or result in a violation or breach of any law applicable to Tevva; (iii) allow any person to exercise any rights, require any consent, or other action by any person, or constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Tevva is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or Authorization to which Tevva or any of its Subsidiaries is a party or by which Tevva or any of its Subsidiaries is bound, which would have a Material Adverse Change in respect of Tevva or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any of Tevva’s assets or the assets of any of its Subsidiaries which would have a Material Adverse Change in respect of Tevva or its Subsidiaries. The Tevva Disclosure Letter sets out all of the Tevva Key Consents (other than consents provided for in clause (D) of the definition of Tevva Key Consents).

(f)	Capitalization.

(i)	As of the close of business on the date of this Agreement, there were 8,576,124 issued and allotted Tevva Ordinary Shares of £0.0001538 each in the capital of Tevva and 722,883 issued and allotted Tevva A Ordinary Shares of £0.0001538 in the capital of Tevva (the “Issued Shares”). In addition, as of the close of business on the date of this Agreement, there were 112,000 Tevva Options and 202,758 Tevva Warrants issued and outstanding. All Tevva Options and Tevva Warrants have been duly authorized and validly issued and, upon issuance in accordance with the respective terms of such Tevva Options and Tevva Warrants, the Tevva Shares underlying such Tevva Options and Tevva Warrants will be validly issued as fully paid and are not and will not be subject to or issued in violation of any pre-emptive rights or any law. All of the Issued Shares and issued and outstanding Tevva Options and Tevva Warrants have been offered, issued, sold and transferred in compliance with applicable law, including applicable Securities Laws.

(ii)	The Issued Shares constitute the whole of the allotted and issued share capital of Tevva and are fully paid or credited as fully paid.

(iii)	No equity securities in the capital of Tevva or any of its Subsidiaries have been issued, and no transfer of any such equity securities has been registered, except in accordance with all applicable laws and the memorandum and articles of association of Tevva or its relevant Subsidiary (as the case may be), and all such transfers have been duly stamped (where applicable).

(iv)	The Tevva Disclosure Letter sets forth, in respect of each Tevva Option and Tevva Warrant outstanding as of the date of this Agreement: (A) the number of Tevva Shares issuable upon exercise thereof; (B) the purchase price payable; (C) the date of grant; (D) the date of expiry; (E) the name of the registered holder, identifying whether such holder is not an employee of Tevva or its Subsidiaries; and (F) the extent to which such Tevva Options and Tevva Warrants are vested and are exercisable.

(v)	Except for the outstanding Tevva Options and Tevva Warrants, there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Tevva or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of Tevva or any of its Subsidiaries, or give any person a right to subscribe for or acquire, any securities of Tevva or any of its Subsidiaries, or the value of which is based on the value of the securities of Tevva or any of its Subsidiaries.

(g)	Corporate Records.

(i)	The minute books of Tevva have been maintained in accordance in all material respects with applicable laws and contain true, correct and complete copies of its articles and by-laws, the minutes of every meeting of the Tevva Board and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. All meetings of directors and shareholders of Tevva and its Subsidiaries have been duly called and held and all resolutions have been duly passed in accordance in all material respects with applicable laws (except as would not reasonably be expected to have a Material Adverse Change) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of Tevva are complete and accurate in all respects.

(ii)	The register of people with significant control (“PSC Register”) and all other statutory books and registers of Tevva and each of its Subsidiaries have been properly kept in accordance with all applicable laws, are correctly written up to date and contain a true record of matters and information which should be contained therein. No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

(iii)	In relation to its PSC Register, Tevva and each of its Subsidiaries has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the CA 2006.

(iv)	All returns, particulars, resolutions and other documents that Tevva or any of its Subsidiaries is required by applicable law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

(v)	All dividends or distributions declared, made or paid by Tevva or any of its Subsidiaries have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

(vi)	Except as set out in the Tevva Disclosure Letter, there are no shareholders agreements governing the affairs of Tevva or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of Tevva. Pursuant to Tevva’s Articles of Association the holders of the Tevva A Ordinary Shares do not have any voting rights and will not receive any consideration in exchange for the transfer of such Tevva A Ordinary Shares to Holdco.

(h)	Subsidiaries.

(i)	The Tevva Disclosure Letter sets out all of the Subsidiaries of Tevva. All securities of such Subsidiaries are held, directly or indirectly, by Tevva and are held free and clear of all Encumbrances, except as disclosed in the Tevva Disclosure Letter. All equity securities held by Tevva, directly or indirectly, in the capital of its Subsidiaries have been duly authorized and are validly issued and allotted as fully paid and no person (other than pursuant to the Arrangement) has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from Tevva of any interest in any of such securities or for the issue or allotment of any unissued securities in the capital of the Subsidiaries of Tevva or any other security convertible into or exchangeable for any such equity securities. Each of the Subsidiaries of Tevva (A) has been duly formed in its respective jurisdiction of formation and is up-to-date in respect of all material corporate filings and is in good standing under the laws of such jurisdiction and (B) is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary and has all requisite corporate power, authority and capacity and all Authorizations required to carry on its business as now conducted and to own, lease and operate its properties and assets, except as would not reasonably be expected to have a Material Adverse Change on Tevva.

(ii)	The Tevva Disclosure Letter sets out details of Advanced Electric Machines Limited’s (company number 10480941) (“AEML”) memorandum and articles of association and any shareholders agreement (or other similar agreements) governing the affairs of AEML or the relationship, rights and duties of its shareholders.

(iii)	Neither Tevva nor any of its Subsidiaries shares or jointly owns any of its assets with AEML (and vice versa) and there is no partnership, joint venture, consortium, joint development or similar arrangement between Tevva or its Subsidiaries with AEML.

(i)	Financial Statements.

(i)	The Tevva Financial Statements: (A) were prepared in accordance with IFRS consistently applied (except (1) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Tevva’s independent auditors, or (2) in the case of unaudited statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable law in the unaudited statements) and applicable law; (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of Tevva and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of Tevva and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Tevva and its Subsidiaries on a consolidated basis.

(ii)	There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Tevva or any of its Subsidiaries with unconsolidated entities or other persons.

(iii)	The financial books, records and accounts of Tevva and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with IFRS; (B) are stated in reasonable detail; (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Tevva and its Subsidiaries; and (D) accurately and fairly reflect the basis for the Tevva Financial Statements.

(iv)	Since January 1, 2021, neither Tevva nor any of its Subsidiaries nor, to the knowledge of any director, officer, employee, auditor, accountant or representative of Tevva or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Tevva or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Tevva or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(j)	Undisclosed Liabilities. Neither Tevva nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with IFRS, except for (A) liabilities and obligations that are specifically presented on the audited consolidated balance sheet of Tevva as of December 31, 2022 (the “Tevva Balance Sheet”) or disclosed in the notes thereto; (B) those incurred in the Ordinary Course since the date of the Tevva Balance Sheet and consistent with past practice; and (C) those incurred in connection with the execution of this Agreement.

(k)	Insolvency.

(i)	Neither Tevva nor any of its Subsidiaries is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation or has stopped paying its debts as they fall due.

(ii)	No step has been taken or proposal made in any applicable jurisdiction to initiate any process by or under which:

(A)	the ability of the creditors of Tevva or any of its Subsidiaries to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

(B)	some or all of the creditors of Tevva or of any of its Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with Tevva or its Subsidiaries (including, without limitation, a company voluntary arrangement under Part 1 of the Insolvency Act 1986, a scheme of arrangement under Part 26 of the CA 2006 or a restructuring plan under Part 26A of the CA 2006);

(C)	a person is appointed to manage the affairs, business and assets of Tevva or any of its Subsidiaries on behalf of their creditors; or

(D)	the holder of a charge over any of the assets of Tevva or any of its Subsidiaries is appointed to control the business and/or any assets of Tevva or any of its Subsidiaries.

(iii)	In relation to Tevva and each of its Subsidiaries:

(A)	no administrator has been appointed;

(B)	no documents have been filed with, and no application has been made to, the court for the appointment of an administrator; and

(C)	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

(iv)	No petition has been presented or order made for the winding up of Tevva or any of its Subsidiaries, no resolution has been passed or proposed for the winding up of Tevva or any of its Subsidiaries and no other process has been initiated which could lead to Tevva or any of its Subsidiaries being wound up or its assets being distributed among its creditors, shareholders or other contributors or Tevva or any of its Subsidiaries being dissolved.

(v)	No distress, execution or other process has been commenced, levied or enforced on, and no creditor or encumbrancer has taken possession or control of, any goods or assets of Tevva or any of its Subsidiaries.

(vi)	No event has occurred, and no proceedings have been taken, in relation to Tevva or any of its Subsidiaries in any jurisdiction other than the UK, which has an effect equivalent or similar to any of the matters referred to in paragraph (iii) to paragraph (v) (inclusive) above.

(l)	Real Property and Personal Property.

(i)	Neither Tevva nor its Subsidiaries own, use or occupy any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in the Tevva Disclosure Letter (the “Tevva Owned Real Property”).

(ii)	Neither Tevva nor its Subsidiaries use, occupy or lease any real property, hold a leasehold interest in any real property, or have a licence to use or occupy any real property save and except as set out in the Tevva Disclosure Letter (the “Tevva Leased Real Property”).

(iii)	Tevva and its Subsidiaries are solely legally and beneficially entitled to, and have good, valid and marketable title to, or a valid and enforceable interest and tenure (whether a leasehold, licenced or otherwise) in, the Tevva Owned Real Property and Tevva Leased Real Property, as applicable, including in and to the fixtures thereto (collectively, the “Tevva Real Property”).

(iv)	Neither Tevva nor its Subsidiaries has sub-leased, licensed or otherwise granted to, or agreed to sub-lease, licence or grant to, any person the right to use or occupy any Tevva Leased Real Property.

(v)	Tevva and its Subsidiaries, as applicable, enjoy exclusive, peaceful, and quiet possession of the Tevva Leased Real Property in accordance with the terms of the lease thereof. With respect to each such lease: (A) it is valid and binding on, and enforceable against, Tevva or its Subsidiary that is a party to such lease, as applicable, and, to the knowledge of Tevva, the counterparties thereto, in each case in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction (details of any such limitations, if known, are disclosed in the Tevva Disclosure Letter); (B) it is in full force and effect; (C) Tevva or the applicable Subsidiary of Tevva has paid all rents and additional rents and other sums, expenses and charges due and payable by it thereunder; (D) Tevva or the applicable Subsidiary has performed all material obligations imposed on it under such lease and there exists no default or breach under such lease by Tevva or the applicable Subsidiary or, to the knowledge of Tevva, by any other party thereto; (E) no event has occurred which, whether now or after the giving of notice, with lapse of time or both, would constitute or reasonably be expected to become a default or breach by Tevva or the applicable Subsidiary, as the case may be; (F) to the knowledge of Tevva, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (G) neither Tevva nor the applicable Subsidiary, nor any counterparty has exercised early termination options, if any, under such lease. Tevva and its Subsidiaries, as applicable, have timely paid all rent and other sums due and payable under the lease(s) for the Tevva Leased Real Property.

(vi)	The Tevva Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used and, to the knowledge of Tevva, there are no material repair or restoration works likely to be required in connection with such Tevva Real Property.

(vii)	The Tevva Real Property is used in connection with the business of Tevva and its Subsidiaries only.

(viii)	Tevva and its Subsidiaries own, lease or licence all personal property (including all assets, equipment, plant, inventory, machinery, vehicles, office and other equipment) as is necessary for them to conduct their business as presently conducted (collectively, the “Tevva Personal Property”), and Tevva and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such Tevva Personal Property.

(ix)	The Tevva Disclosure Letter lists each item of Tevva Personal Property owned by Tevva and its Subsidiaries which had a book value of more than $150,000 as of the date of the most recent Tevva Financial Statement or is otherwise material to the business of Tevva and its Subsidiaries, taken as a whole.

(x)	No Tevva Personal Property owned by Tevva or its Subsidiaries is in the possession of a third party or is on consignment.

(xi)	Each item of Tevva Personal Property owned by Tevva or its Subsidiaries which has a book value in excess of $150,000 is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(xii)	There are no letters of claim, letters before action, notices or Proceedings pending or outstanding or, to the knowledge of Tevva, threatened against or affecting any of the Tevva Real Property or Tevva Personal Property and neither Tevva nor its Subsidiaries are aware of any matter which could lead to any claim, action or Proceeding being issued or made.

(xiii)	No person has any right of first refusal, option, contractual obligation, undertaking or commitment or any other legal or equitable right, interest, estate or privilege capable of becoming such, to purchase any of the Tevva Real Property (or any portion thereof or interest therein) or any of the material assets owned or leased or otherwise held by Tevva or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(xiv)	No material breaches of any covenant or other obligation by any party affecting title to any Tevva Real Property are outstanding or would entitle any third party to exercise a right of entry to, or take possession of, any Tevva Real Property.

(xv)	There are no disputes regarding boundaries, easements, covenants or other matters relating to any of the Tevva Real Property.

(xvi)	The current uses of the Tevva Real Property are lawful and valid under all applicable UK planning acts, laws, orders and regulations and any permission authorizing such uses are unconditional and permanent or, if subject to conditions, all conditions have been satisfied and, in respect of ongoing conditions, are being complied with.

(xvii)	Except as disclosed in the Tevva Disclosure Letter, all necessary building regulation consents have been obtained both in relation to the current use of the Tevva Real Property and any alterations made to them.

(xviii)	There are no claims, liabilities or levies under any planning acts or statutory agreements affecting the Tevva Real Property. All required consents and approvals (whether from any local authority, Governmental Entity or any landlord or licensor) have been obtained in respect of the development of, the current use of and any dealing with the Tevva Real Property and any alteration, extension or other improvement thereof.

(xix)	Neither Tevva nor its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right, interest in, or affecting any land and buildings other than the Tevva Real Property.

(xx)	Neither Tevva nor its Subsidiaries has any actual or contingent liability in respect of any land and buildings which were previously owned, occupied or used by either Tevva or its Subsidiaries, but no longer are.

(xxi)	Tevva has provided and disclosed to EMV all title deeds and material documents and consents, of which it is aware, ancillary to any lease or register of title in connection with the Tevva Real Property.

(xxii)	Where title to any of the Tevva Real Property is not registered at HM Land Registry, there is no caution against first registration of title and no event has occurred in consequence of which a caution against first registration could have been effected, and all applications for registration have been made within the requisite timeframe and within the priority period afforded by a HM Land Registry official search. Tevva has responded promptly and properly to any requisitions raised by HM Land Registry in connection with such applications.

(xxiii)	There are, appurtenant to all Tevva Real Property, all rights and easements necessary for their use and enjoyment in connection with the business of Tevva and its Subsidiaries as presently conducted.

(xxiv)	Except as disclosed in the Tevva Disclosure Letter, all Tevva Real Property is free from any mortgage, debenture, charge, rent charge, lien or other right in the nature of security.

(xxv)	Tevva has no knowledge of any instance where Tevva, or its Subsidiaries, as the case may be, have failed and continue to fail to comply with all statutory obligations in respect of the Tevva Real Property.

(xxvi)	Tevva has no knowledge of any circumstance that could render any transaction affecting the title of Tevva or any of the Subsidiaries to any of the Tevva Real Property liable to be set aside under the Insolvency Act 1986.

(xxvii)	There are no insurance policies relating to an issue of title affecting any of the Tevva Real Property of which Tevva or the Subsidiaries are aware.

(xxviii)	To the best of Tevva’s knowledge, the Tevva Real Property is not subject to any matters which are unregistered interests which override dispositions under Schedule 3 to the Land Registration Act 2002 or (where title to any Tevva Real Property is not registered) which are unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002.

(xxix)	Tevva has no knowledge of any development works, redevelopment works or fitting out works outstanding in respect of any of the Tevva Real Property.

(m)	Personal Property Leases. The Tevva Disclosure Letter lists all the Tevva Personal Property Leases and identifies those which cannot be terminated by Tevva or its Subsidiary that is a party thereto without liability at any time upon less than 90 days’ notice or which involve payment by Tevva or its Subsidiary that is a party thereto in the future of more than $150,000. Each such Tevva Personal Property Lease is in full force and effect and has not been amended, and Tevva is entitled to the full benefit and advantage of each Tevva Personal Property Lease in accordance with its terms. To the knowledge of Tevva, each such Tevva Personal Property Lease is in good standing and there has not been any material default by Tevva, as applicable, or, to the knowledge of Tevva, any other party under any Tevva Personal Property Lease nor any dispute between Tevva and any other party under any such Tevva Personal Property Lease.

(n)	Compliance with laws and UK NSIA.

(i)	Tevva and each of its Subsidiaries is, and has been, in compliance in all material respects with applicable law, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Change in respect of Tevva.

(ii)	Neither Tevva nor any of its Subsidiaries has completed a transaction that has taken place on or after November 12, 2020, or is currently in progress (save in relation to any transactions contemplated by this Agreement), and which constitutes a trigger event within the meaning of section 5 of the National Security and Investment Act 2021.

(iii)	Where Tevva has purchased, redeemed, reduced, forfeited or repaid any of its own share capital, it has done so in accordance with all applicable laws and the provisions of its Constating Documents.

(iv)	Neither Tevva nor any of its Subsidiaries have received any written notice of any Proceeding relating to any violation of any applicable laws, except where such violation has not been and would not be material to the business of Tevva and its Subsidiaries, taken as a whole.

(v)	Tevva and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable laws by any of Tevva’s or its Subsidiaries’ Representatives, or other persons acting on behalf of Tevva or any of its Subsidiaries, will be prevented, detected and deterred.

(o)	Complete and Accurate Responses. All information provided to EMV (or its agents or advisors) by Tevva (or its agents or advisors) in connection with EMV’s due diligence in relation to this Agreement is complete and accurate in all material respects and is not misleading in any material respect, whether by way of omission or otherwise.

(p)	Finder’s Fees; Commission. Except as disclosed in the Tevva Disclosure Letter, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Tevva, the Tevva Board, or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from Tevva or any of its Subsidiaries, or any of their respective Representatives, in connection with this Agreement or the transactions contemplated by this Agreement.

(q)	Tevva Board. The Tevva Board, after consultation with its financial and legal advisors, has: (i) determined that the Consideration to be received by the Tevva Shareholders pursuant to the Arrangement and the other transactions contemplated by this Agreement is fair to such holders and that the Arrangement is in the best interests of Tevva and the Tevva Shareholders; (ii) resolved to recommend that the Tevva Ordinary Shareholders vote in favour of the Tevva Transaction Resolutions; and (iii) authorized the entering into of this Agreement and the performance by Tevva of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations. Each of the Tevva Locked-Up Shareholders has advised Tevva that they will vote or cause to be voted all Tevva Shares beneficially held by them in favour of the Tevva Transaction Resolutions and each has entered into a Tevva Voting Support Agreement with EMV.

(r)	Litigation. There is no Proceeding against or involving Tevva or any of its Subsidiaries or any of their respective properties or assets or any person for whose acts Tevva or any of its Subsidiaries may be vicariously liable pending or, to the knowledge of Tevva, threatened and, to the knowledge of Tevva, no event has occurred, or state of facts exists, which would reasonably be expected to give rise to any such Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Material Adverse Change in respect of Tevva.

(s)	Employment and Pension Matters.

(i)	Tevva and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, employment/labour standards, wages and hours, immigration, privacy, workers compensation and occupational health and safety and has not received any notice (written or oral) of infraction of any such applicable employment-related laws or of any claim or any investigation thereof.

(ii)	All Tevva Employees are legally entitled to work for Tevva (or any of its Subsidiaries) in the jurisdiction in which they work, and all foreign workers employed by Tevva (or any of its Subsidiaries) have valid work permits permitting them to perform the work they are carrying out for Tevva (or any of its Subsidiaries). Tevva and its Subsidiaries have complied with all applicable immigration laws in connection with any Tevva Employees who are not permanent residents or citizens in the jurisdiction in which they work, and there are no audits, orders, investigations, charges or claims pending or, to the knowledge of Tevva, threatened or reasonably anticipated against Tevva or any of its Subsidiaries in connection with any immigration laws.

(iii)	The Tevva Disclosure Letter lists all the Tevva Employees and Tevva Workers as of the date of this Agreement and the position, type of contract whether full or part time, commencement date of each contract with Tevva or its Subsidiaries (and if a Tevva Employee, the date on which their continuous service began), length of notice necessary to terminate each contract (or if a fixed term, the expiry date of the fixed term), their age, principal location of employment, base salary, or hourly wage rate, bonus and commission and other incentives and variable compensation, work permit status (if any) and expiry date, and leave status of each Tevva Employee (including reason for leave, last date of active service, and their expected date of return to work). Except as disclosed in the Tevva Disclosure Letter, no Tevva Employee or Tevva Worker is receiving benefits or statutory leave under any applicable laws.

(iv)	The Tevva Disclosure Letter lists details of any person who is not a Tevva Employee or a Tevva Worker and who provides services to Tevva or any of its Subsidiaries under an agreement that is not a contract of employment with Tevva or the relevant Subsidiary (including where the individual acts as a consultant via a Personal Service Company or is on secondment from another employer) and the particulars of the terms on which the individual provides services, including the commencement date of each contract with Tevva or its Subsidiary, the length of notice necessary to terminate each contract (or if a fixed term, the expiry date of the fixed term, location in which they provide services and their remuneration).

(v)	The Tevva Disclosure Letter includes copies of all template contracts used to employ or engage any Tevva Employee or Tevva Worker (together with details of any terms that are materially different from the template contracts provided) and all handbooks, policies and other documents which apply to any Tevva Employee or Tevva Worker.

(vi)	In respect of any person who provides services to Tevva or any of its Subsidiaries under an agreement that is not a contract of employment with Tevva or the relevant Subsidiary (including where the individual acts as a consultant via a Personal Service Company or is on secondment from another employee) Tevva and its Subsidiaries have obtained all necessary assignments, undertakings and transfers to ensure that such person is party to the same confidentiality and intellectual property obligations as are set out within such agreement.

(vii)	In respect of each Tevva Employee and Tevva Worker, Tevva and its Subsidiaries have:

(A)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding; and

(B)	maintained adequate, suitable and up-to-date records.

(viii)	There are no sums owing to any current or former Tevva Employee or Tevva Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(ix)	There are no loans to any current or former director of Tevva or its Subsidiaries or Tevva Employee or Tevva Workers (or to any nominees or associates of such directors or Tevva Employees) made or arranged by Tevva, any of its subsidiaries or any employee benefit trust (or similar arrangement) established by Tevva or its Subsidiaries

(x)	None of Tevva nor any of its Subsidiaries is a party to or bound by any Contract with any director, officer or employee of Tevva or any of the Subsidiaries of Tevva that includes any termination, length of notice or pay in lieu of notice clause which provides for more than three months’ notice pay.

(xi)	None of Tevva nor any of its Subsidiaries is a party to or bound by any Contract with any director, officer or employee of Tevva or any of its Subsidiaries that includes any clauses in relation to severance, job security or similar provisions (other than such as results by law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former directors, officers or employees providing for cash or other compensation or benefits of any nature upon the consummation of, or relating to, the Arrangement, including a change of control of Tevva.

(xii)	Except as disclosed in the Tevva Disclosure Letter, no Tevva Employee or Tevva Worker will be entitled to terminate their employment or engagement, or be entitled to any bonus, payment, accelerated vesting or other benefit as a result of the terms of this Agreement or the transactions contemplated hereby.

(xiii)	Neither Tevva nor any of its Subsidiaries is a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Tevva Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the knowledge of Tevva, has applied or threatened to apply to be certified as the bargaining agent of any of the Tevva Employees. To the knowledge of Tevva, (A) there have been no actual or threatened and there are no pending union organizing activities involving the Tevva Employees or Tevva Workers and (B) neither Tevva nor any of its Subsidiaries has any labour problems that might adversely affect the business of Tevva and its Subsidiaries or lead to an interruption of operations.

(xiv)	Except as disclosed in the Tevva Disclosure Letter, no Tevva Employee or Tevva Worker has given or received notice of termination of their employment or engagement and, so far as Tevva is aware, no Tevva Employee or Tevva Worker intends or is likely to terminate such employment or engagement as a result of the Parties entering into this Agreement or the transactions contemplated hereby.

(xv)	Except as disclosed in the Tevva Disclosure Letter, no Tevva Employee or Tevva Worker is subject to a current disciplinary warning or procedure.

(xvi)	No dispute under any UK Employment Laws or otherwise is outstanding between Tevva or any of its Subsidiaries and any current or former Tevva Employee or Tevva Worker.

(xvii)	No questions have been submitted to Tevva or any of its Subsidiaries by a Tevva Employee or Tevva Worker in relation to potential claims under equal pay or discrimination legislation that remain unanswered in full or in part.

(xviii)	Every Tevva Employee or Tevva Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.

(xix)	Except as disclosed in the Tevva Disclosure Letter, no offer of employment or engagement has been made by Tevva or any of its Subsidiaries that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(xx)	All contracts between Tevva or any of its Subsidiaries and its or their directors and officers, Tevva Employees or Tevva Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

(xxi)	Neither Tevva nor its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its directors or the Tevva Employees or Tevva Workers any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

(xxii)	In the period of ten years preceding the date of this Agreement, neither Tevva nor any of its Subsidiaries (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any Tevva Employee or any other persons engaged in the business and no event has occurred that may involve such persons in the future being a party to such a transfer. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.

(xxiii)	Neither Tevva nor any of its Subsidiaries has incurred any actual or contingent liability in connection with:

(A)	any termination of employment of any Tevva Employee (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Tevva Employee; or

(B)	a failure to provide information or to consult with Tevva Employees or Tevva Workers under any UK Employment Laws.

(xxiv)	Neither Tevva nor any of its Subsidiaries has transferred or agreed to transfer any Tevva Employee or Tevva Worker from working for Tevva or any of its Subsidiaries or induced any Tevva Employee or Tevva Worker to resign their employment with Tevva or any of its Subsidiaries.

(xxv)	Except as disclosed in the Tevva Disclosure Letter, neither Tevva nor any of its Subsidiaries has:

(A)	in the last 12 months, altered any of the terms of employment or engagement of any Tevva Employee or Tevva Worker; or

(B)	offered, promised or agreed to any future variation in the terms of employment or engagement of any Tevva Employee or Tevva Worker.

(xxvi)	Tevva and its Subsidiaries have afforded all Tevva Employees and Tevva Workers the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 (WTR 1998) and have not deterred or prevented any Tevva Employee or Tevva Worker from taking such holiday whether or not requested.

(xxvii)	In the two years preceding the date of this agreement, in respect of each Tevva Employee and Tevva Worker, all holiday pay has been calculated and paid in accordance with the WTR 1998 and Directive 2003/88/EC of the European Parliament and of the Council of November 4, 2003 as applicable.

(xxviii)	Neither Tevva nor any of its Subsidiaries has received any material inspection reports under applicable occupational health and safety legislation relating to Tevva or any of its Subsidiaries in the past three years. There are no outstanding Orders nor, to the knowledge of Tevva, any pending or threatened charges made under applicable occupational health and safety legislation relating to Tevva or any of its Subsidiaries. There have been no fatal or critical accidents within the last three years which could reasonably be expected to lead to charges involving Tevva or any of its Subsidiaries under applicable occupational health and safety legislation.

(xxix)	Neither Tevva nor any of its Subsidiaries has any commitment to establish or enter into any new Tevva Employee Plan, to modify any Tevva Employee Plan or the terms of any Tevva Employee Plan or to introduce any new cash incentive scheme or arrangement. Tevva has made available to EMV (A) current, correct and complete copies of all written Tevva Employee Plans, and where unwritten, a written summary of the current terms of each Tevva Employee Plan, and (B) all material written Contracts relating to each Tevva Employee Plan, including administrative service Contracts and group insurance Contracts. Except as would not be reasonably expected to have a Material Adverse Change on Tevva and its Subsidiaries, taken as a whole, Tevva and its Subsidiaries have performed all material obligations required to be performed by them under, are not in default or violation of, and, as of the date hereof, Tevva has no knowledge of any default or violation by any other party to, any Tevva Employee Plan, and each Tevva Employee Plan has been established and has been and is maintained and administered in accordance with its terms and in compliance with all applicable laws. There are no claims pending or, to the knowledge of Tevva, threatened or reasonably anticipated (other than routine claims for benefits) against any Tevva Employee Plan or against the assets of any Tevva Employee Plan, other than as would not be expected to have a Material Adverse Change on Tevva and its Subsidiaries, taken as a whole. For the purposes of this Section (xxix), “Tevva Employee Plan” means Tevva’s (and its Subsidiaries’) health and other medical benefit plans, including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability.

(xxx)	The Pension Scheme is the only arrangement under which Tevva or any of its Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (“Pensionable Employees”). No proposal or announcement has been made to any Tevva Employee or Tevva Worker or officer of Tevva or any of its Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

(xxxi)	Full details of the Pension Scheme are set out in the Tevva Disclosure Letter, including:

(A)	copies of all documents governing the Pension Scheme and of any related announcements and explanatory booklets; and

(B)	an anonymised list of all Pensionable Employees who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme.

(xxxii)	The documents listed above contain full details of all benefits payable in respect of the Pensionable Employees under the Pension Scheme (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Scheme, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Scheme.

(xxxiii)	Tevva and its Subsidiaries have complied with their automatic enrolment obligations as required by the Pensions Act 2008 (PA 2008) and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of Tevva or any of its Subsidiaries. Full details of this compliance are set out in the Tevva Disclosure Letter including details of any Tevva Employees who have opted out and copies of any opt-out letters in respect of those Tevva Employees.

(xxxiv)	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this agreement. The contributions in respect of the Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule. The Tevva Disclosure Letter contains details of the rates at which contributions to the Pension Scheme are being paid and how they are calculated, and whether they are paid in advance or in arrears.

(xxxv)	Each Tevva Employee Plan that provides death, disability, health or other medical benefits is fully insured by an insurance policy with an insurer of good repute. Tevva is not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside. No Tevva Employee Plan is self-insured or administered on an administrative services only (ASO) basis.

(xxxvi)	No contribution notice or financial support direction under the Pensions Act 2004 has been issued to Tevva, any of its Subsidiaries or to any other person in respect of Pension Scheme and there is no fact or circumstance likely to give rise to any such notice or direction.

(xxxvii)	The Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HM Revenue & Customs might de-register the scheme.

(xxxviii)	No claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by Tevva or its Subsidiaries in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

(xxxix)	None of the Pension Schemes is a defined benefit pension scheme.

(xl)	No Tevva Employee Plan provides health insurance, life insurance or death benefits to current or former employees of Tevva beyond their retirement or other termination of service (including to the spouses, beneficiaries, dependents or survivors of such individuals), other than as required under applicable laws including during any statutory or contractual severance or notice period.

(xli)	No Tevva Employee Plan is, and Tevva does not sponsor, administer or contribute to a (i) “registered pension plan” as defined in subsection 248(1) of the Tax Act; (ii) a “retirement compensation arrangement” as defined in subsection 248(1) of the Tax Act; (iii) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act; (iv) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1; or (v) a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act.

(xlii)	The administrator of each Tevva Employee Plan is in possession of all documents and employee data necessary to administer the Tevva Employee Plan in accordance with its terms and applicable law, and such data is complete, correct and in a form that is sufficient for the proper administration of the Tevva Employee Plan.

(t)	Taxes.

(i)	Tevva and each of its Subsidiaries has: (A) duly and timely filed, or caused to be filed, with the required Governmental Entity all Tax Returns required to be filed by it pursuant to applicable law prior to the date hereof, including but not limited to all United Kingdom Tax Returns for Tevva’s 2021 and 2022 tax years and all such Tax Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes required to have been paid to any Governmental Entity pursuant to applicable law due on or before the date hereof, other than Taxes not yet due and payable and, to the extent disclosed in the Tevva Disclosure Letter, Taxes which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the Tevva Financial Statements; (C) duly and timely withheld, or caused to be withheld, all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely paid or remitted, or caused to be paid or remitted, to the appropriate Governmental Entity such Taxes and other amounts required by law to be paid or remitted by it, except to the extent that such failure has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change in respect of EMV, Tevva, Holdco, Parentco or the Resulting Issuer; and (D) maintained in their possession and control complete and accurate records, invoices, elections, statements and other information in relation to Tax that meet all legal requirements and enable their Tax liabilities to be calculated accurately in all material respects.

(ii)	All Taxes due and owing by Tevva and each of its Subsidiaries, in each instance whether or not shown as due on any Tax Return, have been timely paid. No written claim has ever been made by any Governmental Entity where Tevva or its Subsidiaries do not file Tax Returns that such person is subject to taxation in, or required to file Tax Returns in, such jurisdiction.

(iii)	All Taxes payable by Tevva or any of its Subsidiaries that are not yet due have been adequately reserved for in the Tevva Financial Statements.

(iv)	There are no Encumbrances for Taxes upon (A) any assets of Tevva or any of its Subsidiaries, and/or (B) any equity securities of Tevva or its Subsidiaries.

(v)	There are no outstanding elections, agreements, arrangements or waivers in respect of which Tevva or any of its Subsidiaries are a party extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Tax Return or any payment of any Taxes by, Tevva or any of its Subsidiaries.

(vi)	The Tevva Shares are not “taxable Canadian property” for purposes of the Tax Act.

(vii)	None of Tevva, its Subsidiaries, or the Resulting Issuer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting or use of an improper method of accounting, in each instance relating to transactions entered into or undertaken by Tevva or its Subsidiaries, or accounting methods employed by Tevva or its Subsidiaries, in each instance prior to the Effective Time, (B) settlement arrangements, closing arrangement, or agreement regarding the resolution of any Tax matter with any Governmental Entity, which arrangement or agreement was executed on or prior to the Effective Date by Tevva or any of its Subsidiaries, (C) intercompany transaction involving Tevva or its Subsidiaries that occurred or was reported on or prior to the Effective Date, (D) installment sale or open transaction disposition or arrangement made by Tevva or its Subsidiaries on or prior to the Effective Date, (E) prepaid amount received by Tevva or its Subsidiaries on or prior to the Effective Date, or (F) election made by Tevva or its Subsidiaries pursuant to any Tax Law.

(viii)	Tevva and each of its Subsidiaries is and has always been resident for Tax purposes in the United Kingdom, has not, at any time, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purpose, has not had a permanent establishment, or been liable to register or account for Tax, in any other jurisdiction.

(ix)	No employment related securities (as defined in sections 420 and 421B(8) of the Income Tax (Earnings and Pensions Act 2003) (“ITEPA 2003”)) have been issued or transferred (other than the Tevva Options) and there are no agreements, schemes or promises to make any such issues or transfers by, or under arrangements established by, Tevva or any of its Subsidiaries or any other party, to any current, former or proposed employees or directors of Tevva or any of its Subsidiaries (or to associates of such employees or directors).

(x)	No securities options (as defined in section 420(8) of ITEPA 2003) (other than the Tevva Options) have been granted to any current, former or proposed employees or directors of Tevva or any of its Subsidiaries (or to any nominees or associates of such employees or directors) and there are no agreements, schemes or promises to make any such grant.

(xi)	No liability of Tevva or any of its Subsidiaries to account for PAYE, income tax, national insurance contributions or apprenticeship levy (or equivalent liabilities in any other jurisdiction) will arise on the exercise of the Tevva Options or the disposal of the shares acquired on the exercise of the Tevva Options to Holdco.

(u)	Transactions with Affiliates. Other than those agreements listed in the Tevva Disclosure Letter, none of the Tevva Shareholders, any affiliate of any Tevva Shareholder, any officer, director or affiliate of Tevva and any immediate family member of any of the foregoing persons is a party to or beneficiary of any Contract or transaction with Tevva or its Subsidiaries or has any interest in any property used or owned by Tevva or its Subsidiaries.

(v)	Insurance.

(i)	Tevva maintains on behalf of itself and its Subsidiaries fire (with extended risk and casualty coverage), general liability, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets in the jurisdiction of the United Kingdom and protecting the business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. The Tevva Disclosure Letter sets forth and describes all insurance policies currently maintained by Tevva and its Subsidiaries. Each such insurance policy is valid and subsisting and in good standing, all premiums due thereunder have been paid, no notice of cancellation, nonrenewal or termination has been received by Tevva or any of its Subsidiaries with respect to any such policy, there is no default thereunder or event that, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy, and Tevva and/or one or more of its Subsidiaries is entitled to all rights and benefits thereunder.

(ii)	There are no pending claims under any of such insurance policies and no recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets. Neither Tevva nor any of its Subsidiaries has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of Tevva, there are no circumstances which might entitle Tevva or its Subsidiaries to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(w)	Ordinary Course.

Since January 1, 2021 and except as disclosed in the Tevva Disclosure Letter:

(i)	other than the transactions contemplated in this Agreement, Tevva and each of its Subsidiaries has conducted their respective business only in the Ordinary Course;

(ii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Material Adverse Change in respect of Tevva;

(iii)	except for Ordinary Course adjustments to employees (other than directors or officers), there has not been any material increase in the salary, bonus, or other remuneration payable to any officer or executive employees of any of Tevva or any of its Subsidiaries;

(iv)	there has not been any redemption, repurchase or other acquisition of Tevva Shares by Tevva, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Tevva Shares; and

(v)	there has not been any entering into, or an amendment of, any Material Contract of Tevva, other than in the Ordinary Course.

(x)	Tevva Material Contracts.

(i)	The Tevva Disclosure Letter contains material details of each Material Contract of Tevva and its Subsidiaries.

(ii)	Each Material Contract of Tevva and its Subsidiaries, is legal, valid, binding and in full force and effect and is enforceable by Tevva or a Subsidiary of Tevva, as applicable, and, to the knowledge of Tevva, each counterparty thereto, in accordance with its terms and is the product of fair and arms’ length negotiations between each of the parties to such Material Contract of Tevva and its Subsidiaries.

(iii)	Tevva and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts of Tevva and its Subsidiaries and neither Tevva nor any of its Subsidiaries nor, to the knowledge of Tevva, any other party to any Material Contract, is in breach or default under any such Material Contract, nor does Tevva have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(iv)	Neither Tevva nor any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of Tevva, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default of any Material Contract by any other party to a Material Contract of Tevva or its Subsidiaries.

(v)	Neither Tevva nor its Subsidiaries has received any notice (whether written or oral) that any party to a Material Contract of Tevva or its Subsidiaries intends to cancel, terminate or otherwise modify or not renew its relationship with Tevva or any of its Subsidiaries, and, to the knowledge of Tevva, no such action has been threatened.

(vi)	Provided the Tevva Key Consents are obtained, no party to a Material Contract of Tevva or its Subsidiaries, other than a Contract listed in the Tevva Disclosure Letter, is entitled to terminate or amend such Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with, the Arrangement, the Holdco Share Transfer or the transactions contemplated by this Agreement.

(vii)	To the knowledge of Tevva, any orders agreed to by Tevva under the Material Contracts have either been fulfilled or are in the process of being fulfilled and shall not be affected by the Arrangement.

(viii)	To the knowledge of Tevva, Tevva has not agreed to indemnify any third party in respect of any issue other than those contained in the Material Contracts.

(y)	Environmental Matters.

(i)	Tevva and its Subsidiaries are and, except for matters that have been fully resolved with no continuing or future liabilities (and details of any resolved material matters have been disclosed in the Tevva Disclosure Letter), have been, in compliance in all material respects with all Environmental Laws and neither Tevva nor its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of Environmental Laws or in connection with any Hazardous Substances. There has been no material release of any Hazardous Substances by Tevva or its Subsidiaries at, in, on or under any Tevva Real Property or in connection with Tevva’s and its Subsidiaries’ operations off-site of the Tevva Real Property.

(ii)	There have been no claims, investigations, prosecutions or other proceedings threatened against Tevva or any Subsidiaries or any of their respective directors, officers or employees in respect of the breach of any Environmental Laws or in connection with any Hazardous Substances arising from their use of the Tevva Real Property.

(iii)	All permits required in connection with Environmental Laws in connection with the Tevva Real Property have been obtained and are in full force and effect and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any such permits and there are no conditions of such permits which require or are likely to require any material expenditure.

(iv)	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Tevva Real Properties.

(v)	Neither Tevva nor its Subsidiaries has given any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under Environmental Laws.

(z)	Money Laundering; Anti-Terrorism; Anti-Corruption.

(i)	In this Section (z), “Associated Person” means, in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

(ii)	None of Tevva, its Subsidiaries nor, to the knowledge of Tevva, any Representative thereof, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, failed to disclose fully any contribution, or otherwise not been in compliance with applicable laws in all applicable jurisdictions related to anti-corruption or anti-bribery, including the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or is in violation of any other similar law, or made any payment to any foreign or Canadian governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws.

(iii)	Neither Tevva nor any of its Subsidiaries is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

(iv)	No Associated Person of Tevva or any of its Subsidiaries has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for Tevva and/or any of its Subsidiaries, and Tevva and each of its Subsidiaries has in place adequate procedures, in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010, designed to prevent their Associated Persons from undertaking any such conduct.

(v)	Neither Tevva nor any of its Subsidiaries nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity or any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(vi)	Neither Tevva nor any of its Subsidiaries has been excluded from participation in a public contract as a result of being convicted of bribery or corruption.

(vii)	Neither Tevva nor any of its Subsidiaries has or may have committed an offence under the Criminal Finance Act 2017.

(viii)	The Tevva Disclosure Letter contains details of the prevention procedures (as defined in sections 45(3) and 46(4) of the Criminal Finance Act 2017) that Tevva and each of its Subsidiaries has in place or, if no prevention procedures are in place, evidence of why it is reasonable for Tevva and each of its Subsidiaries to have no such procedures in place.

(ix)	Each of Tevva and its Subsidiaries currently is and, since January 1, 2020, has been, in compliance with applicable laws in all applicable jurisdictions related to (A) economic sanctions administered, enacted or enforced by any Governmental Entity, (B) export controls, (C) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable laws of other countries, (D) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) the importation of goods.

(x)	Neither Tevva nor any of its Subsidiaries has received written notice of nor, to the knowledge of Tevva, any of its Representatives is or has been the subject of, any Proceedings regarding any offense or alleged offense under any of the laws set forth in Sections (z)(i) or (ii) (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of Tevva, there are no circumstances likely to give rise to any such Proceeding.

(aa)	Intellectual Property.

(i)	The Tevva Disclosure Letter sets forth a complete and correct list of all: (A) applied for or registered Tevva Owned IP, including all registrations and all pending applications for all, patents, provisional and patent applications, trademarks, trade names, corporate names, domain names, social media accounts, and copyrights (the “Tevva Registered Owned IP”); (B) material unregistered Tevva Owned IP, including all material common law, unregistered trademarks; and (C) all Material Contracts regarding any Intellectual Property Rights of any person that are licensed for use by Tevva or any Subsidiary of Tevva in its business and operations, as presently conducted.

(ii)	The Tevva Registered Owned IP are subsisting and unexpired, and have not been abandoned, cancelled or challenged by any third party. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Change on Tevva, Tevva and each of its Subsidiaries owns or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of its business as currently conducted, free and clear of Encumbrances.

(iii)	To the knowledge of Tevva, Tevva has not received any notice terminating its license to use any licensed Intellectual Property Rights.

(iv)	To the knowledge of Tevva, all of the Tevva Registered Owned IP are valid and, other than any Tevva Registered Owned IP comprising applications, enforceable.

(v)	To the knowledge of Tevva, the conduct of the business of Tevva, as currently carried on and proposed to be carried on, and the Tevva Owned IP, or the use and commercial exploitation thereof, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any person. Neither Tevva nor any of its Subsidiaries has received written or oral notice asserting that Tevva or any of its Subsidiaries has infringed on any Intellectual Property Rights of any person. To the knowledge of Tevva, no person is infringing, misappropriating, or otherwise violating the Tevva Owned IP.

(vi)	Tevva has taken all commercially reasonable steps to protect the Tevva Owned IP and use of Intellectual Property Rights licensed by Tevva comprising confidential information in each case in accordance with industry practice for companies of a similar size and nature, including but not limited to carrying out a freedom to operate analysis where necessary, executing any necessary assignment and paying any license fees. To the knowledge of Tevva, none of the Tevva Owned IP was developed using funding from the government, universities, or other academic institutions.

(vii)	Tevva is not a party to or bound by any Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects (A) any of the Tevva Owned IP or (B) any of the Intellectual Property Rights licensed to or used by Tevva, the loss of which would have a Material Adverse Change on Tevva. Neither Tevva nor any of its Subsidiaries has granted to any person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Tevva Owned IP. Neither Tevva nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any person in respect of its use or license of any material Intellectual Property or Intellectual Property Rights in the operation of its business, other than license, maintenance or other fees for software paid in the Ordinary Course.

(viii)	The transactions contemplated by this Agreement and the Tevva Transaction Resolutions will not affect Tevva’s or any of its Subsidiaries’ rights in any Tevva Owned IP, trigger any additional obligations on Tevva or any of its Subsidiaries, or otherwise adversely affect Tevva’s or any of its Subsidiaries’ rights to commercialize the Tevva Owned IP.

(ix)	To the knowledge of Tevva, no material confidential information of Tevva or any of its Subsidiaries has been disclosed to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with Tevva’s reasonable business practices.

(x)	Each Trade Secret material to Tevva and/or its Subsidiaries is appropriately documented and the documentation in possession of Tevva and/or its Subsidiaries related to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain the Trade Secrets and allow their full and proper use by Tevva without reliance on the knowledge or memory of any individual. Tevva has taken reasonable precautions to protect the secrecy, confidentiality and value of its and its Subsidiaries’ Trade Secrets. Any disclosures of Trade Secrets have been made under a written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. No Trade Secret of Tevva or its Subsidiaries is currently subject to any adverse claim or has been challenged or to the knowledge of Tevva, threatened in any way. No Trade Secrets of Tevva or its Subsidiaries are co-owned or jointly-owned with any person. To the knowledge of Tevva, no confidential or proprietary information owned by any person (other than Tevva, its directors, officers or employees) has been incorporated into any Trade Secret of Tevva or its Subsidiaries. No Trade Secret of Tevva or its Subsidiaries is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to persons other than Tevva under any conditions.

(xi)	Tevva has taken commercially reasonable measures to ensure that confidential information of Tevva and its Subsidiaries and Tevva Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of Tevva, no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or Tevva Data has occurred within the past three years.

(xii)	All persons, including current and former founders, executives, employees and contractors of Tevva, who contributed in any material respect to any Intellectual Property Rights on behalf of Tevva or any of its Subsidiaries, including any Tevva Owned IP, during the course of their employment or engagement or other association with Tevva or any of its Subsidiaries have executed enforceable assignment agreements that assign to Tevva or its Subsidiaries all of such founders’, executives’, employees’ or contractors’ rights in such Intellectual Property Rights to the extent that such Intellectual Property Rights do not otherwise automatically vest initially in Tevva or its Subsidiaries as a work-made-for-hire or otherwise by operation of applicable employment law. All such persons have waived all moral rights in and to the Tevva Owned IP.

(xiii)	To the knowledge of Tevva, there are no competitor patents currently in force or application stage which prevent Tevva from exploiting the Tevva Intellectual Property Rights necessary for the conduct of its business as currently conducted.

(bb)	Software.

(i)	The Tevva Disclosure Letter sets forth a full, complete and true list of the Software used in Tevva’s or its Subsidiaries’ business, including and identifying all Software components owned by Tevva or its Subsidiaries (“Tevva Software”) and all Software licensed from third parties, including without limitation identifying all open source software (“Tevva Third Party Software”) excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)	The Software used in Tevva’s (and any of its Subsidiaries’) businesses is in good working order and condition, conform to the applicable specifications and documentation, and performs the functions and operations intended by Tevva or the applicable third party.

(iii)	Except for the Tevva Third Party Software listed in the Tevva Disclosure Letter:

(A)	Tevva (or any of its Subsidiaries) is the sole and exclusive owner of, or has valid and enforceable rights to use, sell, license, and assign all Tevva Software free and clear of any liens, encumbrances, claims, or restrictions of any kind; and

(B)	the Tevva Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities.

(iv)	Copies of all material license and maintenance agreements for the Tevva Third Party Software have been made available by Tevva to EMV.

(v)	No person has been provided a copy of the Tevva Software except pursuant to a license.

(vi)	Other than components made available to Tevva under permissive open source code licenses, all copies of the source code and related documentation for all Tevva Software are securely located at Tevva’s premises at the applicable address specified in the Tevva Disclosure Letter. No source code or related documentation forming part of the Tevva Software is subject to escrow.

(vii)	The source code or related documentation of any Tevva Software has not been disclosed to any third party. None of the Tevva Software is subject to a ‘copyleft’ open source code license or to any license requiring the present or future public disclosure of its source code. None of the Tevva Software used in Tevva’s business is subject to a ‘copyleft’ open source code license or to any license that as used by Tevva or its Subsidiaries requires (A) the present or future public disclosure of its source code or (B) the license or other provision of any Tevva Software used in Tevva’s (and any of its Subsidiaries’) business on a royalty-free basis, or (C) allow any person to decompile, disassemble or otherwise reverse engineer any Tevva Software, and Tevva and its Subsidiaries are in compliance with any restrictions and requirements for any copyleft open source code licenses. As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in Tevva’s (and any of its Subsidiaries’) business. As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software used in Tevva’s (and any of its Subsidiaries’) business.

(viii)	Except as listed in the Tevva Disclosure Letter, there are no material problems or material defects in the Software used in Tevva’s (and any of its Subsidiaries’) business including bugs, logic errors or failures of the Software used in Tevva’s (and any of its Subsidiaries’) business to operate as described in the related documentation, and, except for such disclosed material problems or material defects, the Software used in Tevva’s (and any of its Subsidiaries’) business operates substantially in accordance with its documentation and specifications and has no other material problems or defects.

(ix)	The finished and commercially ready Software used in Tevva’s (or any of its Subsidiaries) businesses does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable or otherwise impair Software or data, other software, operating systems, computers, networks or equipment with which the finished and commercially ready Software interacts.

(cc)	Information Technology Systems. The IT Systems of Tevva and its Subsidiaries are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of Tevva and its Subsidiaries. In the three years prior to the date of this Agreement, there has been no unauthorized access, use, intrusion, or failure, breakdown or continued substandard performance of any IT System that has caused (i) a material disruption or interruption in or to the operation of any business of Tevva or any of its Subsidiaries or (ii) material loss, destruction, damage, or harm of or to Tevva (or any of its Subsidiaries) or its operations, personnel, property, or other assets. Tevva has taken steps consistent with applicable industry best practices, to protect the integrity and security of the IT Systems of Tevva and the data and other information stored thereon. Tevva has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business in an attempt to avoid material disruption to, or material interruption in, the conduct of such business. Tevva has taken appropriate measures in accordance with industry practices to ensure disaster recovery and business continuity plans in the event of disaster or emergency.

(dd)	Data Protection.

(i)	The following definitions apply to this Section (dd):

(A)	“Data Protection Laws” means the EU GDPR, the UK GDPR, the Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data or privacy of electronic communications which are from time to time applicable to Tevva or any of its Subsidiaries (or any part of their business) and any laws that replace, extend, re-enact, consolidate or amend any of the foregoing;

(B)	“EU GDPR” means the General Data Protection Regulation (EU) 2016/679;

(C)	“International Organisation” has the meaning given to it in applicable Data Protection Laws from time to time;

(D)	“Personal Data” has the meaning given to that term in the UK GDPR;

(E)	“Personal Data Breach” has the meaning given to it in applicable Data Protection Laws from time to time;

(F)	“Processor” has the meaning given to that term in applicable Data Protection Laws from time to time; and

(G)	“UK GDPR” has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

(ii)	Tevva and its Subsidiaries have complied at all times and in all respects with the Data Protection Laws and there are no facts or circumstances likely to give rise to any allegation of non-compliance with such Data Protection Laws.

(iii)	Tevva and its Subsidiaries have complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this Agreement.

(iv)	Except as set forth in the Tevva Disclosure Letter, neither Tevva nor its Subsidiaries have suffered any breach of security or unauthorized access to, loss of, theft of, or unauthorized use, modification, disclosure or other material misuse of confidential information, Tevva Data or Personal Data.

(v)	Neither Tevva nor any of its Subsidiaries has received any:

(A)	notice, request, correspondence or other communication from any governmental or state agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws and there is no threatened such notice, request, correspondence or other communication or enforcement action and neither Tevva nor any of its Subsidiaries are aware of any facts or circumstances which could lead to any such notice, request, correspondence or other communication or enforcement action; or

(B)	claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, to the knowledge of Tevva there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action and to the knowledge of Tevva there is no threatened such notice, request, correspondence, communication, claim, complaint or enforcement action and neither Tevva nor any of its Subsidiaries are aware of any facts or circumstances which could lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

(vi)	Tevva and its Subsidiaries have:

(A)	not processed Personal Data without having a legal basis under Data Protection Laws to carry out such processing;

(B)	only collected Personal Data for specified, explicit and legitimate purposes in accordance with Data Protection Laws and has not further processed such Personal Data in a manner inconsistent with those purposes;

(C)	maintained complete, accurate and up to date written records of all categories of processing activities that it has carried out as required under Data Protection Laws, copies of which are included in the Tevva Disclosure Letter;

(D)	ensured, as required pursuant to applicable law, that Personal Data that it has processed is accurate and, where necessary, kept up to date;

(E)	ensured that the period for which Personal Data is stored is limited to a strict minimum in accordance with Data Protection Laws;

(F)	ensured that it is only processing such Personal Data as is adequate, relevant and limited to what is necessary for the purpose for which it is processing the Personal Data in accordance with Data Protection Laws;

(G)	attached to the Tevva Disclosure Letter complete, accurate and up-to-date copies of all data protection impact assessments;

(H)	in place arrangements in respect of its business to respond to any Personal Data Breach in accordance with the requirements of the Data Protection Laws;

(I)	where the EU GDPR applies, disclosed or transferred Personal Data outside the European Economic Area or to any International Organisation (as defined in the EU GDPR) in accordance with all applicable requirements under the EU GDPR;

(J)	where the UK GDPR applies, disclosed or transferred Personal Data outside the UK or to any International Organisation (as defined in the UK GDPR) in accordance with all applicable requirements under the UK GDPR;

(K)	complied with all applicable requirements under the Data Protection Laws relating to the disclosure or transfer of Personal Data outside the UK;

(L)	undertaken appropriate due diligence on any third parties they have appointed to process any Personal Data;

(M)	an agreement is in place with all data Processors in accordance with Article 28 of the UK GDPR or (as applicable) EU GDPR and have disclosed in the Tevva Disclosure Letter full details of, and provided to EMV copies of, all agreements and arrangements under which Personal Data is shared by Tevva or its Subsidiaries with any data Processor or by any data Processor with Tevva or its Subsidiaries with regard to its business;

(N)	an agreement or arrangement is in place with all joint Controllers in accordance with Article 26 of the UK GDPR or (as applicable) EU GDPR and have disclosed in the Tevva Disclosure Letter full details of, and provided to EMV copies of, all agreements and arrangements under which Personal Data is shared by Tevva or its Subsidiaries with any data Controller or by any data Controller with Tevva or its Subsidiaries with regard to its business;

(O)	implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by Tevva or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected;

(P)	put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables Tevva and the Processors to comply with the related requirements of the Data Protection Laws;

(Q)	having carried out an audit or investigations into the processing activities carried out by any data Processor processing Personal Data on its behalf, not revealed any suspected, actual or threatened occurrence of breach of Data Protection Laws;

(R)	introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Tevva Disclosure Letter), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(S)	obtained all necessary consents and authorizations to store, gain access to, collect, use, disclose, retain, process and transmit any data including Personal Data to the extent required by Data Protection Laws in connection with the operation of the business as currently conducted;

(T)	appointed a data protection officer if required to do so under the Data Protection Laws, and details of such appointment are set out in the Tevva Disclosure Letter; and

(U)	issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws and at all times have complied with such privacy notices. The Tevva Disclosure Letter identifies each Tevva Privacy Policy currently in effect.

(vii)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including any use, transfer or disclosure of Personal Information and Personal Data resulting from such transactions, will not violate any applicable privacy law or the Tevva Privacy Policies.

(ee)	Canada’s Anti-Spam Legislation.

(i)	Tevva is currently in compliance with and has always complied with all applicable CASL provisions since the effective date of such provisions.

(ii)	Tevva has implemented policies and procedures that comply with CASL, and Tevva has operated in accordance with such policies and procedures at all times.

(iii)	No person (including any Governmental Entity) has commenced any complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action relating to Tevva’s CASL compliance, or, to the knowledge of Tevva, threatened any such complaint, claim, proceeding, litigation, investigation, inquiry, or enforcement action.

(ff)	Finance and Guarantees.

(i)	The Tevva Disclosure Letter contains full particulars of all money borrowed by Tevva and each of its Subsidiaries in an amount greater than $150,000, and all financial facilities currently outstanding or available to Tevva or any of its Subsidiaries in an amount greater than $150,000, including copies of all related documentation.

(ii)	To the knowledge of Tevva, there are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to Tevva or any of its Subsidiaries or which may result in an amendment of their terms.

(iii)	No Encumbrance over any of the assets of Tevva or its Subsidiaries is now enforceable and there are no circumstances likely to give rise to such enforcement.

(iv)	Other than the Security Document (full details of which are contained in the Tevva Disclosure Letter), no Encumbrance, guarantee, indemnity or other similar security arrangement has been entered into, given or agreed to be given by:

(A)	Tevva, any of its Subsidiaries or any third party for any indebtedness or other obligations of Tevva or any of its Subsidiaries; or

(B)	Tevva or any of its Subsidiaries for any indebtedness or other obligations of any third party.

(v)	Neither Tevva nor any of its Subsidiaries has any outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to Tevva or any of its Subsidiaries other than debts that have arisen in the normal course of business.

(gg)	Consents and Authorizations.

(i)	Tevva and each of its Subsidiaries holds all (i) Authorizations and (ii) licences, consents, permits and authorities, other than the Authorizations, necessary to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement (“Consents”). Details of the Consents and Authorizations, and copies of all related documentation, have been included in the Tevva Disclosure Letter.

(ii)	Each of the Consents and Authorizations is valid and subsisting, and neither Tevva nor any of its Subsidiaries is in breach of the terms or conditions of the Consents and Authorizations (or any of them).

(iii)	There is no reason why any of the Consents or Authorizations may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms

(hh)	Defective Products and Services.

(i)	Neither Tevva nor any of its Subsidiaries has manufactured or sold any products or supplied any services that were at the time they were manufactured, sold or supplied or are, or to the knowledge of Tevva will become, faulty or defective, or that did not or do not comply with any:

(A)	warranties or representations expressly or impliedly made by or on behalf of Tevva or any of its Subsidiaries in connection with such products or services; or

(B)	laws, regulations, standard and requirements applicable to such products or services.

(ii)	No proceedings have been started, are pending or, to the knowledge of Tevva, have been threatened against Tevva or any of its Subsidiaries:

(A)	in which it is claimed that any product manufactured or sold by Tevva or any of its Subsidiaries is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

(B)	in respect of any services supplied by Tevva or any of its Subsidiaries.

(iii)	There are no disputes between Tevva or any of its Subsidiaries and any of their respective customers, clients or any other third parties in connection with any products or services manufactured, sold or supplied by Tevva or any of its Subsidiaries.

(ii)	Inventory.

(i)	The assets included in the Tevva Balance Sheet, together with any assets acquired since the date of the Tevva Balance Sheet and all other assets used by Tevva or any of its Subsidiaries in connection with its business (except for those disposed of in the normal course of business) are:

(A)	legally and beneficially owned by either Tevva or its Subsidiaries, and the relevant owner has good and marketable title to such assets; and

(B)	in the possession and control of Tevva or its Subsidiaries.

(ii)	In all material respects, the inventory (including work-in-progress) of Tevva and its Subsidiaries:

(A)	is in good condition and is capable of being sold in the Ordinary Course of Tevva and/or its Subsidiary’s business in accordance with its current price list without discount, rebate or allowance;

(B)	is not excessive and is adequate in relation to the current trading requirements of its business and none of the inventory is obsolete, slow moving, unusable or unmarketable or includes returned goods; and

(C)	fully complies with all applicable laws, regulations, standards (including British and European standards) and specifications agreed with customers.

(jj)	Competition.

(i)	The following definition applies to this Section (ii):

“Competition Laws” means the national and directly effective legislation of any jurisdiction in which Tevva or its Subsidiaries conduct business which from time to time governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

(ii)	Neither Tevva nor any of its Subsidiaries is or has been engaged in any agreement, arrangement, practice or conduct which involves or constitutes an infringement of the Competition Laws and none of their respective directors, officers or employees is or has been engaged in any activity involving or constituting an offence or infringement under the Competition Laws.

Schedule H –
Representations and Warranties of Holdco

(a)	Organization and Qualification. Holdco is a corporation duly incorporated and existing under the laws of the Province of British Columbia and is up-to-date in respect of all material corporate filings and is in good standing under the Business Corporations Act (British Columbia). Holdco has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Holdco is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of it.

(b)	Corporate Authority. Holdco has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance by Holdco of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of Holdco and no other corporate proceedings on the part of Holdco is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, other than the Holdco Arrangement Resolution.

(c)	Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by Holdco, and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a legal, valid and binding agreement of Holdco enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	Government Authorization. The execution, delivery and performance by Holdco of this Agreement and the consummation by Holdco of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order and (ii) the Final Order.

Schedule I –
Representations and Warranties of Parentco

(a)	Organization and Qualification. Parentco is a corporation duly incorporated and existing under the laws of the Province of British Columbia and is up-to-date in respect of all material corporate filings and is in good standing under the Business Corporations Act (British Columbia). Parentco has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. Parentco is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, and has all Authorizations required to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Change in respect of it.

(b)	Corporate Authority. Parentco has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance by Parentco of this Agreement and the consummation of the transactions contemplated hereby, including the Arrangement, have been duly authorized by all necessary corporate action on the part of Parentco and no other corporate proceedings on the part of Parentco is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement.

(c)	Enforcement and Binding Obligation. This Agreement has been duly executed and delivered by Parentco, and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a legal, valid and binding agreement of Parentco enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	Government Authorization. The execution, delivery and performance by Parentco of this Agreement and the consummation by Parentco of the transactions contemplated hereby or by any document referred to or contemplated in connection with this Agreement, including the Arrangement, does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order and (ii) the Final Order.